As filed with the U.S. Securities and Exchange Commission on December 7, 2007
Registration No. 333-__________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELLIGENTIAS, INC.
(Name of small business issuer in its charter)

Nevada	7389	20-1703887
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065 (650) 632-4526 (Address and telephone number of principal executive offices)

303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065 (650) 632-4526 (Address of principal place of business or intended principal place of business)

Luigi Caramico
President
Intelligentias, Inc.
303 Twin Dolphin Drive, 6th Floor
Redwood City, California 94065
(Name, address and telephone number of agent for service)

Copy to:

Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue - 15th Floor
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share (“Common Stock”)(2)	12,500,000	$1.35	(3)	$16,875,000	$518.07
Common Stock (4)	6,250,000	$1.25	(5)	$7,812,500	$239.85
Common Stock (6)	5,000,000	$1.80	(5)	$9,000,000	$276.30
Total Registration Fee	—	—		—	$1,034.22

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Represents shares of common stock issuable upon conversion of series A convertible preferred stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on December 4, 2007.

(4)	Represents shares of common stock issuable upon exercise of warrants at an exercise price of $1.25 per share.

(5)	Calculated pursuant to Rule 457(g).

(6)	Represents shares of common stock issuable upon exercise of warrants at an exercise price of $1.80 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2007

INTELLIGENTIAS, INC.

23,750,000 Shares

Common Stock

This prospectus relates to the sale of up to 23,750,000 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 12,500,000 shares of common stock issuable upon conversion of series A convertible preferred stock and 11,250,000 shares of common stock issuable upon exercise of warrants to purchase common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to a registration rights agreement with the selling stockholders, we are obligated to register these shares issuable upon conversion of series A convertible preferred stock and exercise of the warrants. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement or lock-up agreement limiting the number of shares they may sell. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol ITLI. The high and low bid prices for shares of our common stock on December 4, 2007, were $1.38 and $1.32 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____ __, 200_.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Overview of Our Business

Intelligentias is positioned to be a leading provider of forensic data retention software for telecommunications companies, Internet service providers (ISPs), businesses and law enforcement agencies. Data forensics is the near real-time analysis of massive data pools suitable for courts of law, equity or arbitration forums. Currently, telecom-service providers use our software - which we call our Data Retention Suite, or DRS - to keep track of the telephone calls made by their customers, ISPs use it to keep track of the Internet activities (such as websites visited) of their subscribers, and law enforcement agencies use it to detect criminal activities and aid in the prosecution of perpetrators. Our software, which has been developed, tested and continually enhanced over the last eight years, is already successfully capturing and storing tens of billions of data transactions every day. With our recent acquisition of Datakom GmbH, we also provide lawful interception and network monitoring software solutions throughout Europe to government agencies and major corporations.

In response to law enforcement concerns, governments around the world are enacting strict data retention and related legislation to aid in the monitoring and apprehension of criminals. Driven by the terrorist attacks in New York and Washington, D.C. on September 11, 2001, in Madrid in March 2004 and in London in July 2005, this trend continues to be strengthened in order to ensure national security and aid in the seizure and arrest of terrorists. In May 2006, the European Union enacted new Directive 2006/24/EC (the E.U. Data Retention Directive) that mandates the retention of all data traffic generated by fixed and mobile telephony communication, as well as Internet access, Internet telephony and Internet messaging for a period of a minimum of six months to a maximum of two years. The aim of the E.U. Data Retention Directive and other legislation is to enable law enforcement agencies to quickly investigate and prosecute terrorists, pedophiles, drug dealers and other criminals. European telecom companies and ISPs will need to comply with the obligations contained within the E.U. Data Retention Directive once E.U. member states have enacted the legislation into domestic law.  E.U. member states had until September 15, 2007 to enact the legislation. Fixed and mobile telephony data retention must be implemented by March 15, 2008. There is an optional deadline to further enact the provisions regarding Internet access, Internet telephony and e-mail until March 15, 2009. Failure to comply may result in serious consequences for communications providers.

In the United States, the latest data retention initiative is part of the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act), introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007. If enacted as proposed, the SAFETY Act would require ISPs to retain records on subscribers and give the U.S. Attorney General powers to establish retention regulations on subscriber data, with possible fines and prison terms for noncompliance. The data retention trend has also affected the corporate world. In the United States, new Federal Rules of Civil Procedure guidelines went into effect as of December 1, 2006. The rules, set by the U.S. Supreme Court, expand the types of electronically-stored information that companies could be required to produce in a lawsuit. In the future, we believe companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.

For our DRS software, we employ a software licensing model that includes an upfront license fee, installation and customization fees and maintenance fees. We also utilize pricing tiers that are based on the number of data transactions to be processed and stored. In the future, we expect that our average new licensing contract will generate a $2.0 million initial fee, and that new contracts will range from $1.0 million to $7.0 million.

Because of the E.U. Data Retention Directive mandate, our immediate target customers are domiciled in the European Union countries. They are medium (5 million subscribers) to large (10 to 15 million plus subscribers) telecom operators and medium (1 million subscribers) to larger (2 to 5 million subscribers) ISPs. We are also seeking to sell DRS through large system integrators. These companies integrate our DRS software into telecom-service providers and ISPs. DRS is already in use by several telecom-service providers and ISPs including Telecom Italia SpA and FastWeb SpA, and by Ferrovie Dello Stato (the Italian railroad) and the Italian Ministry of Defense. As more stringent data retention laws are enacted in the United States, Latin America and throughout Asia, we intend to target customers with similar profiles in these regions.

We operate within our industry under the trade name Intelligentias and through our current wholly-owned operating subsidiaries: Retentia, Inc. and Interceptia, Inc. Retentia provides homeland security, data retention and forensics software and services. Interceptia is our lawful intercept company, focusing on lawful interception (wiretapping) of telecommunications by law enforcement authorities and intelligence services.

During 2008 and 2009, we also expect to launch operations through our wholly-owned subsidiaries Investigatia, Inc., Spectia, Inc., Discoveria, Inc., Offendia, Inc. and Recoveria, Inc. Investigatia will focus on fraud detection, identity theft mitigation, identity authentication and verification. Spectia will focus on video surveillance by law enforcement authorities and intelligence services. Discoveria will focus on e-discovery within the small and medium-sized business market. Recoveria will focus on e-recovery within the small and medium-sized business market, and Offendia will focus on the identification and prosecution of sexual offenders in the social networking market.

Our Growth and Expansion Strategy

Our current focus is to expand Retentia’s business and the penetration of our DRS software in our target markets, notably Europe, the United States, South America, the Middle East and Southeast Asia, particularly as these populated regions adopt and strengthen their data retention laws. For instance, in the United States, with a population of approximately 300 million, there are more than 600 million combined landline, cellular and Internet subscribers. Given current legislative trends, we view the U.S. market as an equally receptive environment for our data retention software. We intend to accomplish organic growth by expanding our sales channel, developing our in-house channel support, extending our product line, building our industry position, and accelerating our sales and marketing efforts.

We have also identified several well-positioned companies as potential acquisition targets. Areas of specific interest to us are data retention, lawful interception, forensic investigation - to detect anomalous behavior - and preemptive analysis, such as bank fraud detection and management. The companies we have identified provide what we believe are complementary software and/or technology platforms, existing customer bases in various niche or regional markets and trained professional employees. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that any acquisitions will be successfully completed by us.

Acquisition of Datakom GmbH

On June 7, 2007, we acquired all of the outstanding stock and business activities of Datakom GmbH of Germany for total consideration of $10,500,000 in cash and 14,000,000 restricted shares of our common stock. Of the cash consideration, $2,000,000 was immediately paid and the remaining $8,500,000 is payable by June 2008. For more than 20 years, Datakom has specialized in the network monitoring and intelligence gathering business, with a focus on information sent via telecommunications systems and the Internet.

Datakom, along with its wholly-owned subsidiary Gten AG, provides monitoring, network security and lawful interception (wiretapping) software and services to ISPs, telecommunications companies, law enforcement agencies and other government agencies in Germany, Africa and the Middle East. Founded in 1986, Datakom has deployed its technology in more than 10,000 customer installations. Datakom’s proprietary and patented technology enables its customers to legally identify, control, shape, re-direct and duplicate network traffic. Its solutions are designed to simplify network architecture and support existing protocols with no impact on network performance. We intend to market Datakom’s products in Europe, the Middle East and Africa under the Datakom and Gten brand names and under our Interceptia brand in the United States and other parts of the world.

Our DRS Software Solution

Our existing DRS software product provides for data capture, storage and subsequent forensics examination of multiple data sets, including phone and web-surfing records. We have engineered and developed our DRS software internally and, while it is not currently patented, it is proprietary and protected under international trade secret laws. DRS is built on a file system-based technology that uses less storage space and has faster response times than those of relational database management systems. DRS also uses a distributed architecture that allows very large scalability. It has near real-time data analysis and reporting capability, preserves security and access control in complete accordance with the European Union and other directives, requires less hardware and takes less time to install and maintain, making it significantly less expensive than competing systems.

Our DRS software is installed in server hardware located within our customers’ data centers. These data centers are secure facilities and are off limits to unauthorized personnel. Our software captures, compresses and stores the call detail records (CDRs) and the Internet protocol detail records (IPDRs) of the traffic as it passes through our customers’ infrastructure. Telephonic CDRs include information on who placed the call, who was being called, the physical location of the call, the length of the call, unanswered calls, and other related information. CDRs do not include the actual content of the call. IPDRs track Internet activities (like websites visited), IP address, MAC address and other important information.

When tracking criminal activities and identifying suspects, law enforcement agencies find that web-surfing and phone records can be especially useful in apprehending and prosecuting criminals. In the past, service providers only kept these records for short periods of time, sometimes only hours or days as in the case of web-surfing records. The lack of historic call and web-surfing information has been a deterrent to the swift apprehension of criminals and, as a result, law enforcement agencies have been pushing for laws that lengthen the required data retention periods.

In order for law enforcement agencies to actually view the retained data, they must first obtain a court order. That court order is then directed to the service provider who in turn opens a case within our DRS Workflow Manager interface. Our software enables an authorized representative from the law enforcement agency to view the suspect’s call and web-surfing records via private fax, or in near real-time via a dedicated and encrypted service line.

Scope of the New Data Retention Era

Under the E.U. Data Retention Directive, communications traffic and location data generated by almost 500 million people will need to be retained. According to the Europe (Western) - Telecoms, Mobile & Broadband Overview and Analysis 2006, the European Union has more than 850 million fixed, mobile and Internet subscribers. In the near to intermediate future, call detail records for every telecom customer, and Internet protocol detail records for every Internet user, will need to be retained and stored in massive databases, with robust search capabilities and tailored reporting functionality. We expect that once the E.U. Data Retention Directive is fully in effect, industry data retention requirements will expand exponentially. For instance, we estimate that a medium-sized landline provider with 5 million subscribers will have to archive 100 million transactions per day (based on 10 calls per subscriber, and two events - origination and termination - per call). Over a two-year period, this service provider will amass approximately 73 billion transactions that must be retained for access by law enforcement in a specified format and in near real-time.

The typical wireless carrier is an even larger generator of CDRs. Based on our experience, mobile telephony providers generate several more daily transactions, per subscriber, than fixed carriers. The reasons for the larger transaction volume include the movement of subscribers (from cell to cell) and increased service options, including text messaging. While cellular voice calls and text messaging sessions may last only a couple of minutes, they generate many incremental transactions that require retention, such as initiation of the call, location of the caller, movement of the caller from tower to tower, identification of each incoming and outgoing text message, and termination of the call.

Even though the data retention requirements of fixed and mobile telephony carriers are vast, they are overshadowed by the transaction volume associated with ISPs. Web surfing, e-mail communications, blogging, voice-over-Internet and instant messaging activities all contribute to the data that must be retained. When a user accesses a particular web page, that page may contain 20 or 30 different links to other websites. The new European Union legislation requires an ISP to effectively recreate the links within a particular web page, as of the moment in time it was visited by the user. Therefore, an active Internet surfer may generate thousands of transactions (each individual web page link is considered an event or transaction) per day. For illustration purposes, the Yahoo! Finance home page is composed of 39 links.

With respect to e-mail traffic, the time, date, sender address and receiver address must be tracked. Each sent e-mail message is considered three distinct transactions: identification of the sender’s server, the receiver’s server and the receiver’s e-mail address. With respect to instant messaging (IM), each message is considered a transaction. During the course of an IM session, multiple transactions usually occur. At the present time, our largest customer in terms of transaction volume per day is FastWeb SpA, Italy’s second largest Internet broadband provider and one of the country’s largest fixed-line phone providers with an estimated 13 million subscribers. At its current run rate, FastWeb is generating 12 billion transactions per day and since becoming a customer about one year ago has produced more than 2.0 trillion data records. By comparison, Google’s “purpose built” search solution has indexed approximately 25 billion web pages over the last eight years. Given the sheer magnitude of the new data storage, indexing and quick retrieval requirements, we believe that our DRS software is the only comprehensive solution that meets all of the European Union mandates, giving us a first mover advantage is this emerging field.

Corporate Information

Our corporate headquarters are located at 303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065, and our telephone number is (650) 632-4526. We also have offices in Rome, Italy, and our Datakom subsidiary has offices in Munich, Bremen and Pyrmont, Germany. We maintain corporate websites at www.intelligentias.com and www.retentia.com. The contents of these websites are not part of this prospectus and should not be relied upon with respect to this offering.

About this Prospectus

This prospectus relates to the public offering, which is not being underwritten, of up to 23,750,000 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 12,500,000 shares of common stock issuable upon conversion of series A convertible preferred stock and 11,250,000 shares of common stock issuable upon exercise of warrants to purchase common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The shares of common stock being offered by this prospectus relate to our October 19, 2007 private placement, in which we raised aggregate gross proceeds of $10,000,000 through the sale of our series A convertible preferred stock and warrants to purchase common stock to three affiliated funds managed by Kingdon Capital Management, LLC. For a more detailed discussion regarding this private placement, please see “Selling Stockholders - Kingdon Capital Private Placement.”

The number of shares being offered by this prospectus represents 100% of our total outstanding preferred stock, approximately 21% of our total outstanding common stock and approximately 17% of our total combined outstanding voting common and preferred stock, as of December 6, 2007. The number of shares issuable upon the conversion of series A convertible preferred stock and exercise of the warrants presents dilution to our current stockholders and may have an adverse effect on the market price of our common stock.

THE OFFERING

Common stock offered by the selling stockholders:

•      Maximum number of shares that may be issued upon conversion of series A convertible preferred stock

•      Maximum number of shares that may be issued upon exercise of warrants

Total
12,500,000 shares 11,250,000 shares 23,750,000 shares
Common stock outstanding	114,555,468 shares (1)

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash from the exercise price upon exercise of the warrants, which would be used for working capital purposes.

OTC Bulletin Board symbol	ITLI

(1)
As of December 6, 2007. Does not include 12,500,000 shares of common stock issuable upon conversion of shares of our series A convertible preferred stock, and 26,025,595 shares of our common stock that are reserved for issuance pursuant to outstanding warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We only recently acquired the full business operations of Systeam Italy and Datakom, and are currently transitioning them; as a result, we may be subject to some or all of the risks inherent in the establishment of a new business enterprise. An investment in our company will be more difficult to evaluate than an investment in other companies.

We only recently acquired the full business operations of Systeam Italy and Datakom, and are currently transitioning those operations to our own. Through the date of this prospectus, however, we have had limited operations. As a result of this recent change, we believe our operations may be subject to some or all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business with worldwide operations, the commencement of full-scale operations and the competitive security environment in which we intend to operate. For the year ended December 31, 2006, Systeam Italy and Datakom had revenues of $1.6 million and $7.1 million, respectively, and net losses of $1.9 million and $90,000, respectively. We can give no assurance that we will have profitable operations this year or in future years, on an actual basis.

If we do not obtain at least $8,500,000 in net proceeds from subsequent financings, we may not be able to make the contractually required payment to Datakom and we may be forced to unwind the Datakom acquisition and slow down our expansion plans, which could cause our results of operations to be stagnant for an indefinite period of time.

Our funding needs are significant in order to make the contractually required payment to Datakom GmbH. We are required to pay $8,500,000 in cash pursuant to the terms of our agreement to acquire Datakom. Our existing cash reserves and expected cash receipts will not provide all the funds necessary for the remaining cash portion of the acquisition. We will require additional funds to complete the Datakom acquisition. In the event of our default on the additional cash payment of $8,500,000 to Datakom, the acquisition can be “unwound,” at Datakom’s option, and we will lose $1,000,000 in liquidated damages and the 14,000,000 restricted shares of common stock previously paid will not be returned. There can be no assurance that any subsequent financing will occur or result in significant proceeds for us. If we do not obtain at least $8,500,000 in net proceeds from subsequent financings (or otherwise), we may not be able to make the contractually required payment to Datakom and we may be forced to unwind the Datakom acquisition and slow down our expansion plans, which could cause our results of operations to be stagnant for an indefinite period of time.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features and reliability of our existing products and services, our business and operating results could be adversely affected.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades and services on a timely basis. We have in the past incurred, and will continue to incur, significant research and product development expenses as we strive to remain competitive. New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•	managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected,

•	adapting to emerging and evolving industry standards and to technological developments by our competitors and customers,

•	extending the operation of our products and services to new platforms and operating systems,

•	entering into new or unproven markets with which we have limited experience,

•	managing new product and service strategies,

•	incorporating acquired products and technologies, and

•	developing or expanding efficient sales channels.

If we are not successful in managing these risks and challenges, or if our new products, product upgrades and services are not technologically competitive or do not achieve market acceptance, we could have expended substantial resources and capital without realizing sufficient revenues in return, and our business and operating results could be adversely affected.

Fluctuations in demand for our products and services are driven by many factors and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including competition, product obsolescence, technological change, budget constraints of our actual and potential customers, level of phone and Internet usage, and other factors. While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales. For example, we expect to experience a higher than expected rate of growth in sales of our DRS software that we believe is being spurred by new E.U. data retention directives. If these laws are repealed or terrorist and other threats fluctuate, the growth rates in sales of our software may be impacted. If demand for our products declines, our revenues and gross margins could be adversely affected.

We operate in a highly competitive security software environment, and our potential competitors may gain market share in the markets for our products that could adversely affect our business and cause our revenues to decline.

We operate in intensely competitive markets that experience rapid technological developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges or if existing or new competitors gain market share in any of our markets, our competitive position could weaken and we could experience a drop in revenues that could adversely affect our business and operating results. To compete successfully, we must maintain a successful research and product development effort to develop new products and services and enhance existing products and services, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategy, and effectively adapt to technological changes. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, we could experience a negative effect on our competitive position and our financial results.

Our potential competitors may include independent software vendors that offer software products which directly compete with our product offerings.

In addition to competing with independent software vendors directly for sales to end-users of our products, we compete with them for the opportunity to have our products bundled with the product offerings of our strategic partners such as network equipment providers and system integrators. Our competitors could gain market share from us if any of these strategic partners replace our products with the products of our competitors or if they more actively promote our competitors’ products than our products. In addition, software vendors who have bundled our products with theirs may choose to bundle their software with their own or other vendors’ software or may limit our access to standard product interfaces and inhibit our ability to develop products for their platform.

Many of our potential competitors have greater financial, technical, sales, marketing and other resources than we do and consequently may have an ability to influence customers to purchase their products instead of ours.

We may also face competition from many smaller companies that specialize in particular segments of the markets in which we compete. If we fail to manage our sales and distribution channels effectively or if our strategic partners choose not to market and sell our products to their customers, our operating results could be adversely affected.

We sell our products to telecommunication companies, ISPs and other businesses around the world through sales and distribution networks. Sales through these different channels involve distinct risks, including the loss of our indirect sales channel partners or their inability to generate significant revenue for us, as well as the following:

Direct Sales. A significant portion of our revenues may be derived from our direct sales approach to end-users. Special risks associated with this sales channel include:

•	longer sales cycles associated with direct sales efforts,

•	difficulty in hiring, retaining and motivating our direct sales force, and

•	substantial amounts of training for sales representatives to become productive, including regular updates to cover new and revised products.

Indirect Sales Channels. A significant portion of our revenues may be derived from sales through indirect channels, including network equipment providers and system integrators that may sell our products to end-users. This channel involves a number of risks, including:

•	our lack of control over the timing of delivery of our products to end-users,

•	our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers,

•	our reseller and distributor agreements are generally non-exclusive and may be terminated at any time without cause, and

•
in the future, our channel partners may distribute competing products and may, from time to time, place greater emphasis on the sale of these products due to pricing, promotions and other terms offered by our potential competitors.

A significant portion of our revenue is concentrated among our largest customers; a decision by one or more of them to discontinue or limit their relationship with us could result in a significant loss of revenue to us.

A significant portion of our revenue is earned in connection with the sale of our data retention software to Isilon Systems, Inc. In the nine months ended September 30, 2007, revenues attributable to Isilon Systems represented approximately 80% of our data retention revenues and 24% of our total revenues. Inanna Group and Deutsche Telecom also accounted for a significant portion of our revenue in connection with the sale of Datakom’s lawful interception and network monitoring software. In the nine months ended September 30, 2007, they accounted for approximately 60% of our lawful interception and network monitoring revenues and 24% and 18% of our total revenues, respectively. Overall, approximately 66% of our revenues in the nine months ended September 30, 2007, were attributable to Isilon Systems, Inanna Group and Deutsche Telecom. A decision by one or more of these customers to discontinue or limit its relationship with us could result in a significant loss of revenue to us.

If the E.U. data retention directives and other laws and regulations that are driving sales of our DRS software are not implemented as expected, or are modified or repealed, or terrorist and other threats subside, the growth in sales of our software may be impacted. If demand for our products declines, our revenues and gross margins will likely be adversely affected.

The governments of E.U. member states had until September 15, 2007 to transpose the E.U. Data Retention Directive into national legislation. It is not uncommon for some E.U. member states not to implement national legislation within the required time frame. In that event, communications providers may not be obliged to comply with the E.U. Data Retention Directive within these jurisdictions until a later date. In addition, the E.U. Data Retention Directive contains a provision which allows each E.U. member state to postpone the application of the directive to the retention of Internet communications data until March 15, 2009. In 16 of the 27 E.U. member states, the data retention obligations will not apply to Internet communication data until March 15, 2009. This legislation was also the subject of some controversy during the adoption procedure within the E.U. institutions. Two member states (Ireland and Slovakia) voted against the adoption of the E.U. Data Retention Directive. Ireland has subsequently brought an action against the European Council and Parliament for the E.U. Data Retention Directive to be annulled on the basis that it was adopted under the wrong legal basis. No date has been set for the case to be heard by the European Court of Justice. If the E.U. Data Retention Directive is annulled by the European Court of Justice, it may be the case that certain E.U. member states may decide not to implement national regulations or, if national regulations have already been adopted, they may be repealed. In the United States, with respect to the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act) introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007, there is no guarantee that the proposed legislation will be enacted as proposed, or even enacted at all. Similar legislation has been introduced previously and has not made it to the floor for a vote in the U.S. Congress or been enacted. If the new E.U. data retention directives and other laws and regulations that are driving sales of our DRS software are not implemented as expected, or are modified or repealed, or terrorist and other threats subside, the growth in sales of our software may be impacted. If demand for our products declines, our revenues and gross margins will likely be adversely affected.

We have grown, and may continue to grow, through acquisitions that give rise to unique risks and challenges that could adversely affect our future financial results.

We have in the past acquired, and we expect to acquire in the future, other businesses, products and technologies. Acquisitions involve a number of special risks and challenges, including:

•
complexity, time and costs associated with the integration of acquired business operations, workforce, products and technologies into our existing business, sales force, employee base, product lines and technology,

•	diversion of management time and attention from our existing business and other business opportunities,

•	loss or termination of employees, including costs associated with the termination or replacement of those employees,

•	assumption of debt or other liabilities of the acquired business, including litigation related to alleged liabilities of the acquired business,

•	the incurrence of acquisition-related debt, as well as increased expenses and working capital requirements,

•	dilution of stock ownership of existing stockholders, or earnings per share,

•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act,

•
substantial accounting charges for restructuring and related expenses, write-off of in-process research and development, impairment of goodwill, amortization of intangible assets and stock-based compensation expense, and

•	integrating acquired businesses has been and will continue to be a complex, time-consuming and expensive process, and can impact the effectiveness of our internal controls over financial reporting.

If integration of our acquired businesses is not successful, we may not realize the potential benefits of an acquisition or undergo other adverse effects that we currently do not foresee. To integrate acquired businesses, we must implement our technology systems in the acquired operations and integrate and manage the personnel of the acquired operations. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests, and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of acquisitions. In addition, because acquisitions of technology companies are inherently risky, no assurance can be given that our previous or future acquisitions will be successful and will not adversely affect our business, operating results or financial condition.

Our European and international operations involve risks, including coordination of resources across borders, potential political changes and local economic conditions, that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We derive a substantial portion of our revenues from customers located outside of the United States and we have significant operations outside of the United States, including engineering, sales, customer support and production. We plan to expand our international operations, but such expansion is contingent upon the financial performance of our existing international operations, as well as our identification of growth opportunities. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights,

•	requirements of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations,

•
regulations or restrictions on the use, import or export of encryption technologies that could delay or prevent the acceptance and use of encryption products and public networks for secure communications,

•
central bank and other restrictions on our ability to repatriate cash from our international subsidiaries or to exchange cash in international subsidiaries into cash available for use in the United States,

•
fluctuations in currency exchange rates and economic instability such as higher interest rates in the United States and inflation that could reduce our customers’ ability to obtain financing for security software products or that could make our products more expensive in certain countries,

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations,

•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable,

•	difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock option plan in some foreign countries,

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations,

•	seasonal reductions in business activity in the summer months in Europe and in other periods in other countries,

•	costs and delays associated with developing software in multiple languages, and

•	political unrest, war or terrorism.

A significant portion of our transactions are effected outside of the United States and are denominated in foreign currencies, which subjects us to foreign currency exchange risk.

A significant portion of our present transactions are effected outside of the United States and denominated in foreign currencies, especially the euro. We expect our future operating results will continue to be subject to fluctuations in foreign currency rates. We do not conduct any foreign exchange hedging activities to protect against these risks at the present time.

We have past-due income and social security taxes related to 2005, 2006 and 2007 payable to the Italian tax authorities. If we do not successfully reach a settlement with the Italian tax authorities with respect to these tax liabilities, we may incur additional penalties and our operating results could be adversely affected.

As a result of our recently-completed acquisition of Systeam Italy, we incurred tax liabilities in the form of past-due income and social security taxes related to 2005, 2006 and 2007 payable to the Italian tax authorities. We plan to either negotiate a payment plan with the Italian tax authorities or use proceeds of subsequent financings to pay these tax liabilities. If we do not successfully reach a settlement with the Italian tax authorities with respect to these tax liabilities, we may incur additional penalties and our operating results could be adversely affected.

Our products are complex and operate in a wide variety of infrastructure configurations, which could result in errors or product failures and harm our customers’ businesses.

Because we offer very complex products, undetected errors, failures or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures or bugs in our products. Our customers’ infrastructure environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and others, errors, failures or bugs may not be found in new products or releases until after commencement of commercial shipments. Errors, failures or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers or others. Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of capital or other resources and could cause interruptions, delays or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

We may not be able to retain our key personnel who we need to succeed and qualified security software programmers are extremely difficult to attract.

Our future success depends upon our ability to recruit and retain our key management, technical, sales, marketing, finance and other critical personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Competition for people with the specific skills that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. Although we expect to adopt a stock option plan for employees in early 2008, we currently have no such plan at this time. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting, and the results of our operations. In addition, hiring, training and successfully integrating replacement sales and other personnel could be time-consuming, may cause disruptions to our operations and may be unsuccessful.

Our products employ proprietary information and technology which may infringe on the intellectual property rights of third parties.

We have no patents on our software and technology. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, trademark and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated or circumvented by third parties. Third parties may copy all or portions of our products or otherwise obtain, use, distribute and sell our proprietary information without authorization. Third parties may also develop similar or superior technology independently. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. The unauthorized copying or use of our products or proprietary information could result in reduced sales of our products. Any legal action to protect proprietary information that we may bring or be engaged in with a strategic partner or vendor could adversely affect our ability to access software, operating system and hardware platforms of such partner or vendor, or cause such partner or vendor to choose not to offer our products to their customers. In addition, any legal action to protect proprietary information that we may bring or be engaged in may distract management from day-to-day operations, and may lead to additional claims against us, which could adversely affect our operating results.

Software products and websites like ours could suffer security and privacy breaches that could harm our customers and us, and adversely impact our reputation and future sales.

Although we believe we have sufficient controls in place to prevent intentional disruptions, we expect to be an ongoing target of attacks specifically designed to impede the performance of our products. Similarly, experienced software developers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information or cause interruptions of our services. Because the techniques used to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Our activities could be adversely affected and our reputation and future sales harmed if these intentionally disruptive efforts are successful.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and our financial results.

We offer technical support services with our software. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by potential competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. We intend to outsource a substantial portion of our worldwide customer support functions to third-party service providers and our network of system integrators. If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.

Accounting charges may cause fluctuations in our annual and quarterly financial results, including as a result of the Kingdon Capital Private Placement.

Our financial results may be materially affected by non-cash and other accounting charges. The preferred stock and warrants covered by this prospectus contain features that will require us to record in earnings certain changes in fair value. Other accounting changes we may face are:

•	amortization of intangible assets, including acquired product rights,

•	impairment of goodwill,

•
stock-based compensation expense, including charges related to Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will result in significant stock-based compensation expense in our results of operations, and

•	impairment of long-lived assets.

The foregoing types of accounting charges may also be incurred in connection with or as a result of business acquisitions. The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges. Our effective tax rate may increase, which could increase our income tax expense and reduce our net income. Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates,

•	changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements of certain tax rulings,

•	changes in accounting and tax treatment of stock-based compensation,

•	the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods,

•	tax assessments, or any related tax interest or penalties, could significantly affect our income tax expense for the period in which the settlements take place, and

•	the price of our common stock could decline to the extent that our financial results are materially affected by an adverse change in our effective tax rate.

Risks Related to this Offering

You could lose your entire investment.

The common stock offered hereby is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of their entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

Our common stock price has fluctuated considerably and may not appreciate in value.

The market price of our common stock has experienced significant fluctuations in the past and may continue to fluctuate in the future and, as a result, you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•
announcements of quarterly operating results and revenue and earnings forecasts by us that fail to meet or be consistent with our earlier projections or the expectations of our investors or securities analysts,

•	announcements by either our competitors or customers that fail to meet or be consistent with their earlier projections or the expectations of our investors or securities analysts,

•	rumors, announcements or press articles regarding our operations, management, organization, financial condition or financial statements,

•	changes in revenue and earnings estimates by us, our investors or securities analysts,

•	accounting charges, including charges relating to the impairment of goodwill,

•	announcements of planned acquisitions by us or by our competitors,

•	announcements of new or planned products by us, our competitors or our customers,

•	gain or loss of a significant customer,

•	inquiries by the SEC, FINRA (Financial Industry Regulatory Authority), law enforcement or other regulatory bodies,

•	acts of terrorism, the threat of war and other crises or emergency situations,

•	economic slowdowns or the perception of an oncoming economic slowdown in any of the major markets in which we operate, and

•
the stock market in general, and the market prices of stocks of technology companies in particular, have experienced extreme price volatility that has adversely affected, and may continue to adversely affect, the market price of our common stock for reasons unrelated to our business or operating results.

Holders of series A preferred stock and warrants issued in connection with our October 2007 private placement have anti-dilution and voting rights that, if triggered, could dilute the interests of, or impair the voting power of, our common stockholders.

Holders of series A preferred stock and warrants issued in connection with our October 2007 private placement have anti-dilution and voting rights that, if triggered, could dilute the interests of, or impair the voting power of, our common stockholders. The conversion price for the series A preferred stock, and the rate at which the shares of series A preferred stock may be converted into shares of common stock, is subject to adjustment. In the event that we issue any shares of common stock, or securities convertible into or exercisable for shares of common stock, for cash consideration at a price less than $.80 per share, the conversion rate will be that number of shares of common stock equal to $.80 divided by the price per share at which we issued common stock in any such private placement. The series A preferred stock and warrants also contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection thereafter for issuances of capital stock below the conversion or exercise prices, respectively. The triggering of these adjustment or anti-dilution provisions could result in the issuance of a substantial number of additional shares of common stock upon conversion or exercise of the series A preferred stock and warrants, respectively, which would dilute the interests of our common stockholders. In addition, holders of series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, together with the holders of common stock. Further, written consent of the holders of at least a majority of the votes attributable to the then outstanding shares of series A preferred stock issued in connection with the private placement voting together as a single class is needed to (i) increase or decrease the number of authorized shares of series A preferred stock; (ii) authorize or issue any class or series of capital stock or securities convertible into capital stock with equal or superior rights to those of the series A preferred stock; (iii) alter, amend or waive any rights, preferences or privileges of the series A preferred stock, or any provisions of the articles of incorporation or by-laws, in a manner adverse to the holders of series A preferred stock; (iv) authorize, declare or pay any dividend on any share of capital stock (other than dividends payable solely in common stock); or (v) redeem, purchase or otherwise acquire for value any of our capital stock or that of our subsidiaries. Exercise of these voting rights by holders of series A preferred stock could limit our ability to complete transactions that would otherwise be to the benefit of our common stockholders, including any subsequent financing transactions, on terms favorable to us.

The sale or issuance of a substantial number of our shares will likely negatively impact the market price of our common stock.

The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also pay for certain goods and services with equity, which would dilute your interest in our business. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Investors should not anticipate receiving cash dividends on our common stock.

Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Furthermore, we may incur indebtedness that may restrict or prohibit the payment of dividends.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a “penny stock,” of a disclosure schedule explaining the “penny stock” market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a limited operating history, which could lead to wide fluctuations in our share price. The price at which you purchase the shares may not be indicative of the price of the common stock that will prevail in the trading market. You may be unable to sell your shares at or above the purchase price.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history and uncertainty of future market acceptance for our products outside of Europe. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether shares of our common stock will sustain market prices at or near your purchase price, or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Sales of shares underlying our warrants may depress the price of our common stock.

We have outstanding (a) five-year warrants to purchase up to 6,000,000 shares of common stock at an exercise price of $.01 per share, seven-year warrants to purchase up to 5,500,000 shares of common stock at an exercise price of $2.05 and seven-year warrants to purchase up to 238,095 shares of common stock at an exercise price of $1.26, issued to Vision Opportunity Master Fund, Ltd., (b) five-year warrants to purchase up to 2,587,500 shares of common stock at an exercise price of $.80 issued to certain investors participating in previous bridge financings, (c) five-year warrants to purchase up to 6,250,000 shares of common stock at an exercise price of $1.25 per share, issued as part of our October 19, 2007 private placement, (d) five-year warrants to purchase up to 5,000,000 shares of common stock at an exercise price of $1.80 per share issued as part of our October 19, 2007 private placement and (e) five-year warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.85 per share issued to contractors in lieu of cash for services rendered. The terms on which we may obtain subsequent financing during the respective periods of the outstanding warrants may be adversely affected by the existence of such warrants. The holders of the warrants may exercise them at a time when we might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the warrants.

We may engage in subsequent financings that could lead to dilution of existing stockholders.

We have relied on equity and debt financing to carry on our business to date. Any subsequent financings by us may result in substantial dilution of the holdings of existing stockholders and could have a negative impact on the market price of our common stock. Furthermore, we cannot assure you that such subsequent financings will be possible.

Our management and two largest stockholders own a substantial amount of our stock and will be capable of influencing our affairs.

We estimate that approximately 90% of our total combined outstanding voting common stock and preferred stock is owned and controlled by a group of insiders, including our directors, executive officers and two of our largest stockholders. Such concentrated control of our company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers and other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, certain provisions of Nevada corporate law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Accordingly, our existing affiliates together with our directors and executive officers will have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares, you may have no effective voice in the management of our company.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. Shareholders could lose confidence in our financial reporting which would have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accompanying these critical functions. We will be required to document and test our internal control procedures in fiscal 2008 in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our company’s internal controls over financial reporting and in fiscal 2009 a report by our independent registered public accounting firm addressing these assessments. Assigned to accounting issues at present is only our Chief Financial Officer, which may be deemed to be inadequate. Although we intend to augment our internal controls procedures and expand our accounting staff, we cannot guarantee that this effort will be adequate. As of September 30, 2007, we determined that our current controls and procedures are not effective to ensure that information included in our periodic SEC filings is recorded, processed and summarized within the time periods specified in SEC rules and forms.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements, Actual results may be materially different than those described herein. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Intelligentias, Inc.
303 Twin Dolphin Drive, 6th Floor
Redwood City, California 94065
Attention: Mr. Luigi Caramico
President
(650) 632-4526

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $16,812,500 from the cash exercise price upon exercise of the warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $70,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted and listed for trading on the OTC Bulletin Board under the symbol ITLI. Our shares began trading following the closing of our reverse merger transaction on December 15, 2006. As a result, the range of high and low bid information for shares of common stock for each full quarterly period within the two most recent fiscal years is not available.

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

	Year ended December 31,
Quarter	2005		2006		2007
	High	Low	High	Low	High	Low
First	—	—	—	—	$2.15	$.76
Second	—	—	—	—	2.13	.66
Third	—	—	—	—	1.55	.86
Fourth (through December 4, 2007)	—	—	—	—	1.41	1.11
Fourth (beginning on December 18, 2006)	—	—	$1.04	$.60	—	—

On December 4, 2007, the closing price of our common stock, as reported by the OTC Bulletin Board, was $1.34 per share.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of December 6, 2007, there were 114,555,468 shares of our common stock outstanding, without giving effect to the conversion of our series A convertible preferred stock, and approximately 1,430 holders of our common stock. We believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

This prospectus covers 23,750,000 shares of our common stock offered for sale by the selling stockholders, which includes 12,500,000 shares of our common stock issuable upon conversion of our series A convertible preferred stock and 11,250,000 shares of our common stock issuable upon exercise of outstanding warrants to purchase common stock.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

The following table provides information as of December 6, 2007, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Equity Compensation Plan Information

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Forward-Looking Statements

This section of the prospectus contains forward-looking statements about our business, financial condition and prospects that reflect our management’s assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of our assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, our actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of our services, our ability to establish a customer base, management’s ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry.

There may be other risks and circumstances that management may be unable to predict.  When used in this section , words such as “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates” and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

Organizational and Financing Background

Founding of Systeam Italy. In 1989, Luigi Caramico, our President, co-founded Systeam Italy SpA in Rome and commenced development of an early version of a software product with data retention and carrier interconnection billing applications for the telecommunications industry. In August 2003, Systeam Italy was acquired by Xalted, Inc., a company controlled by a private equity firm based in India, through a newly-created California subsidiary, SysteamUS, Inc. Xalted’s primary interest in Systeam Italy was its carrier interconnection billing software. At the same time, Mr. Caramico and the Systeam Italy software development team, capitalizing on corporate opportunities in the homeland security industry, continued to develop a full suite of security software products that now addressed homeland security, data retention and forensics applications. In 2005 and 2006, Mr. Caramico and representatives of Xalted discussed the possibility of splitting up the Systeam intellectual property along these two lines of business.

Merchandise Creations as Successor. During mid-2006, Mr. Caramico assembled a group of investors and operational staff, including Ian Rice, our Chairman and Chief Executive Officer, to acquire (and finance the acquisition of) SysteamUS’s security software assets. Based on a review of possible acquisition and financing structures, it was determined that Merchandise Creations, Inc., a small publicly-held company in which certain of Mr. Caramico’s investors held minority interests, would serve as the acquisition vehicle for the security software assets. Merchandise Creations was incorporated in the state of Nevada in October 2004, went public in January 2006, and was originally engaged in the music merchandising and distribution business.

Acquisition of Security Software Assets. On December 9, 2006, Merchandise Creations and SysteamUS entered into a Limited Asset Purchase Agreement, pursuant to which Merchandise Creations acquired all of SysteamUS’s right, title and interest in and to its intangible assets associated with SysteamUS’s security software, including the source codes, patents, trademarks, service marks, copyrights, documentation and technical specifications and related intellectual property, along with written descriptions of the security software. Merchandise Creations paid SysteamUS $5,850,000 in cash for these assets. Merchandise Creations filed a current report on 8-K dated December 9, 2006, with the SEC reporting the Systeam security software purchase transaction and attaching a copy of the Purchase Agreement.

Vision Opportunity Financing. To finance the acquisition of the security software assets, on December 7, 2006, Merchandise Creations sold an $8,000,000 senior secured convertible promissory note to Vision Opportunity Master Fund, Ltd., and issued Vision a four-year warrant to purchase 9,000,000 shares of common stock at an exercise price of $.01 per share. The Note and Warrant Purchase Agreement with Vision provided for, among other things, (i) a final maturity date of December 7, 2009, (ii) annual interest at 5% per year, payable in cash quarterly, (iii) conversion at any time prior to maturity into Merchandise Creations’ common stock at $.44 per share, and (iv) a security interest in all of Merchandise Creations’ accounts receivable, personal and fixed property, and general intangibles. Merchandise Creations filed a current report on Form 8-K/A dated December 19, 2006, with the SEC reporting the Vision financing transaction and attaching copies of the relevant loan documents.

Approximately $2,000,000 of the proceeds from the Vision financing were loaned to Systeam Italy in order for Systeam to satisfy tax liabilities, inter-company payables and other outstanding liabilities.

Transition to Intelligentias. Following the security software acquisition, Robert Turner, who was then the sole member of Merchandise Creations’ board of directors, determined to change the company’s business focus from its historical music merchandising activities to the development of a security software business. Pursuant to board and stockholder action, on December 15, 2006, Merchandise Creations filed an amendment to its Articles of Incorporation in the state of Nevada, changing its corporate name to Intelligentias, Inc. Due to the change in business, year-to-year comparisons are not significant and are not a reliable indicator of future prospects; accordingly, they are not presented in this prospectus.

On December 11, 2006, Merchandise Creations effected a 20-for-1 forward stock split of its outstanding shares of common stock, resulting in 211,860,000 outstanding shares. Mr. Turner, the beneficial owner of 200,000,000 such shares, sold a total of 63,000,000 shares to (i) Lusk Family Trust (40,700,000 shares, of which 10,000,000 shares were subsequently transferred to Vision Opportunity Master Fund, Ltd.), (ii) Kattegat, Inc. (9,000,000 shares), the owners of which include Luigi Caramico and Mario Mené, our executive officers and members of our board, (iii) Vision Opportunity Master Fund, Ltd. (9,000,000 shares), and (iv) Ian Rice, our Chairman and Chief Executive Officer (4,300,000 shares). The remaining 125,000,000 shares retained by Mr. Turner were redeemed by Merchandise Creations in consideration for Mr. Turner re-acquiring the historical music distribution business of Merchandise Creations and $20,000 in cash, and such shares were cancelled.

On December 19, 2006, Mr. Turner resigned as our President and sole director, and Ian Rice became our Chairman and Chief Executive Officer, Luigi Caramico became our President and Mario Mené became our Chief Technical Officer. On March 16, 2007, Messrs. Caramico and Mené joined our board of directors.

During the first quarter of 2007, we transitioned into a publicly-held and reporting company, and established a corporate headquarters in Redwood City, California.

Conversion of Vision Opportunity Note. On March 19, 2007, as a result of negotiations with Vision Opportunity Master Fund, Vision converted the full outstanding balance under its senior secured convertible promissory note, receiving 18,181,818 shares of our common stock. As an inducement for such early conversion, on March 16, 2007, we also issued 1,750,000 shares of common stock to Vision. Additionally, Vision exercised a portion of its warrant and received 3,000,000 shares of common stock. The remaining 6,000,000 shares of common stock underlying the warrant are exercisable through December 2011. Finally, as part of this transaction, Vision waived its registration rights in respect of the shares issued or issuable upon conversion of its note and exercise of its warrant. We filed a current report on Form 8-K dated March 16, 2007, with the SEC reporting the conversion of the Vision note and attaching the related letter agreement.

Intelligentias Bridge Financing. From January through August 2007, we raised $1,770,000 from a small group of accredited investors through the issuance of 10% unsecured bridge promissory notes.  The principal and accrued interest under the notes are due and payable upon the earlier of one year after issuance or from the net proceeds of our next debt or equity financing, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level.  In connection with the issuance of the bridge promissory notes, we also issued warrants to purchase 2,212,500 shares of our common stock, with an exercise price of $0.80 per share, for a period of five years.  The proceeds of the bridge financing were used primarily for working capital and general corporate purposes.

On September 25, 2007, we raised an additional $400,000 from a small group of accredited investors through the issuance of 10% bridge promissory notes. The principal and accrued interest under the notes are due and payable upon the earlier of six months after issuance or from the net proceeds of a $20,000,000 private placement of common stock and warrants after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level. The notes may be prepaid at any time without penalty. We agreed to pay an additional fee of 10% upon repayment of the notes or at maturity. The notes are secured by 1,000,000 shares of common stock placed in escrow by Lusk Family Trust, a significant shareholder of ours. As part of the financing, we issued warrants to purchase 500,000 shares of our common stock, with an exercise price of $0.80, for a period of five years. The proceeds of the bridge financing are being used primarily for working capital and general corporate purposes including development and maintenance costs for our security software intellectual property and payment of year-end public reporting costs and related professional fees.

The bridge promissory notes were repaid in October 2007, following the Kingdon Capital private placement described below.

Acquisition of Full Systeam Italy Operations. On April 26, 2007, we entered into an agreement to purchase all of the outstanding stock of Systeam Italy from SysteamUS for a total purchase price of 2,095,000 euros (or approximately $2,504,720) by assuming inter-company indebtedness for services rendered in the same amount due from SysteamUS to Systeam Italy. Systeam Italy conducts the worldwide data intelligence software business that is described in this Memorandum. We completed the acquisition of Systeam Italy on June 7, 2007. Other than the security software intellectual property that we already owned, we acquired the full business operations of Systeam Italy, including its contracts with service providers, strategic alliance partners, network equipment providers and systems integrators, and its office in Rome. The Systeam Italy subsidiary will be operated under the name Retentia. We did not acquire any material aspect of the carrier interconnection billing business or intellectual property from SysteamUS, which Xalted will continue to operate under a different name. We filed a current report on Form 8-K/A dated April 30, 2007, with the SEC reporting this acquisition and attaching a copy of the related Stock Purchase Agreement.

Additional Financing by Vision Opportunity. On June 13, 2007, we entered into a Note and Warrant Purchase Agreement with Vision Opportunity Master Fund, Ltd. Pursuant to that purchase agreement, Vision purchased a $3,000,000 Senior Secured Promissory Note due on the earlier of June 13, 2008, or upon receipt of $6,000,000 in net proceeds from our next private placement. The promissory note bears interest at 12% per annum, is secured by our accounts receivable and other personal and fixed assets, may be prepaid at any time and contains customary events of default and remedies. As part of the financing transaction, we also issued a warrant to Vision to purchase 5,500,000 shares of our common stock, with an exercise price of $2.05 per share, for a period of seven years. The warrant contains “full-ratchet” anti-dilution protection to Vision during the term of the warrant, but excludes certain events such as issuances of stock in connection with mergers and acquisitions, strategic license agreements, stock option plans and a subsequent financing transaction. The net proceeds from the financing, following the payment of offering-related expenses, were used by us to complete the Datakom acquisition. We filed a current report on Form 8-K dated June 13, 2007, with the SEC reporting this additional financing by Vision and attaching the related transaction documents.

On September 18, 2007, we amended the June 13th financing with Vision. Pursuant to that amendment, Vision purchased an additional $300,000 senior secured promissory note on the same terms and conditions as the June 13, 2007 note. As additional consideration, we issued a warrant to Vision to purchase 238,095 shares of our common stock, with an exercise price of $1.26 per share, for a period of seven years. At the maturity of the note, we will pay Vision an additional fee of $30,000 in connection with this amendment.

Kingdon Capital Private Placement. On October 19, 2007, we completed a private placement of equity securities to three affiliated funds managed by Kingdon Capital Management, LLC, pursuant to the terms of a Securities Purchase Agreement. Pursuant to that purchase agreement, we sold an aggregate of 12,500,000 shares of our series A convertible preferred stock and received gross proceeds of $10,000,000. The series A convertible preferred stock is initially convertible into an equal number of shares of our common stock and has the rights, preferences and privileges set forth in the form of Certificate of Designation, Preferences and Rights filed as an exhibit to our current report on Form 8-K dated October 19, 2007. As part of the transaction, we issued to the investors warrants to purchase an aggregate of up to 6,250,000 shares of common stock at an exercise price of $1.25 per share, and warrants to purchase an aggregate of up to 5,000,000 shares of common stock at an exercise price of $1.80 per share. The series A convertible preferred stock and warrants contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection for issuances of capital stock below the respective conversion or exercise prices, except in specified cases.

Revenue Model and Pricing

For our DRS software, we employ a software licensing model that includes an upfront license fee, installation and customization fees and maintenance fees. Customer pricing is predicated on the number of data transactions to be processed and stored. We sell our services in block increments. For voice, the increments consist of 5 million daily CDRs and, for data, the increments consist of 50 million daily IPDRs. Our software licensing agreement stipulates the initial transaction volumes. If and when those volumes are exceeded, the customer is immediately subject to incremental billing. However, we do extend volume discounts to larger service providers. In the future, we expect that our average new licensing contract will generate a $2.0 million initial fee, and that new contracts will range from $1.0 million to $7.0 million, although no assurance thereof can be given.

Results of Operations - Nine months ended September 30, 2007 Compared to Nine months ended September 30, 2006

We had no software operations during 2006 and initiated our current business operations with the acquisition of Systeam Italy SpA and Datakom during 2007.

Revenues

Revenues for the nine months ended September 30, 2007 were $5,523,759, compared to $0 for the nine months ended September 30, 2006. We earned revenue in the nine months ended September 30, 2007 from data retention, lawful interception and network monitoring operations . We earned no revenue in the nine months ended September 30, 2006.

Direct Cost of Revenues

Direct cost of revenues for nine months ended September 30, 2007 was $1,445,026, compared to $0 for the nine months ended September 30, 2006, a change of $1,445,026 primarily due to the acquisition of Systeam and Datakom. Direct cost of revenues for nine months ended September 30, 2007 reflected the cost of labor and materials associated with revenues generated from Systeam and Datakom.

Selling, General and Administrative

For the nine months ended September 30, 2007, selling, general and administrative expenses were $5,468,948, compared to $0 for the nine months ended September 30, 2006, a change of $5,468,948 primarily due to the acquisition of Systeam and Datakom. Selling, general and administrative expenses for the nine months ended September 30, 2007 consisted primarily of employee and other costs related to Systeam and Datakom of $1,517,405 and $1,122,618, respectively, accounting, legal and professional fees of $1,131,798 (of which $370,000 related to the issuance of common stock to technical consultants for services performed during the period), marketing expense of $941,129 and executive salaries of $432,713.

Amortization and Depreciation

Depreciation and amortization expense was $4,152,587 for the nine months ended September 30, 2007, compared to $0 for the nine months ended September 30, 2006, a change of $4,152,587 primarily due to the acquisition of Systeam and Datakom. Depreciation and amortization expense was recognized primarily as a result of the amortization of intangibles acquired in December 2006 in addition to four months of amortization of intangible assets resulting from the acquisitions of Systeam and Datakom.

Gain (Loss) on Derivative Warrant Liability

For the nine months ended September 30, 2007, loss on the derivative warrant liability mark-to-market was $4,710,935, compared to $0 for the nine months ended September 30, 2006, a change of $4,710,935 primarily due to the acquisition of Systeam and Datakom. For the nine months ended September 30, 2007, loss on the derivative warrant liability mark-to-market was comprised of $4,706,335 related to the increase in the market price of our common stock from December 31, 2006 compared to August 15, 2007, the date that the December 2006 and June 2007 warrant agreements were amended, resulted in the warrants meeting the requisite conditions for equity classification. Due to the amendments, we will not be required to mark the December 2006 and June 2007 warrants to market through the income statement in future periods. The remaining $4,600 relates to the day-one loss on derivative allocation related to the September 2007 bridge financing.

Interest Expense

For the nine months ended September 30, 2007, interest expense was $12,641,031, compared to $0 for the nine months ended September 30, 2006, a change of $12,641,031 primarily due to the acquisition of Systeam and Datakom. Interest expense for the nine months ended September 30, 2007 related primarily to the recognition of the remaining unamortized debt discount of $7,948,148 as interest expense due to the conversion of convertible long-term debt, recognition of $3,263,801 in interest expense as a result of the issuance of 1,750,000 shares of common stock as an inducement for the conversion of convertible long-term debt and $1,156,843 of amortization of the discount on outstanding debt obligations with the remaining expense attributed primarily to accrued interest payable.

Loss from Continuing Operations

We incurred a loss from continuing operations of $22,894,768 for the nine months ended September 30, 2007, compared to $0 for the nine months ended September 30, 2006, a change of $22,894,768 primarily due to limited sources of revenues during the nine months ended September 30, 2007, together with operating expenses and significant interest expense and derivative warrant liability charges.

Discontinued Operations

As a result of the Limited Asset Purchase Agreement in December 2006, our board of directors made a decision to change the business focus from merchandising activities toward developing the security software purchased from SysteamUS.  During the nine months ended September 30, 2007, we recognized a net loss on discontinued operations of $0, compared to $8,606 for the nine months ended September 30, 2006, a change of $8,606 primarily due to completion of the disposition of discontinued operations in 2006.

Net Loss

Our net loss for the nine months ended September 30, 2007 was $22,894,768, which resulted in a net loss per share of $0.23, compared to a net loss of $0 for the nine months ended September 30, 2006, which resulted in a net loss per share of $0.23, a change of $0.23.

Results of Operations - Year ended December 31, 2006 Compared to the Year ended December 31, 2005

We had no software operations during 2006 and initiated our current business operations with the acquisition of Systeam Italy SpA and Datakom during 2007.

Revenues

In the years ended December 31, 2006 and 2005, we did not generate any revenues related to our current business objective. Revenues for the year ended December 31, 2006 were $0, compared to $0 for the year ended December 31, 2005.

Selling, General and Administrative

For the year ended December 31, 2006, selling, general and administrative expenses were $599,597, compared to $0 for the year ended December 31, 2005, a change of $599,597 primarily due to the acquisition of SysteamUS assets. Selling, general and administrative expenses for the year ended December 31, 2006 consisted mainly of $587,627 of professional fees attributable to our acquisition of assets from SysteamUS. Other costs of $5,000 and $451 were incurred for advertising and commission costs, respectively.

Amortization

Amortization expense was $130,239 for the year ended December 31, 2006, compared to $0 for the year ended December 31, 2005, a change of $130,239 primarily due to the acquisition of SysteamUS assets. Amortization expense for the year ended December 31, 2006 was recognized as a result of the acquisition of $5,850,000 in intellectual property from SysteamUS and $400,000 for website development.

Other Income and Expenses

For the year ended December 31, 2006 and from the period from our inception to December 31, 2006, we recognized interest expense in the amount of $26,301, compared to $0 for the year ended December 31, 2005, a change of $26,301 primarily due to the acquisition of SysteamUS assets. For the year ended December 31, 2006, we also recognized $51,852 in amortization expense relative to the warrant and beneficial conversion feature associated with the convertible long-term debt. As we continue to pursue our data retention and security operations, we may issue additional debt securities to provide for our costs of operations. Any further debt issuances will increase the amount of interest we expense. For the year ended December 31, 2006, we recognized $3,733 in interest income earned from the $1,000,000 loan made to a related party in December.

Loss from Continuing Operations

We incurred a loss from continuing operations of $4,775,056 for the year ended December 31, 2006, compared to $0 for the year ended December 31, 2005, a change of $4,775,056 primarily due to the lack of any source of revenues and given that our total operating expenses during the year ended December 31, 2006 were $729,836, as well as other expenses of $4,045,220.

Discontinued Operations

As a result of the Limited Asset Purchase Agreement in December 2006, our board of directors made a decision to change our business focus from merchandising activities toward developing the security software purchased from SysteamUS and determined that our existing remaining inventory was not complementary to expected ongoing operations and should be divested. For the year ended December 31, 2006, we recognized a net loss on discontinued operations in the amount of $24,605, consisting of $19,999 in advertising costs incurred prior to the Purchase Agreement and $5,158 in inventory impairment due to obsolescence offset by $552 in gross profit on sales. For the year ended December 31, 2005, we realized a net loss from discontinued operations of $17,872 consisting of professional fees of $12,692, advertising costs of $2,729, commission expenses of $3,531, and general and administrative expenses of $4,567, offset by a gain of $5,647.

Net Loss

Our net loss for the year ended December 31, 2006 was $4,799,661, which resulted in a net loss per share of $0.02. During the year ended December 31, 2005, we incurred a net loss of $17,872, or $0.00 per share. As of December 31, 2006, our accumulated deficit since inception was $4,814,924.

Liquidity and Capital Resources

We were in the development stage through March 31, 2007 and began to generate revenues from operations in the second quarter of 2007. Since inception, we have funded operations primarily through sales of debt and convertible debt securities, which, in the aggregate, have made available $13,470,000 to us. Since inception through September 30, 2007, we have generated an accumulated deficit of $27,714,693. We have had recurring losses and negative cash flows from our development and organizational activities and negative working capital of $20,192,895. As of September 30, 2007, our principal sources of liquidity are cash and cash equivalents of $1,146,877, which are available as a result of our debt financings.

Our funding needs are significant to make our contractually required payment of $8,500,000 to Datakom, to repay short-term debt as it comes due and fund working capital requirements. In order to support our ongoing operations for the next 12 months, we must raise additional funds through debt or equity financings and we must generate revenue and operating cash flow. If we do not obtain additional debt or equity financing we will not have funds sufficient to service our short-term debt obligations and our working capital requirements. We anticipate raising additional funds through a private placement of our equity securities or through the issuance of convertible debt securities or some combination of both. We cannot assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms. If we are unable to raise additional funds, we will be required to modify our growth and development plans or could be forced to cease operations. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern because we have limited operations and have not fully commenced planned principal operations.

To date, as described under “Organizational and Financing Background” above, we have met our cash flow requirements through the following actions:

On December 7, 2006, we conducted a private offering of debt securities, in which we raised $8,000,000 in debt financing from Vision Opportunity Master Fund Ltd. (“Vision”). On March 16, 2007, we issued to Vision 1,750,000 shares of common stock in consideration of Vision agreeing to convert the debt into shares of common stock. The note was fully converted by Vision on March 19, 2007 into 18,181,818 shares of common stock.

From January through August 2007, we raised $1,770,000 from a small group of accredited investors pursuant to 10% unsecured bridge promissory notes. The principal and accrued interest under the notes are due and payable upon the earlier of one year after issuance or from the net proceeds of our next private placement, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level. In connection with the issuance of the bridge promissory notes, we also issued warrants to purchase 2,212,500 shares of our common stock, with an exercise price of $0.80 per share, for a period of five years. The proceeds of the bridge financing were used primarily for working capital and general corporate purposes. The bridge promissory notes were repaid in October 2007, following the Kingdon Capital private placement.

On June 13, 2007, we entered into a Note and Warrant Purchase Agreement with Vision. Pursuant to that purchase agreement, Vision purchased a $3,000,000 Senior Secured Promissory Note due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from our next private placement. The promissory note bears interest at 12% per annum, and may be prepaid at any time. As part of the financing transaction, we also issued a warrant to Vision to purchase 5,500,000 shares of our common stock, with an exercise price of $2.05 per share, for a period of seven years. The net proceeds from the financing, following the payment of offering-related expenses, were used by us to complete the Datakom acquisition with the excess used to fund working capital requirements.

On September 18, 2007, we amended the June 13, 2007 financing with Vision. Pursuant to that amendment, Vision purchased an additional $300,000 senior secured promissory note on the same terms and conditions as the June 13 note. As additional consideration, we issued a warrant to Vision to purchase 238,095 shares of common stock, with an exercise price of $1.26 per share, for a period of seven years.. At the maturity of the note, we will pay Vision an additional fee of $30,000 in connection with this amendment.

On September 25, 2007, we raised $400,000 from a small group of accredited investors pursuant to 10% bridge promissory notes. The principal and accrued interest under the notes are due and payable upon the earlier of six months after issuance or from the net proceeds of the next private placement after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level. The notes may be prepaid at any time. We agreed to pay an additional fee of 10% upon repayment of the note or at maturity. The notes are secured by 1,000,000 shares of common stock placed in escrow by the Lusk Family Trust, a significant stockholder of our company. As part of the financing, we issued warrants to purchase 500,000 shares of common stock with an exercise price of $.80 per share for a period of five years.

On October 19, 2007, we completed a $10,000,000 private placement of equity securities to three affiliated funds managed by Kingdon Capital Management, LLC. This transaction is described in more detail below under “Selling Stockholders - Kingdon Capital Private Placement.”

We currently do not own any significant plant or equipment that we would seek to sell in the near future.

We have not paid for expenses on behalf of any of our directors.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting polices and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. Areas in which we exercise significant judgment include, but are not necessarily limited to, measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. We have adopted certain polices with respect to our recognition of revenue that we believe are consistent with the guidance provided under Securities and Exchange Commission Staff Accounting Bulletin No. 104

We base our estimates and judgments on a variety of factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

A description of significant accounting polices that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition

Data Retention (“DR”). We derive our DR revenue from sales of software licenses, installation, customer support (including maintenance) and consulting services. We have historically been contracted to perform installation services on every software license sale and certain software license sales also include customer support agreements. Customer support agreements vary and may provide customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, telephone support and support personnel during the term of the support period. We do not have standard pricing associated with our customer support agreements due to the varying nature of the services provided.

We recognize revenue pursuant to the requirements of American Institute of Certified Public Accountants  Statement of Position 97-2, “Software Revenue Recognition,” as amended. We have not yet established vendor specific objective evidence (“VSOE”) for the fair value of the software license, installation and customer support elements. As a result, we recognize all revenue for multiple element arrangements ratably over the period of installation and customer support, typically 3 to 24 months.

Revenues for DR consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Consulting services primarily comprise integrating and customizing software previously installed to address changes in a customer’s needs or information systems environment.

Lawful Interception and Network Monitoring (“LINM”). We derive our LINM revenue from sales of software and services through our subsidiary, Datakom. Other LINM services include consulting, assessment and design services, installation services and training. Substantially all of our LINM products have been sold in combination with customer support or maintenance. Customer support or maintenance provides customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, repair or replacement of hardware (not covered by the standard warranty coverage) in the event of breakage or failure, telephone support, pro-active monitoring of customer installed products, internet access to technical information and support personnel during the term of the support period. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of goods sold. Payment terms to customers generally range from net 30 to 45 days.

LINM product revenue is recognized once a legally binding arrangement with a customer has been evidenced, shipment has occurred, fees are fixed or determinable and free of contingencies and significant uncertainties, and collection is probable. Customer support or maintenance is recognized ratably over the contract period. Our fees are considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. We recognize LINM revenue upon the completion of installation and training and acceptance by our client.

Our standard agreements with customers do not include rights of return. We assess the ability to collect from our customers based on a number of factors, including credit worthiness of the customer and past transaction history of the customer. If the customer is deemed not credit-worthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met.

Our LINM software is integrated with our hardware and is essential to the functionality of the integrated system product. We provide unspecified software updates and enhancements related to our products through service contracts. Accordingly, we recognize revenue in accordance with the guidance provided under Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), and Statement of Position No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions (“SOP 98-9”), for all transactions involving the sale of software. We apply the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and related interpretations to all transactions to determine the recognition of revenue.

We use the residual method (as prescribed in SOP 98-9) to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence (VSOE) of the fair value of all undelivered elements exists. In virtually all of our contracts, customer support or maintenance is the element that remains undelivered at the time of delivery of the product to the customer. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue.

We consider the four basic revenue recognition criteria for each of the elements as follows:

•
Persuasive evidence of an arrangement with the customer exists - It is our customary practice to have a written purchase order and, in some cases, a written contract signed by both us and the customer, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•	Shipment or performance has occurred - Our products are usually physically shipped from the contract manufacturing vendor and delivery to our customers is FOB origin. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, we do not consider delivery to have occurred. LINM services revenue is recognized when the services are completed, except for customer support or maintenance, which is recognized ratably over the term of the customer support or maintenance agreement.

•	Vendor’s fee is fixed or determinable - The fee our customers pay for our products, customer support or maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•	Collection is probable - We assess the probability of collection on a customer-by-customer basis. Credit reviews are performed on an as-needed basis to evaluate the customer’s financial position and ability to pay. If we determine from the outset of an arrangement that collection is not probable based upon the review process, we recognize the revenue on a cash-collected basis.

Deferred Multiple-Element Costs. When our products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria in SOP 97-2, we also defer the related inventory costs for the delivered items, as unbilled fees and costs, until such time that all other revenue recognition criteria have been met.

Software Development Costs. Research and development expenditures are charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on our software development process, technological feasibility is established upon completion of a working model, which also requires certification and extensive testing. Costs incurred by us between completion of the working model and the point at which the product is ready for general release have been immaterial.

Foreign Currency Translation. Our Systeam and Datakom subsidiaries operate outside the United States and their local currencies are their functional currencies. The functional currency is translated into U.S. dollars for balance sheet accounts using the period-end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders' equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than our functional currency are included in selling, general and administrative expenses within the statements of operations.

Stock-Based Compensation. We record stock-based compensation in accordance with SFAS No. 123R “Share Based Payments,” using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services” using the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us beginning in 2008. We are currently assessing the impact of the adoption of SFAS No. 157, but do not expect that it will have a significant impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to voluntarily choose to measure many financial instruments and other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of the adoption of SFAS No. 159, but do not expect that it will have a significant impact on financial position or results of operations.

BUSINESS

Overview and Corporate Structure

We are positioned to be a leading provider of forensic data retention software for telecommunications companies, Internet service providers (ISPs), businesses and law enforcement agencies. Data forensics is the near real-time analysis of massive data pools suitable for courts of law, equity or arbitration forums. Currently, telecom-service providers use our software - which we call our Data Retention Suite, or DRS - to keep track of the telephone calls made by their customers, ISPs use it to keep track of the Internet activities (such as websites visited) of their subscribers, and law enforcement agencies use it to detect criminal activities and aid in the prosecution of perpetrators. Our software, which has been developed, tested and continually enhanced over the last eight years, is already successfully capturing and storing tens of billions of data transactions every day. With our recent acquisition of Datakom GmbH, we also provide lawful interception and network monitoring software solutions throughout Europe and the Middle East to government agencies and major corporations.

In response to law enforcement concerns, governments around the world are enacting strict data retention and related legislation to aid in the monitoring and apprehension of criminals. Driven by the terrorist attacks in New York and Washington, D.C. on September 11, 2001, in Madrid in March 2004 and in London in July 2005, this trend continues to be strengthened in order to ensure national security and aid in the seizure and arrest of terrorists. In May 2006, the European Union enacted new Directive 2006/24/EC (the E.U. Data Retention Directive) that mandates the retention of all traffic data generated by fixed and mobile telephony communication, as well as Internet access, Internet telephony and Internet messaging for a period of a minimum of six months to a maximum of two years. The aim of the E.U. Data Retention Directive and other legislation is to enable law enforcement agencies to quickly investigate and prosecute terrorists, pedophiles, drug dealers and other criminals. European telecom-service providers and ISPs will need to comply with the obligations contained within the E.U. Data Retention Directive once E.U. member states have enacted the legislation into domestic law.  E.U. member states have until September 15, 2007 to enact the legislation. Fixed and mobile telephony data retention must be implemented by March 15, 2008. There is an optional deadline to further enact the provisions regarding Internet access, Internet telephony and e-mail until March 15, 2009. Failure to comply may result in serious consequences for communications providers.

In the United States, the latest data retention initiative is part of the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act), introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007. If enacted as proposed, the SAFETY Act would require ISPs to retain records on subscribers and give the U.S. Attorney General powers to establish retention regulations on subscriber data, with possible fines and prison terms for noncompliance. The data retention trend has also affected the corporate world. In the United States, new Federal Rules of Civil Procedure guidelines went into effect as of December 1, 2006. The rules, set by the U.S. Supreme Court, expand the types of electronically-stored information that companies could be required to produce in a lawsuit. In the future, we believe companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.

For our DRS software, we employ a software licensing model that includes an upfront license fee, installation and customization fees and maintenance fees. We also utilize pricing tiers that are based on the number of data transactions to be processed and stored. Our software is standardized, which makes it easy to integrate into the varying infrastructures of our customers, and we can sell the same software to multiple customers without incurring additional software development costs. In the future we expect that our average new licensing contract will generate a $2.0 million initial fee, and that new contracts will range from $1.0 million to $7.0 million.

Because of the E.U. Data Retention Directive mandate, our immediate target customers are domiciled in the European Union countries. They are medium (5 million subscribers) to large (10 to 15 million plus subscribers) telecom operators and medium (1 million subscribers) to larger (2 to 5 million subscribers) ISPs. We are also seeking to sell DRS through large system integrators. These companies integrate our DRS software into telecom-service providers and ISPs. DRS is already in use by several telecom-service providers and ISPs including Telecom Italia SpA and FastWeb SpA, and by Ferrovie Dello Stato (the Italian railroad) and the Italian Ministry of Defense. As more stringent data retention laws are enacted in the United States, Latin America and throughout Asia, we intend to target customers with similar profiles in these regions.

We operate within our industry under the trade name Intelligentias and through our current wholly-owned operating subsidiaries: Retentia, Inc. and Interceptia, Inc. Retentia provides homeland security, data retention and forensics software and services. Interceptia is our lawful intercept company, focusing on lawful interception (wiretapping) of telecommunications by law enforcement authorities and intelligence services. For information relating to our recent acquisition of Datakom, please see “- Acquisition of Datakom GmbH” below.

Industry Overview and Target Markets

In response to law enforcement concerns, governments around the world have enacted and are continuing to enact data retention and related legislation to aid law enforcement agencies in the apprehension of criminals. Spurred by the terrorist attacks in New York and Washington, D.C. on September 11, 2001, in Madrid in March 2004 and in London in July 2005, this trend continues to be strengthened in order to ensure national security and aid in the apprehension of terrorists. The data retention trend has also affected the corporate world. In the United States, new Federal Rules of Civil Procedure guidelines went into effect as of December 1, 2006. The rules, set by the U.S. Supreme Court, expand the types of electronically stored information that companies could be required to produce in a lawsuit. In the future, we believe companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.

These data retention laws require service providers to retain more data, make them available in near real-time, and to archive them for far longer periods of time than they previously were required. As a result, telecom operators, ISPs and law enforcement agencies have been seeking to upgrade their infrastructures to meet government mandates.

The European Union, our major market to date, saw the need to create a framework harmonizing, across the member states, the obligations of telecom-service providers and ISPs to retain certain traffic data and make it available to the authorities for the purpose of investigating, detecting and prosecuting serious crimes. They hope to accomplish this harmonizing through the E.U. Data Retention Directive, discussed more fully under “- Legislation and Government Regulation.” We expect that the E.U. Data Retention Directive will have a significant impact on telecommunication companies and ISPs in that market.

Although most service providers and operators are currently able to fulfill requests from law enforcement agencies, the systems they have in place may not comply with the requirements of the E.U. Data Retention Directive. We believe many of these systems cannot accommodate the amount of the data to be stored, their mediation and data retrieval systems are not secure enough, and/or the data may not be readily available online to satisfy pressing law enforcement inquiries. In the near future, we expect that service providers will be obligated to improve their data retention policies.

These obligations will extend, or have already extended in some countries, to service providers offering access to electronic communication networks, including Internet cafés, public libraries, Wi-Fi hotspot providers and hotels. The systems to be deployed will have to be state-of-the-art, in terms of security, protection and timely response. Data must be securely stored and protected from accidental or unlawful access or destruction and, at the same time, be readily available for access and transmission to the law enforcement agencies. Furthermore, in the case of large operators or service providers with operations in multiple countries that centralize their data retention systems, these systems will need to be compliant with the legislation in each of the countries where the company operates. The E.U. Data Retention Directive may be enforced differently in each country, which may, in turn, add layers of compliance measures to operators which service subscribers in more than one member state.

We estimate that the cost of implementing such systems will be high. Costs related to increasing storage capacity, making the data available online, integrating systems and software, and adding solutions that filter and retain Internet access and traffic data will be significant. In addition, providing the required speed and analysis power will add to the cost of implementing a compliant system. Finally, there will be consulting costs associated with aggregating a comprehensive solution, especially for large and multi-country operations.

We believe that our DRS solution is the only one that completely adheres to the European Union data directives, is currently up and running and processing billions of transactions a day, and is able to process data retention transactions for substantially less than legacy relational database systems. To date, our customers have consisted of telecommunication companies, ISPs and law enforcement agencies, primarily in the European Union. As more stringent data retention laws are introduced in the United States, Latin America and throughout Asia, we intend to target customers, with similar profiles, in these regions of strong emerging demand.

Under the E.U. Data Retention Directive alone, we estimate that communications traffic and location data generated by approximately 500 million people will need to be retained. The U.K.-based Internet Services Provider Association estimates the costs (in order to comply with the E.U. Data Retention Directive) of storing the terabytes of extra data and implementing a quick retrieval system will be approximately £35 million in the first year and £9 million each subsequent year for a large ISP with 1 to 2 million customers.

We are seeking to sell our data retention, lawful interception and investigation software to telecommunication companies, ISPs, law enforcement agencies and corporate enterprises in the European Union, South America and the United States. We have targeted the telecommunications segment as our initial customer base. Given our telecommunications experience and our management’s long-standing industry relationships, we believe that we are positioned to be a leader in the telecommunications industry segment, particularly with respect to homeland security applications. Other attractive target markets include ISPs, enterprises, vehicle movement detection (via license plate capture) and video surveillance.

Other Target Market Segments

In 2008 and 2009, we also expect to enter the e-investigation market through our Investigatia subsidiary, the e-discovey market through our Discoveria subsidiary, the e-recovery market through our Recoveria subsidiary, the video surveillance market through our Spectia subsidiary, and the sexual predator discovery market through our Offendia subsidiary. However, there can be no assurance that any of these market activities will result in definitive customer contracts or project awards, or that entering these markets will be profitable for us.

E-discovery (electronic discovery) refers to any process in which electronic data is sought, located, secured and searched with the intent of using it as evidence in a civil or criminal legal case. E-discovery can be carried out offline on a particular computer or it can be done in a network. The nature of digital data makes it extremely well-suited to investigation. Digital data can be electronically searched with ease, whereas paper documents must be scrutinized manually. Further, digital data is difficult or impossible to completely destroy, particularly if it gets into a network. This is because the data appears on multiple hard drives, and because digital files, even if deleted, can often be undeleted. The only reliable means of destroying data is to physically destroy any hard drive where it is found.

In the process of e-discovery, data of all types can serve as evidence. This can include text, images, calendar files, databases, spreadsheets, audio files, animation, web sites and computer programs. Even malware such as viruses, trojans and spyware can be secured and investigated. E-mail and instant message dialogs can be an especially valuable source of evidence in civil or criminal litigation, because people are often less careful in these exchanges than in hard copy correspondence such as written memos and postal letters.

Electronic discovery is the subject of amendments to the Federal Rules of Civil Procedure, which went into effect on December 1, 2006, and the Sarbanes-Oxley Act that went into effect on July 30, 2002. Our e-discovery company Discoveria will address this market. Our Discoveria solution will likely utilize the Retentia logging and indexing engine and the Interceptia interception engine. Discoveria intends to offer its e-discovery product both as a web-based service and as an “on premise” installed product.

E-recovery (electronic recovery) refers to making copies of data so that these additional copies may be used to restore the original after a data-loss event. These additional copies are typically called “backups.” Backups are useful primarily for two purposes - to restore a computer to an operational state following a disaster (called disaster recovery) and to restore files after they have been accidentally deleted, destroyed or corrupted.

Due to a considerable overlap in technology, backups and backup systems are frequently confused with archives and fault-tolerant systems. Backups differ from archives in the sense that archives are the primary copy of data and backups are a secondary copy of data. Backup systems differ from fault-tolerant systems in the sense that backup systems assume that a fault will cause a data loss event and fault-tolerant systems assume a fault will not. Backups or e-recovery are typically that last line of defense against data loss. According to Disaster Recovery, “despite the number of very public disasters since September 11, 2001, still only about 50% of companies report having a disaster recovery plan. Of those that do, nearly half have never tested their plan, which is tantamount to not having one at all.” Since a backup system contains at least one copy of all data worth saving, the data storage requirements are considerable.

Our e-recovery company Recoveria will address this market. Our Recoveria solution will likely utilize the Retentia logging and indexing engine and the Interceptia interception engine. Recoveria intends to offer its e-recovery product both as a web-based service and as an “on premise” installed product.

Video surveillance (closed-circuit television or CCTV) is the use of video cameras to transmit a signal to a specific, limited set of monitors. CCTV is often used for surveillance in areas that need security, such as banks, casinos, airports and military installations. CCTV systems may operate continuously or only as required to monitor a particular event. The most measurable effect of CCTV is not on crime prevention, but on detection and prosecution. After the bombings in London on July 7, 2005, CCTV footage was used to identify the bombers.

Our video surveillance company Spectia will address this market. Retentia recently purchased technology for our Spectia solution out of a bankruptcy proceeding for approximately $300,000. Our Spectia solution will also likely utilize the Retentia logging and indexing engine. Spectia intends to offer its video surveillance product both as a web-based service and as an “on premise” installed product.

Sexual offender search engine. Sex offender registration is a system in place in a number of jurisdictions designed to allow government authorities to keep track of the residence and activities of convicted sex offenders, including those who have completed their criminal sentences. In some jurisdictions (especially in the United States), information in the registry is made available to the general public via a website or other means. In many jurisdictions, registered sex offenders are subject to additional restrictions, including housing. Those on parole or probation may be subject to restrictions that do not apply to other parolees or probationers. The purpose of such registration and restrictions is to encourage the protection of children and society by increasing the awareness of the community about the recidivism risk that sex offenders present upon release from incarceration. Policy makers and the public who support this intervention also hope that community awareness will assist in preventing future sex offenses.

In 1947, California became the first state to have a sex offender registration program. Community notification of the release of sex offenders from incarceration did not occur until almost 50 years later. In 1994, a federal statute called the Jacob Wetterling Act required all states to pass legislation requiring sex offenders to register with state sex offender registries. Then again in 1996, based on a set of New Jersey laws called “Megan’s Laws,” the federal government required states to pass legislation mandating public notification of personal information for certain sex offenders. The Adam Walsh Child Protection and Safety Act became law in 2006. This law implements new uniform requirements for sex offender registration across the states. Highlights of the law are a new national sex offender registry, standardized registration requirements for the states, and new and enhanced criminal offenses related to sex offenders. In the United States, all 50 states have passed laws requiring sex offenders, especially child sex offenders, to register with police authorities. Sex offenders report where they live when they leave prison or are convicted of a crime. In 2006, California voters passed Proposition 83, which will enforce “lifetime monitoring of convicted sexual predators and the creation of predator free zones.”

Our sex offender search company Offendia will address this market. Offendia will offer its sex offender search product via the Offendia website and as a web-based service accessible from our application programming interface (API). Social networking sites will be able to utilize our API, a source code interface, to access our registry.

Products and Services

Our proprietary data retention and forensic software product is known as our Data Retention Suite. Telecom-service providers use DRS to keep track of the telephone calls made by their customers. Internet service providers use it to keep track of the websites visited by their customers, and law enforcement agencies use it to detect criminal activities and apprehend perpetrators. Our DRS software provides for data capture, storage and subsequent forensics examination of multiple data sets, including phone and web-surfing records. DRS is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of relational database management systems (RDBMS). It is “purpose-built” and excludes RDBMS technology or licensing requirements. DRS uses a distributed architecture that allows very large scalability by using low-end, low-cost servers. It has real-time data analysis and reporting capability, preserves security and access control in complete accordance with the European Union and other directives, requires less hardware and takes less time to install and maintain, making it significantly less expensive than competing systems.

DRS is designed to address the data retention, call detail records and system scalability concerns of our target markets. Data retention generally refers to the storage call detail records (CDRs) of telephony and Internet traffic and transaction data by governments and commercial organizations. In the case of government data retention, the data that are stored are usually those of telephone calls made and received, e-mails sent and received and websites visited. Location data are also collected. The new E.U. Data Retention Directive targets fixed, mobile and Internet telephony, as well as Internet access and e-mail. Providers of publicly-available electronic communications services or of a public communications network must retain essential information such as name, user identifications (user IDs) and addresses of the individuals initiating the communication, as well as those of the targets of such communication. The time and date of the communication, the mobile equipment used and the geographic location involved must also be recorded and retained. Retained data must be securely stored and protected against accidental or unlawful destruction, alteration or unauthorized access. Furthermore, the framework indicates the data should be accessible only to authorized personnel, and the data must be available to competent authorities in specific cases “without undue delay.” Our DRS solutions in place today have proven processing power and scalability and are processing billions of data records every day.

Our Data Retention Suite is a complete package of software products that manages the processing of requests from law enforcement agencies, using a centralized architecture. DRS is comprised of three products: DRS/wm (workflow management), DRS/db (database) and DRS/fs (file systems). DRS/wm handles all phases of warrant execution, including management of incoming requests, the splitting of services, the actual intercept, management of storage system interfaces and multi-repository virtualization. DRS/db and DRS/fs provide for the archiving and fast retrieval of traffic stored on database or file systems storage architecture, in a compressed and encrypted format, to meet our performance standards under our service agreements. DRS/db is completely convergent and data independent, meaning that it accommodates all types of traffic (such as fixed, mobile, Internet and data). Furthermore, our DRS/fs significantly reduces the amount of storage that is dedicated to data retention.

To achieve compliance with the E.U. Data Retention Directive, traditional and incumbent service providers will likely need to perform major overhauls on their call detail systems. Solutions addressing the E.U. Data Retention Directive will have to fulfill many requirements and address integration, retention and analysis. These systems must not only support traditional CDR systems, but also must be ready to support Internet access traffic data in the future. Telecom operators are used to retaining traffic data (and, in some cases, location data) for commercial purposes such as billing. However, it is not always the same with respect to Internet data. Under the E.U. Data Retention Directive, only the required information is to be retained, such as the user ID of the sender and receiver of messages and the calling and called party of Internet telephony. Appropriate filtering mechanisms therefore must be implemented to avoid retaining content data.

Additionally, storage and access systems must be such that there is either a logical separation of data or a query system to access only allowed data, in accordance with the E.U. Data Retention Directive. In the case of multiple-country operations, if the operator implements centralized storage and query systems, these systems must be able to adapt to the differences in the implementation of the E.U. Data Retention Directive. For example, different countries may have different retention periods and the query system must be aware of such differences. At the same time, the storage solution must be able to selectively dispose of data at different intervals. Service providers have to develop appropriate processes to ensure that lawful requests for retained data are handled by authorized personnel, and that they are efficiently and satisfactorily fulfilled. These processes must also address issues such as inaccessibility of data to unauthorized employees, protection of data that must not be disclosed and prevention of accidental disclosure of retained data.

Traditional and incumbent operators face another challenge. Many existing CDR systems have been built over time and as requirements for tracking records were mandated and service options were expanded. Consequently, many CDR systems are patchwork systems, assembled and updated at different times, mostly to fulfill the needs of the operator’s own business and the need to comply with the regulatory environment. Many of these systems were originally built in-house and complemented with third-party systems. The integration process of the CDR systems is constant for operators. Adapting current CDR systems to comply with the E.U. Data Retention Directive is possible; however, it will require important systems integration initiatives, as well as a substantial increase in storage capacity to be able to provide timely results. Current systems do not usually have an inherent segregated data storage capability or extensive security provisioning. Our DRS solutions in place today have the necessary data capture, storage and subsequent forensics examination capabilities for multiple data sets, including phone and web-surfing records, to meet current CDR system needs. Our DRS solutions will enable telecommunication companies and ISPs to preserve their investment in legacy systems and still meet the requirements of the E.U. directives.

Under the E.U. Data Retention Directive provisions alone, communication traffic and location data generated by approximately 500 million people will need to be retained. Service operators across the European Union will be required to store much more data than previously and for longer periods. Several studies have been conducted by vendors and trade organizations on the amount of data that will be required to be retained. This depends, of course, on the types of communication services offered. Regardless, the industry is in agreement that the data will range from tens to hundreds of terabytes, depending on the size of the service provider and the communications services it offers.

Many service operators rely on conventional RDBMS technology to store this data. Our DRS solution is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of RDBMS. We estimate that it requires five times less raw data to be stored than a traditional RDBMS, which results in a sizable reduction in customers’ storage requirements and potentially significant cost savings. DRS also uses a distributed architecture that allows very large scalability by using low-end, low-cost servers.

Growth and Expansion Strategy

Our current focus is to expand Retentia’s business and the penetration of our DRS software in our target markets, notably Europe, the United States, South America, the Middle East and Southeast Asia, particularly as these populated regions adopt and strengthen their data retention laws. For instance, in the United States, with a population of approximately 300 million people, there are more than 600 million combined landline, cellular and Internet subscribers. Given current legislative trends, we view the U.S. market as a similarly rich environment for our data retention software. We intend to accomplish organic growth by expanding our sales channel, developing our in-house channel support, extending our product line, building our industry position and accelerating our sales and marketing efforts.

With the launch of Interceptia in mid-2007 with our acquisition of Datakom, and of Investigatia in 2008, we expect to further broaden our product and service offerings, and provide additional growth opportunities for our company. Through Interceptia, we entered the lawful interception product area. Lawful interception is the actual archiving of the content of telephone calls and the recording of websites visited. Through Investigatia, we will enter the field of behavioral tracking and data investigation, which encompasses the monitoring and examination of data streams to determine malicious behavior and other potential anomalies. It intends to focus on fraud, identity theft and identity authenticity and verification. In addition, during 2008 and 2009, we expect to launch operations through wholly-owned subsidiaries Spectia, Inc., Discoveria, Inc., Offendia, Inc. and Recoveria, Inc. Spectia will focus on video surveillance by law enforcement authorities and intelligence services. Discoveria will focus on e-discovery within the small and medium-sized business market. Recoveria will focus on e-recovery within the small and medium-sized business market, and Offendia will focus on the identification and prosecution of sexual offenders in the social networking market.

Rather than internally developing software for lawful interception and other product or service offerings, we intend to acquire companies that are already established in these niche markets. As of the date of this prospectus, we have identified several well-positioned companies as potential acquisition targets. Areas of specific interest to us are, and will continue to be, data retention, lawful interception, forensic investigation - to detect anomalous behavior - and preemptive analysis, such as bank fraud detection and management. The companies we have identified provide what we believe are complementary software and/or technology platforms, existing customer bases in various niche or regional markets and trained professional employees. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that any acquisition will be successfully completed by us.

On June 7, 2007, we acquired all of the outstanding stock and business activities of Datakom GmbH of Germany. We believe that the Datakom acquisition will add significant value to our company as a result of:

•	the global market potential for Datakom’s European Telecommunications Standards Institute-compliant products and network monitoring systems,

•	Datakom’s unique expertise in protocols, topologies and lawful interception architectures,

•	the high profit margins of Datakom’s proprietary product suite,

•	the massively flexible and proven architecture of Datakom’s technology,

•	Datakom’s highly configurable user interfaces,

•	Datakom’s carrier-grade transaction framework, which is highly scalable,

•	Datakom’s long-term relationships with telecommunications companies and law enforcement agencies, and

•	Datakom’s proprietary and patent-protected technology.

Acquisition of Datakom GmbH

On June 7, 2007, we acquired all of the outstanding stock and business activities of Datakom GmbH of Germany for consideration of $10,500,000 in cash and 14,000,000 restricted shares of our common stock. Of the cash consideration, $2,000,000 was immediately paid and the remaining $8,500,000 is payable by June 2008 to complete the acquisition. For more than 20 years, Datakom has specialized in the network monitoring and intelligence gathering business, with a focus on information sent via telecommunications systems and the Internet.

Datakom, along with its wholly-owned subsidiary Gten AG, provides monitoring, network security and lawful interception (wiretapping) software and services to ISPs, telecommunications companies, law enforcement agencies and other government agencies in Germany, Africa and the Middle East. Founded in 1986, Datakom has deployed its technology in more than 10,000 customer installations. Datakom’s proprietary and patented technology enables its customers to legally identify, control, shape, re-direct and duplicate network traffic. Its solutions are designed to simplify network architecture and support existing protocols with no impact on network performance. We intend to market Datakom’s products in Europe, the Middle East and Africa under the Datakom and Gten brand names and under our Interceptia brand in the United States and other parts of the world.

Datakom's key technology advantage results from a proprietary software application it has developed utilizing Deep Packet Inspection (DPI). We believe that our software gives Datakom a significant competitive advantage over other products in the marketplace. DPI is a form of computer network packet filtering that examines the data part of a through-passing packet (e-mail, instant message dialogs, websites visited, voice calls and other types of network traffic), searching for non-protocol compliance or pre-defined criteria to decide if the packet can pass. This is in contrast to shallow packet inspection (usually called packet inspection), which just checks the header portion of a packet.

Datakom’s proprietary technology enables DPI technology to dig deeper into packets to identify individual items of data out of traffic as it speeds through the network. This allows telecommunications companies to readily know which packets of information a person is receiving online from e-mail, to websites visited, to sharing of music, video and software downloads and other methods of communication. A tagged packet can be recorded, indexed, redirected, blocked, sped up, slowed down, captured, archived and found again at a later time as directed by Datakom’s customers. DPI is also increasingly being used in security devices to analyze flows, compare them against policy, and then treat the traffic appropriately (for example, block, allow, rate limit, tag for priority or mirror to another device for more analysis or reporting).

Datakom markets its products to ISPs, telecommunications companies, law enforcement agencies and other government agencies. These are many of the same types of customers to which we market our Retentia DRS product. Datakom has deployed its proprietary software and other technologies across two main product areas - network analysis and lawful interception. Network analysis equipment and services are offered directly through Datakom. Lawful interception equipment, software and services are offered through Gten.

Network analysis is a range of techniques employed by engineers and planners to study the properties of networks including connectivity, capacity and rates of flow. Network analysis can be used to estimate the capacity of a network or to plan for additions to an electrical distribution system. In addition, network forensics is the capture, recording and analysis of network events in order to discover the source of security attacks or other problem incidents. Datakom offers test, analysis and performance management systems for voice and data networks, as well as training and consulting services. Datakom has product categories for LAN, WAN, LAN/WAN, VoIP, cellular mobile and network application performance.

Lawful interception (also known as wiretapping) is the interception of telecommunications by law enforcement agencies (LEAs) and intelligence services, in accordance with local law and following due process and receiving proper authorization from legal authorities. While the detailed requirements for lawful interception differ from one jurisdiction to another, the general requirements are the same - the lawful interception system must provide transparent interception of specified traffic only, the subject (target) must not be aware of the interception and the service provided to other users must not be affected during interception. Gten provides technologies and services for monitoring, recording and reconstructing telecommunications data for the use of network operators and LEAs. Gten offers customers a full-service solution which includes all of the services and systems required for monitoring network communications as decreed by a court order. Its lawful interception solution is used to assist in intelligence and evidence gathering and aid in the prosecution of terrorists, drug traffickers, child pornographers, arms dealers, money launderers, kidnappers and other serious criminals. Gten has nine major products: the Siemens Monitoring Center (MC), Gten Poseidon, Top Layer DCFD, GTEN Amado ATM filter and ATM packet receiver, CloudShield CS-2000, ENDACE Network Monitoring Interface Cards (NMIC), GTEN P2P Control and Layer IDS Balancer (Intrusion Detection System).

Lawful interception is subject to substantial legislation and government regulation. Many countries worldwide maintain lawful interception requirements similar to those in Europe and the United States. In the European Union, the European Council Resolution of 17 January 1995 on the Lawful Interception of Telecommunications (Official Journal C 329) mandated lawful interception measures on a pan-European basis. Although some European Union member states only reluctantly accepted this resolution for privacy concerns, there appears now to be general agreement with the resolution. Currently, interception mandates in Europe are generally more rigorous than those in the United States.

In the United States, two laws cover most of the governance of lawful interception. The 1968 Omnibus Crime Control and Safe Streets Act, Title III, pertains mainly to lawful interception criminal investigations. The second law, the 1978 Foreign Intelligence Surveillance Act (FISA) governs wiretapping for intelligence purposes where the subject of the investigation must be a foreign (non-U.S.) national or a person working as an agent on behalf of a foreign country. During the 1990s, to help law enforcement more effectively carry out wiretap operations, especially in view of the emerging digital voice and wireless networks at the time, the U.S. Congress passed the Communications Assistance for Law Enforcement Agencies Act (CALEA) of 1994. This act provides broad guidelines to network operators on how to assist LEAs in setting up interceptions and the types of data to be delivered. See also “- Legislation and Government Regulation - Data Retention in the United States” below. Most recently, as a response to the terrorist events of September 11, 2001, the U.S. Congress incorporated various provisions related to enhanced electronic surveillance in the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act). These wiretap provisions are mainly updates to those expressed under FISA.

Datakom’s core proprietary technology is protected by a patent. Datakom’s original patent (DAT-011-DE, DAT-011-PCT) is described as “method and system for monitoring speech and/or data network connections irrespective of location by commissioning agency,” and covers interception of telecommunication (including data and voice) on physical and logical network connections filtering according to different warrant identification criteria. It includes tagging and time stamping of intercepted telecommunication and transmission to LEAs via a transit-network, and interception covers voice and data connections in WAN and/or LAN (V.24, X.21, V.35, V.36, UTP-5, ISDN-S0, ISDN S2M, E1, E3, DS-1, DS-3, OC3/STM 1, Ethernet and Token Ring). The patent has been granted in Germany and Europe (country publication in Austria, Switzerland/Liechtenstein, etc.). In addition, Datakom is seeking an extended patent (GTE-013-DE, GTE-013-PCT) described as “method and arrangement for monitoring of voice and/or data network connections independent of location by authorities,” which covers the content of DAT-011-DE and, additionally, specifies and improves transmission (for example, fragmentation and re-assembly) to LEAs via single or multiple transit channels. This patent is pending in Germany and Europe.

Datakom is organized as a German limited liability company. Datakom has offices in Munich, Bremen and Pyrmont, Germany. The Munich office handles management, administration, sales, marketing, engineering, support and business development. The Bremen office handles engineering, support and software development. The Pyrmont office operates as a regional sales office. Datakom maintains corporate websites at www.datakom.de and www.gten.de. The contents of these websites are not part of this prospectus and should not be relied upon with respect to this offering. Datakom currently employs approximately 25 people.

Retentia Customers and System Integrators

Our marketing focus is on telecommunications companies, ISPs, law enforcement agencies and corporate enterprise customers, primarily in the European Union initially, with but expanding into the United States and South America. We are also seeking to sell DRS through large system. These companies (our direct customers) integrate our DRS software into telecom-service providers and ISPs (our indirect customers). Our largest customer footprint is in Italy, and early adopters of our DRS software include Telecom Italia SpA, FastWeb SpA, Ferrovie Dello Stato (the Italian railroad) and the Italian Ministry of Defense.

Isilon Systems, Inc. accounted for $1,320,000, or approximately 80%, of our data retention revenues in the nine months ended September 30, 2007. Together with Siemens AG, Telecom Italia SpA and Telecom Italia Mobile Brazil, the four companies accounted for 94% of our data retention revenues in this period. Revenue from Isilon Systems is expected to decline as a percentage of our total revenues as we expand our operations. A decision by Isilon Systems to discontinue or limit its relationship with us could result in a significant loss of revenue to us.

Inanna Group and Deutsche Telecom accounted for $2,306,693, or approximately 60%, of our lawful interception and network monitoring revenues in the nine months ended September 30, 2007. Together with Deutsche Bundesbank, Elaman GmbH and T-Systems, the five companies accounted for 79% of our lawful interception and network monitoring revenues in this period.

Overall, approximately 66% of our revenues in the nine months ended September 30, 2007, or approximately $3,626,693, were attributable to Isilon Systems, Inanna Group and Deutsche Telecom.

Except for Isilon Systems, Inanna Group and Deutsche Telecom, no single customer accounted for more than 10% of our revenues during 2007. In 2006, we recognized no material revenues.

Business Pipeline

As compliance with the E.U. Directive has become effective, and as other developed and populated regions of the world move toward implementation of similar legislation, our sales opportunities continue to grow. Our prospective customers include fixed- and wireless-telecommunications companies, ISPs, government agencies and large business enterprises. We currently have approximately 50 potential licensing opportunities at various stages of development, ranging from “under negotiation” to “quoted orders” to “awaiting booking” to “booked,” as explained below.

“Under negotiation” signifies that we have met with a prospective customer and are preparing a bid proposal. “Quoted orders” refer to customers with whom there have been detailed meetings, a written proposal has been presented, and we are awaiting a response. “Awaiting booking” means that we have obtained a verbal order and are waiting for the arrival of a signed purchase order. Finally, “booked” indicates that we have received a signed purchase order. The potential arrangements range in size from $300,000 to $3,000,000, and most of these target customers are located in the European Union, the Middle East and South America. We are also pursuing business prospects in North America.

Our business pipeline consists of many new relationships and “add-on” opportunities with existing customers. Our typical sales cycle averages four to six months. We believe that the cycle will shorten to only a couple of months as we package our software with pre-sourced hardware and following the E.U. Data Retention Directive deadlines.

Sales and Marketing

We primarily sell our software through an outside sales channel of network equipment providers and system integrators, industry consultants, storage and server providers, and by word of mouth. We support our outside sales channel with in-house technical and sales assistance. Our in-house sales team has greater product knowledge than our resellers do, while our resellers have long-standing relationships with potential customers. We believe that our channel partnerships promote marketing efficiency and strategic positioning. Our current channel partners include network equipment providers and system integrators. Prospects seeking data retention solutions often make their first inquiries to companies that manufacture telecommunications equipment or ISP hardware, or to those performing system integration services.

We have developed marketing and sales relationships with major corporations in these areas. We are seeking to increase the flow of leads from these channels by offering additional vertical business solutions, such as lawful interception and data investigation, beginning in 2008. In addition, the data retention services market has recognized consultants, who also often act as trusted advisors when assisting clients in implementing critical systems. We are working to develop strategic partnerships with these consultants to create business solutions that have our DRS as their backbone.

Our costs are reduced by the fact that many end-user customers can require the same solution, which enables us to resell the same software to many customers without incurring significant additional costs. In our sales channel model, we believe resellers have no viable competitive product offerings. The captive nature of our sales channel partners also applies throughout our business and to the ultimate end-user as well. Once we have completed the process of provisioning and deploying our software and equipment and activating a new customer on the DRS system, it becomes arduous to switch to another service provider.

We believe that our sales and marketing strategy accomplishes a number of goals, such as maximizing “feet on the street” with a minimal upfront investment, shortening the ramp-up for delivering products to the prospective customer universe, gaining market entry into remote markets, and creating the “one-to-many” relationships that give our products the widest possible exposure. We have already identified companies in Europe, South America and the United States with which we wish to develop sales and marketing relationships, in order to drive revenue opportunities in these attractive markets. Additionally, with our recent acquisition of Datakom, we have added nine major products to our offerings and deeper contacts within our existing customer base.

Technology Platform and Intellectual Property

The technology behind our DRS data retention solution provides for data capture, storage and subsequent forensic examination of multiple data sets, including phone and web-surfing records. DRS is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of relational database management systems. It is “purpose-built” and excludes RDBMS technology or licensing requirements. DRS uses a distributed architecture that allows very large scalability by using low-end, low-cost servers. It has real-time data analysis and reporting capability, preserves security and access control in complete accordance with the European Union and other directives, requires less hardware and takes less time to install and maintain. In implementing DRS, we have engaged and continue to engage in technology partnerships with some of the world’s leading technology companies.

Our DRS software was engineered and developed independently. We consider it proprietary and confidential, and protected under trade secret laws. We have no patents on our software or technology. In the past, we have protected our proprietary and confidential information through a series of non-compete and non-disclosure contracts with our employees and other interested parties. The law of protection of confidential information effectively allows a perpetual monopoly in secret information, and it does not expire as would a patent. The lack of formal protection, however, means that a third party is not prevented from independently duplicating and using the secret information once it is discovered. We do not consider the grant of patents essential to the success of our business.

We have filed trademark applications for our use of the marks Intelligentias, Retentia, Interceptia and Investigatia. We own the dot.com, dot.net and other URLs for each of our companies. We do not manufacture our own hardware products. Hardware that we utilize in our data retention solutions is provided by third-party vendors or directly from manufacturers.

In terms of research and the product development, as technology advances and new hardware equipment becomes available, we develop essential connection software to process the data that these new units produce. We also continue to improve the software displays (GUI) of our application layer based on ongoing customer feedback and suggestions.

With the recent acquisition of Datakom, we also gained access to Datakom’s proprietary software and technology. Datakom’s core proprietary technology is protected by an original patent (DAT-011-DE, DAT-011-PCT), described as “method and system for monitoring speech and/or data network connections irrespective of location by commissioning agency,” granted in Germany and Europe. Datakom is seeking an extended patent (GTE-013-DE, GTE-013-PCT), described as “method and arrangement for monitoring of voice and/or data network connections independent of location by authorities,” which is pending in Germany and Europe.

Competition and Competitive Advantages

We believe that our DRS software product has certain significant competitive advantages over other products we have come across. Notably, we believe that DRS costs less, requires less hardware, takes less time to install and maintain, has proven reliability and scalability, enables real-time reporting, is more secure and meets E.U. Data Retention Directive standards.

Data retention software is typically priced based on the number of data transactions processed per day. Our sales strategy is to be the lowest cost provider, and because our competition uses less efficient software that requires more databases and hardware, we believe we have a significant pricing advantage. Our software requires less hardware for several reasons. We do not require as many databases to process an equal number of data transactions as compared to our competitors. Fewer databases translate into less hardware and fewer administrators. In addition, we compress the data we capture so our solution requires less storage.

Because our solution requires fewer databases and, therefore, less hardware, our solution can be installed and maintained in less time. Our software is already up and running in carrier class installations and scaling to tens of billions of data transactions processed on a daily basis. To comply with the E.U. Data Retention Directive, ISPs will have to retain and manage web-surfing data. The amount of data that they will generate per customer is many times more than that captured and stored by telecommunication companies. This means that regardless of security and privacy-related issues, we believe that it would not be financially feasible for ISPs to capture and store this amount of data using traditional or home-grown solutions.

The E.U. Data Retention Directive requires reporting, once a law enforcement inquiry has been made, “without undue delay.” Our solution returns real-time reports to law enforcement agencies and completely complies with the directive. Because our competitors’ software requires more databases, requests from law enforcement must be queried across multiple databases. In turn, our competitors’ responses can be more time-consuming to generate.

The E.U. Data Retention Directive also mandates that retained data must be “tamperproof and secure.” Our software is proprietary and highly tuned as a purpose-built file system. The system is “write once” and “read many,” or “WORM.” This means that data captured by our software cannot be tampered with or deleted. This unique ability sets our DRS solution apart and ahead of those that rely on relational database technology. The data captured by many of our competitors’ products are stored in a database. As such, they can be edited, altered or deleted by the database administrator who, in turn, can then cover the tracks by deleting log files.

Our only known direct competitor is Hewlett-Packard Co. (H-P). H-P has much better brand recognition than we do. However, we believe that its solution does not meet the E.U. Data Retention Directive guidelines, is hardware intensive and, therefore, more expensive than ours. Other companies have offerings that may compete in some or all aspects of our target market. These competitors, and other possible new competitors, may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs, longer operating histories and more established relationships than we currently have.

Oracle, EMC and Netapp (Network Appliance) may be considered indirect competitors. However, while these companies operate in the broad category of data retention and storage, they do not operate in the subset category of data forensics. In order to comply with the E.U. Data Retention Directive, any competitor will need to offer data forensic capabilities. Data forensics is the ability to track the historical activities of a suspect in real-time and provide tamperproof court-quality evidence.

Also, a number of the companies in our target market have their own in-house database systems and development teams, which can be competitive to ours. In the past, many telecommunications companies put together in-house data forensics solutions, simply by expanding their relational databases and storage infrastructures. We believe that these are inefficient solutions that became many times more expensive than ours, accomplish far less and are very cumbersome to maintain. Due to the E.U. Data Retention Directive regarding data security and privacy, we believe that it will no longer be practical for telecommunication companies to use legacy solutions that rely on relational database technologies. These database systems lack sufficient security and the E.U. Data Retention Directive makes it clear that service providers and their management teams will be liable for lost and/or intentionally deleted data records.

Legislation and Government Regulation

The last few years have seen increased regulatory focus domestically and abroad in data retention and various regulatory mandates for accessibility to such data by law enforcement agencies, intelligence services and other government agencies. The primary aim of this regulatory focus and related data retention legislation is to enable law enforcement agencies to quickly investigate and prosecute terrorists, pedophiles, drug dealers and other criminals.

These data retention laws require service providers to retain more data, make them available in near real-time, and to archive them for far longer periods of time. As a result of this legislation, we believe telecommunications companies, ISPs, law enforcement agencies and corporate enterprises will seek to upgrade their infrastructures to meet government mandates.

In the European Union, Directive 2006/24/EC of the European Union (the E.U. Data Retention Directive) is currently a prime motivating factor behind data retention initiatives. We expect that more stringent data retention laws will also proliferate in the United States, Latin America and throughout Asia.

E.U. Data Retention Directive

The key purpose of adopting the E.U. Data Retention Directive is to harmonize E.U. member states’ provisions concerning obligations of “communications providers” (providers of publicly-available electronic communications or public telecommunications networks) to retain certain data which are generated or processed by them. The reason for requiring the retention of this data is to ensure that national security authorities can investigate, detect and prosecute serious crime and, in particular, terrorist activity.

The E.U. Data Retention Directive came into effect on May 3, 2006. The governments of E.U. member states had until September 15, 2007 to transpose the E.U. Data Retention Directive into national legislation. If an E.U. member state fails to implement the E.U. Data Retention Directive into national legislation within the time limit provided, the European Commission may bring action against it within the European Courts. Once the national legislation is in force, communications providers will need to comply with it.

Some E.U. member states may seek permission from the European Commission to implement national legislation at a slightly later date (for example, the United Kingdon has indicated that it will seek permission to bring the U.K. rules into effect on October 1, 2007, rather than September 15, 2007). It is also not uncommon for some E.U. member states not to implement national legislation within the required time frame. In that event, communications providers may not be obliged to comply with the E.U. Data Retention Directive within these jurisdictions until a later date. In addition, the E.U. Data Retention Directive contains a provision which allows each E.U. member state to postpone the application of the directive to the retention of Internet communications data until March 15, 2009. E.U. member states intending to postpone the application of the E.U. Data Retention Directive had to notify the European Commission and Council by way of a declaration. The following E.U. member states have made such a declaration: the Netherlands, Austria, Estonia, the United Kingdon, Cyprus, Greece, Luxembourg, Slovenia, Sweden, Lithuania, Latvia, Czech Republic, Belgium, Poland, Finland and Germany. Therefore, in 16 of the 27 E.U. member states, the data retention obligations will not apply to Internet communication data until March 15, 2009.

Several E.U. member states had previously adopted voluntary codes of practice in relation to data retention. Communications providers active in the European Union may well already be complying with these, pending the implementation of the E.U. Data Retention Directive at national level in E.U. member states. This legislation was also the subject of some controversy during the adoption procedure within the E.U. institutions. Two member states (Ireland and Slovakia) voted against the adoption of the E.U. Data Retention Directive. Ireland has subsequently brought an action against the European Council and Parliament for the E.U. Data Retention Directive to be annulled on the basis that it was adopted under the wrong legal basis. No date has been set for the case to be heard by the European Court of Justice. If the E.U. Data Retention Directive is annulled by the European Court of Justice, it may be the case that certain E.U. member states may decide not to implement national regulations or, if national regulations have already been adopted, they may be repealed.

The E.U. Data Retention Directive concerns the following categories of data related to mobile or fixed network telephony and Internet communications data (Internet access, Internet e-mail and Internet telephony):

•	data necessary to trace and identify the source of a communication,

•	data necessary to identify the destination of a communication,

•	data necessary to identify the date, time and duration of a communication,

•	data necessary to identify the type of communication,

•	data necessary to identify users’ communication equipment or what purports to be their equipment, and

•	data necessary to identify the location of mobile communication equipment.

E.U. member states must ensure that the categories of data specified in the E.U. Data Retention Directive are retained by communications providers for a minimum period of six months and a maximum period of two years from the date of the communication. The maximum retention period may be extended “for a limited period” where an E.U. member state faces particular circumstances that warrant such an extension and the European Commission approves the extension.

The E.U. Data Retention Directive also contains certain provisions in relation to data protection and data security. E.U. member states must ensure that communications providers adhere to minimum standards in relation to data security principles with respect to data retained in accordance with the E.U. Data Retention Directive.

The largest impact of the E.U. Data Retention Directive on telecommunication companies and ISPs (operators) in the European Union is the requirement to store extraordinary amounts of data. Operators usually retain traffic data for marketing and business purposes, such as billing, and purge them as soon as they are no longer required. For example, operators do not generally retain data of calls completed but not answered, or calls made to free numbers, since these calls are not charged to the originating number. The data to be stored in compliance with the data retention regulations are expected to be in the tens of terabytes, if not hundreds of terabytes for larger operators, and for much longer terms.

Data Retention in the United States

In the United States, the latest data retention initiative is part of the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act), introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007. If enacted as proposed, the SAFETY Act would require ISPs to retain records on subscribers and give the U.S. Attorney General powers to establish retention regulations on subscriber data, with possible fines and prison terms for noncompliance.

In 1994, the U.S. Congress passed the Communications Assistance for Law Enforcement Act (CALEA) in order “… to make clear a telecommunications carrier’s duty to cooperate in the interception of communications (wiretapping) for law enforcement purposes, and for other purposes.” The U.S. Congress passed CALEA to aid law enforcement in its effort to conduct surveillance of citizens via digital telephone networks. CALEA obliges telephone companies to make it possible for law enforcement agencies to tap any phone conversations carried out over its networks, as well as making call detail records available. The act also stipulates that it must not be possible for a person to detect that his or her conversation is being monitored by the respective government agency.

In March 2004, the U.S. Department of Justice, Federal Bureau of Investigation and Drug Enforcement Agency filed a “Joint Petition for Expedited Rulemaking” in which they requested certain steps to accelerate CALEA compliance. This petition mainly involved extending the provisions of CALEA to cover citizens’ communications that travel over the Internet. The CALEA compliance deadline was May 14, 2007, and applies equally to all facilities-based broadband access providers and interconnected VoIP service providers.

CALEA impacts both our Retentia business (DRS can be used for storage and access of CDRs ) and our Interceptia business (which focuses on legal interception/wiretapping of telecommunications by law enforcement authorities and intelligence services). For additional information concerning the impact on Datakom, see “Acquisition of Datakom GmbH” above.

The data retention trend has also affected the corporate world. As of December 1, 2006, new Federal Rules of Civil Procedure guidelines went into effect in the United States. The rules, set by the U.S. Supreme Court, expand the types of electronically-stored information that companies could be required to produce in a lawsuit. In the future, companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits. According to a recent online survey, executives are ill-prepared for the new rules. In a November 2006 study by Deloitte Financial Advisory Services, almost 70% of respondents said they require more training on their own corporate record retention policies and procedures. The respondents included many chief financial officers, tax directors, finance directors, attorneys and controllers.

We believe that the new Federal Rules of Civil Procedure guidelines impact both our Retentia business (DRS can be used for storage and access of corporate enterprise communications) and our Investigatia business (which will focus on fraud detection, identity theft mitigation, identity authentication and verification).

Facilities

We lease approximately 1,000 square feet of space in San Francisco, California, 7,000 square feet of office space in Rome, Italy, and 1,000 square feet of space in London, England. We pay approximately $3,000, $20,000 and $3,000 per month, respectively, in rent under these leases, which expire in August 2008, February 2010 and February 2008, respectively. We believe these facilities are adequate for our present level of operations.

With the recent acquisition of Datakom, we will have additional executive and sales offices in Munich, Bremen and Pyrmont, Germany. See “Acquisition of Datakom GmbH” above.

Employees

We currently have approximately 75 full-time employees, and believe that our relations with employees are excellent. With the recent acquisition of Datakom, we expect our number of full-time employees to grow to approximately 100. See “Acquisition of Datakom GmbH” above.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

MANAGEMENT

Directors and Executive Officers

The names and ages of our directors and executive officers, and their positions with us, are as follows:

NAME	AGE	POSITION

Ian W. Rice	67	Chairman of the Board of Directors and Chief Executive Officer

Luigi Caramico	41	President and Director

Mario Mené	41	Chief Technical Officer and Director

Thomas A. Spanier	61	Chief Financial Officer, Secretary and Treasurer

Royston Hoggarth	45	Director

Paul Hoffmann	58	Co-Chairman of the Board of Directors designee

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Ian W. Rice - Chairman of the Board of Directors and Chief Executive Officer

Ian W. Rice has been our Chairman of the Board of Directors and Chief Executive Officer since December 2006. For more than 25 years, Mr. Rice has been involved in the funding, development and management of early-stage companies. Since November 1985, he has been a consultant to Sigma Limited S.A., a Swiss investment firm that concentrates on development-phase technology companies. He was a founder of Oxley Energy Inc., a natural gas exploration and production company with assets in Texas and South Africa, in December 2003. Mr. Rice was the Chairman of Wall Street Strategies Corporation in New York, a distributor of financial advice, from June 1999 to November 2000. From June 1997 to August 2001, Mr. Rice was Chairman of Ikon Ventures, an Italian manufacturer of environmentally-friendly chemicals for the detergent industry. Mr. Rice was a founder and a director of the Irish company, Navan Resources PLC, from 1987 until 1993. From 1979 to 1983, Mr. Rice was President of the Carlton Football Club, which won the Australian Rules Football Premiership in 1981 and 1982. In 1972, he founded Dairy Bell Ice Cream, a national manufacturer and distributor of ice cream in Australia, and served as its Chairman until 1980. From 1969 to 1972, Mr. Rice was a major franchisee of Kentucky Fried Chicken in Australia.

Luigi Caramico - President and Director

Luigi Caramico has been our President since December 2006 and a member of the board of directors since March 2007, and was the co-founder of the predecessor of Retentia, Inc., Systeam Italy SpA, in 1989. Mr. Caramico is responsible for corporate strategy focusing primarily on business development. From 2003 to 2006, he was the President and Chief Executive Officer of SysteamUS, Inc., the holding company of Systeam Italy SpA. From 1998 to 2003, he was Chief Technical Officer and a board member of Systeam Italy SpA. Mr. Caramico has expertise in advertising systems, DVD technologies, broadband and digital video processing. Mr. Caramico successfully patented a video-on-demand server and a DVD archiving system. In 1995, Mr. Caramico joined Stream SpA, a leading Italian pay-TV company. There, he was responsible for a joint project with Microsoft Corp. for the localization and implementation of the Microsoft Interactive TV Platform (MiTV) working out of its Redmond, Washington campus. In 1984, he was co-founder, partner and technical director of Studio Sistemi Grafici srl, a computer graphics company that created on-screen highlights and statistics for the Sunday afternoon soccer games, and other programs for the Italian Broadcasting Companies. He is a member of IEEE (Institute of Electrical and Electronics Engineers, Inc.) and the New York Academy of Sciences.

Mario Mené - Chief Technical Officer and Director

Mario Mené has been our Chief Technical Officer since December 2006 and a member of our board of directors since March 2007, and was the Chief Technical Officer of the predecessor of Retentia, Inc., our wholly-owned subsidiary, since 1992. He is responsible for our technical vision and for the design and implementation of all of our products. From 2001 to 2002, Mr. Mené was technology advisor for Acantho SpA, one of the leading IPTV broadband network operators in Italy, where he co-created its business and operations plan. From 1999 to 2000, he was Chief Technology Officer and a board member of SysteamUS, Inc. In 1999, Mr. Mené was DVB area manager for Systeam, for the design and integration of digital television systems. He coordinated Systeam’s participation at the European pool for the delivery of DVD authoring systems to VideoCentro, an Italian-based company. He designed the satellite platform for the delivery of digital television services for Stream SpA, a leading Italian pay-TV company. Additionally, Mr. Mené participated in the creation of the Conditional Access System for Digital Television coordinating the Systeam workgroup in Irdeto/Mindport (Netherlands). Mr. Mené obtained a degree in Electronic Engineering from the Universita La Sapienza in Rome, Italy. He was a Research Assistant at the University of Adelaide, Australia and at ENEA, the Italian National Agency for New Technologies, Energy and Environment.

Thomas A. Spanier - Chief Financial Officer, Secretary and Treasurer

Thomas A. Spanier has been our Chief Financial Officer, Secretary and Treasurer since September 2007. From August 2005 to February 2007, Mr. Spanier was Chief Financial Officer of Xalted Networks, Inc., holding company of SysteamUS, Inc. From April 2004 to June 2005, Mr. Spanier was Chairman and CEO of Digital Video Systems, Inc, a developer and manufacturer of DVD loaders and players with operations in Korea, China and India. From May 2003 to March 2004, Mr. Spanier was engaged by Maple Optical Systems, Inc., a venture backed, development stage telecom equipment developer, to close the company. From October 2001 to April 2003, Mr. Spanier served as Senior Vice President, Finance and Operations, of Cradle Technologies, a development stage, venture backed fabless semiconductor company. In 2000, Mr. Spanier joined UptimeOne, Inc., a start-up application service provider of extranet services to the food industry, as President and Chief Operating Officer. In 1998, the California Culinary Academy (CCA) retained Mr. Spanier as Executive Vice President and Chief Financial Officer, and then as Chief Operating Officer until the company was sold in 2000. From 1992 until 1998, Mr. Spanier provided consulting and interim management services to a broad range of companies in the high technology, service, and manufacturing industries. In 1990, he was retained to help California Culinary Academy launch its initial public offering and served as Executive Vice President and Chief Operating Officer until 1992. He served as turn-around Chief Executive Officer of Sullivan Co., a manufacturing, retail and contracting business, from 1988 to 1990. In 1975, Mr. Spanier founded Sullivan Industries, and served as Chief Executive Officer until 1987. Sullivan Industries developed, manufactured and marketed stealth materials and systems for U.S. and foreign defense agencies. Mr. Spanier earned a B.S. degree (Phi Beta Kappa) in Business from the University of California, Berkeley, and an M.B.A from Harvard Graduate School of Business.

Royston Hoggarth - Director

Royston Hoggarth has been a member of our board of directors since April 2007. Mr. Hoggarth provides our company with a wealth of experience from senior management positions in a number of telecommunications, wireless and technology services companies. From April 2003 to March 2005, he has served as Chief Executive Officer, UK, EMEA, US for Cable & Wireless PLC, one of the world’s leading international communications companies, and, from January 1998 to March 2003, as Supervisory Managing Director and then Chief Executive Officer, International, for Logica PLC, a software integration company. From 1985 to 1998, Mr. Hoggarth held various senior management positions with IBM. Currently, Mr. Hoggarth serves as Chairman of ANT PLC, a leading provider of embedded software for IPTV, since February 2007; a director of Axon Group PLC, a business transformation consultancy, since June 2006; Managing Director of Strategic Capital Ltd., an investment banking firm focusing on telecommunications and information technology services, since March 2006; Chairman of IPSL Ltd., the United Kingdon banking joint venture among HSBC Holdings PLC, LloydsTSB, Barclays PLC and Unisys Corp. which provides payment processing services, since January 2006; and a venture partner of Wellington Partners Venture Capital, based in Munich, Germany, since March 2005.

Paul Hoffmann - Co-Chairman of the Board of Directors

Paul Hoffmann has agreed to become a member of our board of directors and our Co-Chairman upon final completion of the Datakom acquisition. Mr. Hoffmann, the current Managing Partner of Datakom GmbH, founded Datakom in 1986. He began his professional career as a quality controller at Philips. Prior to founding Datakom, Mr. Hoffmann was employed as customer service manager at Litton Business, as service manager and marketing representative at Wang Computer and as manager of marketing, product management and product marketing at Wetronic Automation. Mr. Hoffmann co-authored, along with Dr. Kornell Terplan, also of Datakom, the book entitled “Intelligence Support Systems - Technologies for Lawful Intercepts,” and is considered by many in the industry to be a worldwide expert in lawful interception, DPI and network monitoring and analysis technologies.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board. There are no family relationships among the directors and officers of our company. We intend to obtain “key-man” life insurance in the amount of $1,000,000 on the life of Luigi Caramico.

Proposed Incentive Compensation Plan

We intend to adopt an incentive compensation plan in the first half of 2008. The provisions of the incentive compensation plan will be determined by our board of directors at a later date. The purpose of the incentive compensation plan would be to enable us to attract, retain and motivate key employees, directors and, on occasion, independent consultants, by providing them with stock options and restricted stock awards. Stock options granted under the incentive compensation plan may be either incentive stock options to employees, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options.

Employment Agreements

In December 2006, we entered into a Consultancy Agreement with Sigma Limited SA, a company controlled by the Rice Family Trust, which provides the services of Ian Rice, our Chairman and Chief Executive Officer. Under the agreement, Sigma provides management and consulting services in connection with establishing corporate strategy and identifying new business opportunities. Sigma receives a consulting fee of 10,000 British pounds per month. The agreement extends through December 15, 2008, subject to earlier termination in the event of a material breach of the agreement, act of insolvency or change of control of the company.

We intend to enter into an employment agreement with Luigi Caramico, our President, and Mario Mené, our Chief Technical Officer. Under the terms of these employment agreements, it is expected that Messrs. Caramico and Mené will receive base annual salaries of approximately $250,000 and $150,000, respectively, and agree to devote their full time and attention to the business of our company for a term of at least three years. The employment agreements will contain covenants (i) restricting the executive from engaging in any activities competitive with the business of our company, (ii) prohibiting the executive from disclosing confidential information regarding our company and (iii) requiring that all intellectual property developed by the executive and relating to the business of our company constitutes our sole and exclusive property. We may also enter into employment agreements with certain other key executives.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee. Our board of directors intends to create such committees, in compliance with established corporate governance requirements, in 2008.

Audit Committee. The Audit Committee’s duties will be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times to be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The Compensation Committee will review and approve our salary and benefits policies, including compensation of executive officers. The Compensation Committee will also administers our stock option plans, and recommend and approve grants of stock options under that plan.

Nominations and Governance Committee.  The purpose of the Nominations and Governance Committee will be to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The Nominations and Governance Committee’s duties will also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-B.

Our code of ethics is posted on our Internet website at www.intelligentias.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to: Mr. Luigi Caramico, President, Intelligentias, Inc., 303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065. Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.intelligentias.com.

Executive Compensation

The following table sets forth, for the most recent fiscal year, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and four other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion (4)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ian W. Rice, Chairman	2006	—	—	—	—	—	—	—	—
	2005	—							—

Luigi Caramico, President	2006	—	—	—	—	—	—	—	—
	2005	—							—

Mario Mené, Chief Technical Officer	2006	—	—	—	—	—	—	—	—
	2005	—							—

Thomas A. Spanier, Chief Financial Officer	2006	—	—	—	—	—	—	—	—
	2005	—							—

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ian W. Rice, Chairman			—			—	—	—	—
Luigi Caramico, President			—			—	—	—	—
Mario Mené, Chief Technical Officer			—			—	—	—	—
Thomas A. Spanier, Chief Financial Officer			—			—	—	—	—

We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted and are outstanding at this time.

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We expect to compensate non-management directors through stock options or restricted stock granted under our proposed incentive compensation plan and a cash stipend for each meeting attended.

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended December 31, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion (4)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)	Total ($)

Royston Hoggarth	—	—	—	—	—	—	—

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on December 6, 2007, by:

• each person who is known by us to beneficially own 5% or more of our common stock,

• each of our directors and executive officers, and

• all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Common Stock (2)
Vision Opportunity Master Fund, Ltd. (3)	46,256,708	36.6%

Lusk Family Trust	30,950,000	27.0%

M. Kingdon Offshore Ltd. Kingdon Associates Kingdon Family Partnership, L.P. (4)	23,750,000	18.9%

Paul Hoffmann (5)	14,000,000	12.2%

Cyril Capital LLC (6)	11,400,000	10.0%

Luigi Caramico (7)	9,000,000	7.9%

Mario Mené (7)	9,000,000	7.9%

Kattegat Ltd. (7)	9,000,000	7.9%

Ian W. Rice	4,300,000	3.8%

Thomas A. Spanier	–	*

Royston Hoggarth	–	*

All directors and officers as a group	13,300,000	11.7%

* Represents less than 1%.

(1)	The address of each person is c/o Intelligentias, Inc., 303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065, unless otherwise indicated.

(2)
The calculation in this column is based upon 114,555,468 shares of common stock outstanding on December 6, 2007 (without giving effect to outstanding shares of series A convertible preferred stock, convertible into 12,500,000 shares of common stock at any time). The shares of common stock underlying stock options and warrants are deemed outstanding for purposes of computing the percentage of the person holding such stock options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)
Includes 6,000,000 shares of common stock issuable upon the exercise of a warrant at $.01 per share through December 2011, 5,500,000 shares of common stock issuable upon the exercise of a warrant at $2.05 through June 2014 and 238,095 shares of common stock issuable upon the exercise of a warrant at $1.26 through June 2014. The address for Vision Opportunity Master Fund, Ltd. is 20 West 55th Street, 5th Floor, New York, New York 10019.

(4)
Includes 11,250,000 shares of common stock issuable upon the exercise of warrants. Kingdon Capital Management, LLC acts as investment manager to M. Kingdon Offshore Ltd. and investment adviser to Kingdon Associates and Kingdon Family Partnership, L.P. Mark Kingdon serves as the President of Kingdon Capital Management, LLC, which has voting and investment control with regard to its three affiliated funds. None of the Kingdon entities is a registered broker-dealer. The address for such entities is 152 West 57th Street, 50th Floor, New York, New York 10019.

(5)	See “Business - Acquisition of Datakom GmbH” for information with respect to the shares of common stock issued to Mr. Hoffmann.

(6)	Robert B. Turner, a former officer and director of Merchandise Creations, Inc., is the Manager of Cyril Capital LLC.

(7)	The three stockholders of Kattegat Ltd. are Luigi Carmico, our President and a director, Mario Mené, our Chief Technical Officer and a director, and an employee of Retentia.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In November 2004, we issued 200,000,000 shares of common stock to Robert B. Turner, the then sole officer and director of Merchandise Creations, in exchange for cash in the amount of $10,000.

On December 7, 2006, we conducted a private offering of debt securities, whereby we raised $8,000,000 in debt financing from Vision Opportunity Master Fund Ltd., a non-affiliated entity. The note was due on or before December 7, 2009, had an interest rate of 5% per annum, payable in cash quarterly, to commence on March 1, 2007 and on the first business day of each subsequent three-month period and contain no prepayment penalty. At any time, the note was convertible into such number of shares of our common stock as determined by dividing that portion of the outstanding principal balance under the note as of such date that Vision elects to convert by the conversion price of $.44 per share. In connection with the December 7, 2006 debt offering, Vision was issued warrants to purchase up to 9,000,000 shares of our common stock, of which 6,750,000 warrants were immediately exercisable and the remaining 2,250,000 warrants were exercisable following the date that the note was fully converted or prepaid. The warrants expire in December 2011.

In December 2006, we paid a family member of a controlling person of the Lusk Family Trust approximately $400,000 to develop our website. These costs are included as intangible assets in our consolidated financial statements.

On March 16, 2007, we issued to Vision 1,750,000 restricted shares of common stock in consideration of the holder agreeing to convert the note into shares of common stock prior to the maturity date of the note. The note was fully converted by Vision on March 19, 2007 into 18,181,818 shares of common stock. In March 2007, Vision exercised 3,000,000 warrants.

Our board of directors has determined that Royston Hoggarth is the only member of our board of directors who qualifies as an “independent” director under Nasdaq’s definition of independence.

It is our policy that all related party transactions must be approved by a majority of the independent and disinterested members of our board of directors, outside the presence of any interested director and, to the extent deemed necessary or appropriate by the board of directors, we will obtain fairness opinions or stockholder approval in connection with any such transaction.

SELLING STOCKHOLDERS

Kingdon Capital Private Placement

On October 19, 2007, we completed a private placement of equity securities to three affiliated funds managed by Kingdon Capital Management, LLC, pursuant to the terms of a Securities Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we sold an aggregate of 12,500,000 shares of our series A convertible preferred stock and received gross proceeds of $10,000,000. The series A convertible preferred stock is initially convertible into an equal number of shares of our common stock and has the rights, preferences and privileges set forth in the form of Certificate of Designation, Preferences and Rights filed as an exhibit to our current report on Form 8-K dated October 19, 2007.

As part of the transaction, we issued to the investors warrants to purchase an aggregate of up to 6,250,000 shares of common stock at an exercise price of $1.25 per share (the “Market Warrants”) and warrants to purchase an aggregate of up to 5,000,000 shares of common stock at an exercise price of $1.80 per share (the “Premium Warrants” and, together with the Market Warrants, the “Warrants”). The Warrants are exercisable for five years, contain customary change of control buy-out provisions, cashless exercise provisions and are not redeemable. The Preferred Stock and Warrants also contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection for issuances of capital stock below the respective conversion or exercise prices, except in specified cases.

The net proceeds from the private placement are being used by us to expand our global sales and marketing team and for general corporate purposes.

Under the Purchase Agreement, the investors are entitled to designate one member to our board of directors, so long as the investors own a majority of the shares of series A convertible preferred stock then outstanding. No board member has yet been designated. Additionally, pursuant to the Purchase Agreement, our executive officers and directors entered into lock-up letter agreements in which they agreed not to sell or otherwise dispose, directly or indirectly, any shares of our common stock held by them for a period continuing for 180 days after the effective date of this registration statement.

We did not use a placement agent or any broker-dealer in connection with the private placement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Selling Stockholder Table

The following table sets forth:

•      the name of the selling stockholders,

•      the number of shares of common stock beneficially owned by the selling stockholders as of December 6, 2007,

•      the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•      the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

None of the selling stockholders is a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. or is an affiliate of such a broker-dealer. Any registered broker-dealer would be deemed an underwriter in connection with this offering.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after December 6, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
	Prior to this	in this	Number of
Name	Offering (1)	Offering (2)	Shares	Percent (4)

M. Kingdon Offshore Ltd. (5)	16,862,500	16,862,500	0	*

Kingdon Associates (5)	5,973,125	5,973,125	0	*

Kingdon Family Partnership, L.P. (5)	914,375	914,375	0	*

Selling Stockholders Total		23,750,000

* Less than 1% of outstanding shares.

(1)	Beneficial ownership as of December 6, 2007, for all selling stockholders based upon information provided by the selling stockholders known to us.

(2)
The number of shares in this column includes 12,500,000 shares of our common stock issuable upon conversion of series A convertible preferred stock and 11,250,000 shares of common stock issuable upon exercise of warrants to purchase common stock.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 114,555,468 shares of common stock outstanding on December 6, 2007, without giving effect to shares issuable upon conversion of the series A convertible preferred stock. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after December 6, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Kingdon Capital Management, LLC acts as investment manager to M. Kingdon Offshore Ltd. and investment adviser to Kingdon Associates and Kingdon Family Partnership, L.P. Mark Kingdon serves as the President of Kingdon Capital Management, LLC, which has voting and investment control with regard to the three investing funds. None of the Kingdon entities is a registered broker-dealer. The address for Kingdon Capital Management, LLC, Kingdon Associates and Kingdon Family Partnership, L.P. is 152 West 57th Street, 50th Floor, New York, New York 10019. The address for M. Kingdon Offshore Ltd. is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares, of which 300,000,000 shares are designated as common stock and 200,000,000 shares are designated as preferred stock. Of the preferred stock, 12,500,000 shares have been classified as series A convertible preferred stock. As of December 6, 2007, there were issued and outstanding:

•	114,555,468 shares of common stock, without giving effect to 12,500,000 shares issuable upon conversion of series A convertible preferred stock,

•	warrants to purchase 6,000,000 shares of common stock at and exercise price of $.01 per share,

•	warrants to purchase 5,500,000 shares of common stock at an exercise price of $2.05 per share,

•	warrants to purchase 2,587,500 shares of common stock at an exercise price of $.80 per share,

•	warrants to purchase 238,095 shares of common stock at an exercise price of $1.26 per share,

•	warrants to purchase 200,000 shares of common stock at an exercise price of $1.85 per share,

•	warrants to purchase 6,250,000 shares of common stock at an exercise price of $1.25 per share, and

•	warrants to purchase 5,000,000 shares of common stock at an exercise price of $1.80 per share.

The following summary of the material provisions of our common stock, preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the form of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of the warrants described below will be, when issued, fully-paid and non-assessable.

Kingdon Series A Preferred Stock

Conversion. Holders of series A preferred stock are entitled at any time to convert their shares of series A preferred stock into such number of fully paid and nonassessable shares of common stock as is determined by dividing (i) the original purchase price by (ii) the conversion price in effect at the time of the conversion. The conversion price for the series A preferred stock is initially the original price. Such conversion price, and the rate at which the shares of series A preferred stock may be converted into shares of common stock is subject to adjustment. The number of shares of common stock issuable upon conversion of the series A preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of common stock; our issuance of common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; a merger or a capital reorganization. In the event that we issue any shares of common stock, or securities convertible into or exercisable for shares of common stock, for cash consideration at a price less than $.80 per share, the conversion rate will be that number of shares of common stock equal to $.80 divided by the price per share at which we issued common stock in any such private placement. No adjustment in the conversion price of the series A preferred stock shall be made unless the consideration per share for any additional shares of common stock issued or deemed to be issued by our company is less than $.80 per share on the date of and immediately prior to the issue of such additional shares. The series A preferred stock also contains full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection thereafter for issuances of capital stock below the conversion price.

Voting Rights. Holders of series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, together with the holders of common stock. Written consent of the holders of at least a majority of the votes attributable to the then outstanding shares of series A preferred stock issued in connection with the private placement voting together as a single class is needed to (i) increase or decrease the number of authorized shares of series A preferred stock; (ii) authorize or issue any class or series of capital stock or securities convertible into capital stock with equal or superior rights to those of the series A preferred stock; (iii) alter, amend or waive any rights, preferences or privileges of the series A preferred stock, or any provisions of the articles of incorporation or by-laws, in a manner adverse to the holders of series A preferred stock; (iv) authorize, declare or pay any dividend on any share of capital stock (other than dividends payable solely in common stock); or (v) redeem, purchase or otherwise acquire for value any of our capital stock or that of our subsidiaries. Holders of series A preferred stock shall also have any voting rights to which they are entitled by law.

Liquidation Rights. In the event of (i) our voluntary or involuntary liquidation, dissolution or winding-up, (ii) a sale or transfer of all or substantially all of our assets, (iii) a merger or consolidation resulting in a change of 50% or more of the voting power or (iii) a sale or repurchase of shares of capital stock resulting in a change of 50% or more of the voting power, holders of series A preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to the greater of $.80 per share or the amount that would have been received if all shares were converted into common stock. After payment of the full amount of the liquidating distributions to which the holders of the series A preferred stock are entitled, holders of the series A preferred stock will receive liquidating distributions pro rata with holders of common stock, based on the number of shares of common stock into which the series A preferred stock is convertible at the conversion rate then in effect.

Redemption. We do not have the right or obligation to redeem the series A preferred stock at any time.

Dividends. Holders of series A preferred stock will not be entitled to receive dividends except to the extent that dividends are declared on the common stock. Holders of series A preferred stock are entitled to receive dividends paid on the common stock based on the number of shares of common stock into which the series A preferred stock are convertible on the record date of such dividend.

Kingdon Warrants

As part of the closing of the private placement, we issued warrants to purchase common stock to purchase up to 11,250,000 shares of our common stock, 6,250,000 shares at an exercise price of $1.25 per share, and 5,000,000 shares at an exercise price of $1.80 per share. The warrants expire on October 19, 2012.

Adjustments. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders. The warrants also contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection thereafter for issuances of capital stock below the exercise price.

Restrictions on Transfer. The offer and sale of the warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.
Kingdon Registration Rights

In connection with the private placement, we agreed with investors in the private placement to use our commercially reasonable best efforts to file a shelf registration statement with the U.S. Securities and Exchange Commission covering the resale of all shares of common stock underlying the series A convertible preferred stock and warrants issued in connection with the private placement within 30 days after the closing of the private placement. We are obligated to maintain the effectiveness of the registration statement from its effective date through and until all shares of common stock underlying the series A convertible preferred stock and warrants issued in connection with the private placement have been or can be sold publicly under Rule 144 on a single day. We also agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible and to respond to any SEC comments within 10 trading days after receiving comments. In the event the registration statement is not filed with the SEC on or prior to the 30th day after the closing of the private placement or declared effective prior to the 180th day after the closing of the private placement, or in the event that we do not keep the registration statement continuously effective until all shares of common stock underlying the series A convertible preferred stock and warrants issued in connection with the private placement have been or can be sold publicly under Rule 144 on a single day, or the exercise rights pursuant to the warrants issued in connection with the private placement are suspended, liquidated damages equal to 1.0% of the purchase price, subject to a cap of 22.5%, will be paid to each named selling stockholder for each month (or portion thereof) that the registration statement is not filed or exercise rights are suspended.

Other Outstanding Warrants

We currently have outstanding five-year warrants to purchase up to 6,000,000 shares of common stock at an exercise price of $.01 per share issued in connection with our December 2006 convertible debt financing with Vision Opportunity Master Fund Ltd., seven-year warrants to purchase up to 5,500,000 shares of common stock at an exercise price of $2.05 issued in connection with our June 2007 Senior Secured Promissory Note with Vision Opportunity Master Fund, Ltd., seven-year warrants to purchase up to 238,095 shares of common stock at an exercise price of $1.26 issued in connection with the amendment of our June 2007 Senior Secured Promissory Note with Vision Opportunity Master Fund, Ltd., five-year warrants to purchase up to 2,587,500 shares of common stock at an exercise price of $.80 issued to certain investors participating our bridge financing, and five-year warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.85 per share issued to contractors in lieu of cash for services rendered.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol ITLI. The high and low bid prices for our common stock at the close of business on December 4, 2007, as reported by the OTC Bulletin Board, were $1.38 and $1.32 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock is Holladay Stock Transfer and its address is 2939 North 67th Place, Suite C, Scottsdale, Arizona 85251. We serve as warrant agent for our warrants.

Limitations of Liability and Indemnification

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 6, 2007, we had outstanding an aggregate of 114,555,468 shares of our common stock, without giving effect to 12,500,000 shares of common stock issuable upon conversion of our series A convertible preferred stock. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The 114,555,468 outstanding shares of our common stock not, as of December 6, 2007, will be eligible for sale in the public market as follows:

Public Float

Of our outstanding shares, 13,300,000 shares are beneficially owned by executive officers and directors. The remaining 101,255,468 shares constitute our public float and are freely tradable without restriction or further registration under the Securities Act, except as described below.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 1,145,555 shares as of December 6, 2007, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of December 6, 2007, 23,360,000 shares of our common stock are eligible for sale under Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. As of December 6, 2007, no shares of our common stock are eligible for transactions under Rule 144(k).

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, our counsel, will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The financial statements included in this prospectus have been audited by Ehrhardt Keefe Steiner & Hoffman P.C., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On July 6, 2007, we dismissed Bagell, Josephs, Levine & Company, L.L.C. as our independent auditors. The decision to change accountants was approved by our board of directors. The reports of Bagell, Josephs, Levine & Company, L.L.C. dated March 26, 2007 and March 21, 2006 on our balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, and for the period from October 1, 2004 (date of inception) to December 31, 2006, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. However, both reports contained an explanatory paragraph disclosing the uncertainty regarding our ability to continue as a going concern.

During the two most recent fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period, there were no disagreements with Bagell, Josephs, Levine & Company, L.L.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to their satisfaction would have caused them to make reference to the matter in their report.

Ehrhardt Keefe Steiner & Hottman P.C. (“EKS&H”) was engaged by us on July 6, 2007, as our independent registered public accounting firm.

During the fiscal years ended December 31, 2006 and 2005 and through July 6, 2007, neither we nor anyone on our behalf consulted with EKS&H regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has EKS&H provided to us a written report or oral advice regarding such principles or audit opinion, or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K.

INTELLIGENTIAS, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PAGE
Financial Statements
Report of Independent Registered Public Accounting Firm - Bagell, Josephs, Levine & Company, L.L.C.	F-2
Report of Independent Registered Public Accounting Firm - Ehrhard, Keefe, Steiner & Hottman PC	F-3
Balance Sheets	F-4
Statements of Operations	F-5
Statement of Changes in Stockholders’ Equity	F-6
Statement of Cash Flows	F-7
Notes to Financial Statements	F-8

Financial Statements (Unaudited)
Condensed Consolidated Balance Sheet	F-17
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-18
Condensed Consolidated Statement of Changes in Stockholders’ Equity	F-20
Condensed Consolidated Statements of Cash Flows	F-19
Notes to Condensed Consolidated Financial Statements	F-21
Pro Forma Condensed Combined Statement of Operations (Unaudited)	F-35

System Italy SpA Financial Statements
Independent Auditors’ Report	F-38
Balance Sheets	F-39
Statements of Operations and Comprehensive Loss	F-40
Statements of Changes in Stockholders’ Deficit	F-41
Statement of Cash Flows	F-42
Notes to the Financial Statements	F-43

Datakom GmbH Financial Statements
Independent Auditors’ Report	F-48
Consolidated Balance Sheets	F-49
Consolidated States of Operations and Comprehensive Income (Loss)	F-50
Consolidated Statements of Changes in Stockholders’ Equity	F-51
Consolidated Statements of Cash Flows	F-52
Notes to Consolidated Financial Statements	F-53

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
High Ridge Commons
Suites 400-403
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
(856) 346-2828 Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Merchandise Creations, Inc.
Plano, TX

We have audited the accompanying balance sheets of Merchandise Creations, Inc., a development stage company (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2005 and for the period October 1, 2004 (Inception) through December 31, 2004 with cumulative totals since the Company’s inception October 1, 2004 for the statements of operations, changes in stockholder’s equity, and cash flows. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merchandise Creations, Inc. as of December 31, 2005 and 2004, and the results of its operations, and cash flows for the year ended December 31, 2005 and for the period October 1, 2004 (Inception) through December 31, 2004 for the period then ended with cumulative totals since inception in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has just begun operations, and is currently developing their business. They have incurred losses since inception and will be looking to raise capital over the next year to assist in funding their operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s operating and financing plans in regards to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Bagell Josephs, Levine & Company, L.L.C.

Bagell Josephs, Levine & Company, L.L.C.
Gibbsboro, New Jersey

March 21, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Intelligentias, Inc.
303 Twin Dolphin Drive, 6th Floor
Redwood City, CA 94101

We have audited the accompanying balance sheet of Intelligentias, Inc., (formerly Merchandise Creations, Inc.) (the “Company”), a development stage company, as of December 31, 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended with respect to the statements of operations, changes in stockholders’ equity and cash flows which include cumulative totals for the period October 1, 2004 (Inception) through December 31, 2006, we did not audit the period from October 1, 2004 (Inception) through December 31, 2005. Financial statements for the period from October 1, 2004 (Inception) through December 31, 2005 were audited by other auditors whose report, dated March 21, 1006, expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. [The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.] An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2006 financial statements referred to above present fairly, in all material respects, the financial position of Intelligentias, Inc., (formerly Merchandise Creations, Inc.) a development stage company, as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006 with cumulative totals since inception, October 1, 2004 for the statements of operations, changes in stockholders’ equity and cash flows in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is currently in the development stage. They have incurred losses since inception. If the Company fails to generate sufficient cash from operations it will need to raise additional equity or borrow additional funds to achieve its objectives. There is no guarantee the Company will be able to generate revenue or raise capital to support current operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ehrhardt, Keefe, Steiner & Hottman PC

Denver, Colorado

September 10, 2007

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS	(Restated)

Cash and cash equivalents	$270,527	$10,785
Accounts receivable	-	-
Interest receivable from related party	3,733	-
Due from related party	1,000,000	-
Current assets of discontinued operations	-	9,048
Inventory	-	-
Total current assets	1,274,260	19,833
Intangible assets, net	6,119,761	-
TOTAL ASSETS	$7,394,021	$19,833

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable	$125,343	$-
Accrued interest	26,301	-
Convertible long-term debt, net of discount	51,852	-
Derivative warrant liability	9,280,800	-
Current liabilities of discontinued operations	19,999	446
Total current liabilities	9,504,295	446
Total liabilities	9,504,295	446

STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 300,000,000 shares authorized;
86,360,000 and 211,860,000 shares issued and outstanding	8,636	21,186
Preferred stock, $0.0001 par value; 200,000,000 shares authorized;
0 and 0 shares issued and outstanding	-	-
Additional paid-in capital	2,701,014	18,464
Deficit accumulated during the development stage	(4,819,924)	(20,263)
Total stockholders' equity	(2,110,274)	19,387

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,394,021	$19,833

See accompanying notes to financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative Totals
			October 1, 2004 through
	2006	2005	December 31, 2006
	(Restated)		(Restated)
REVENUES	$-	$-	$-

OPERATING EXPENSES
Selling, general and administrative	599,597	-	599,597
Amortization	130,239	-	130,239
Total operating expenses	729,836	-	729,836

OPERATING (LOSS)	(729,836)	-	(729,836)

OTHER INCOME (EXPENSE)
Loss on derivative warrant liability	(3,970,800)	-	(3,970,800)
Interest expense	(78,153)	-	(78,153)
Interest income	3,733	-	3,733
Total other (expenses)	(4,045,220)	-	(4,045,220)

LOSS FROM CONTINUING OPERATIONS BEFORE
PROVISION FOR INCOME TAXES	(4,775,056)	-	(4,775,056)

Provision for income taxes	-	-	-

LOSS FROM CONTINUING OPERATIONS	(4,775,056)	-	(4,775,056)

LOSS FROM DISCONTINUED OPERATIONS	(24,605)	(17,872)	(44,868)

NET LOSS APPLICABLE TO COMMON SHARES	$(4,799,661)	$(17,872)	$(4,819,924)

NET LOSS PER COMMON SHARE - BASIC & DILUTED:
LOSS PER SHARE - CONTINUING OPERATIONS	$(0.02)	$-
LOSS PER SHARE - DISCONTINUED OPERATIONS	-	-
NET LOSS PER COMMON SHARE	$(0.02)	$-

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC & DILUTED	206,227,123	209,390,521

See accompanying notes to financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FROM OCTOBER 1, 2004 (INCEPTION) THROUGH DECEMBER 31, 2006

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid - In	Development
Description	Shares	Amount	Capital	Stage	Total

Balance, October 1, 2004	-	$-	$-	$-	$-

Issuance of common stock for cash to Founder	200,000,000	20,000	(10,000)	-	10,000

Net loss for the period October 1, 2004
through December 31, 2004	-	-	-	(2,391)	(2,391)

Balance, December 31, 2004	200,000,000	20,000	(10,000)	(2,391)	7,609

Issuance of common stock for cash	11,860,000	1,186	28,464	-	29,650

Net loss for the year ended December 31, 2005	-	-	-	(17,872)	(17,872)

Balance, December 31, 2005	211,860,000	21,186	18,464	(20,263)	19,387

Beneficial conversion feature of convertible long-term debt	-	-	2,690,000	-	2,690,000

Repurchase and retirement of common stock	(125,500,000)	(12,550)	(7,450)		(20,000)

Net loss for the year ended December 31, 2006	-	-	-	(4,799,661)	(4,799,661)

Balance, December 31, 2006 (restated)	86,360,000	$8,636	$2,701,014	$(4,819,924)	$(2,110,274)

See accompanying notes to financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative Totals
			October 1, 2004 through
	2006	2005	December 31, 2006
	(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(4,799,661)	$(17,872)	$(4,819,924)
Adjustments to reconcile net (loss) to net cash
used in operating activities
Amortization	130,239	-	130,239
Loss on derivative warrant liability	3,970,800	-	3,970,800
Changes in assets and liabilities:
Net assets and liabilities of discontinued operations	28,601	(7,258)	19,999
Interest receivable from related party	(3,733)	-	(3,733)
Receivable from related party	(1,000,000)	-	(1,000,000)
Accounts payable	125,343	-	125,343
Accrued interest	26,301	-	26,301
Discount on notes payable	51,852	-	51,852
Total adjustments	3,329,403	(7,258)	3,320,801
Net cash (used in) operating activities	(1,470,258)	(25,130)	(1,499,123)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of intangible assets	(6,250,000)	-	(6,250,000)
Net cash (used in) investing activities	(6,250,000)	-	(6,250,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	8,000,000	-	8,000,000
Repurchase of common stock	(20,000)	-	(20,000)
Issuance of common stock	-	29,650	39,650
Net cash provided by financing activities	7,980,000	29,650	8,019,650

NET INCREASE IN CASH	259,742	4,520	270,527

CASH AND CASH EQUIVALENTS -
BEGINNING OF YEAR	10,785	6,265	-

CASH AND CASH EQUIVALENTS -
END OF YEAR	$270,527	$10,785	$270,527

SUPPLEMENTAL SCHEDULE OF CASH
PAID DURING THE YEAR FOR:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to financial statements.

INTELLIGENTIAS, INC
(formerly MERCHANDISE CREATIONS, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION

Intelligentias, Inc. (the “Company”) is a development stage company which was originally incorporated in the State of Nevada on October 1, 2004, as Merchandise Creations, Inc. as a promotional and marketing company specializing in delivering, promoting, and selling custom designed merchandise for bands and artists in the music industry (the “Merchandise Distribution Business”).

On December 7, 2006, the Company entered into a Limited Assets Purchase Agreement by and between the Company, SysteamUS, Inc. and Systeam Italy, SpA, whereby the Company acquired certain intellectual property associated with SysteamUS’ security software for $5,850,000. Concurrently with the purchase, the Company discontinued its Merchandise Distribution Business and changed its focus to providing homeland security, data retention and tracking software and services to law enforcement agencies, telecommunications companies and Internet service providers.

On December 15, 2006, the Company amended its articles of incorporation to change its name from Merchandise Creations, Inc. to Intelligentias, Inc. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," the operating results and assets and liabilities related to the Merchandise Distribution Business have been reflected as discontinued operations in the accompanying financial statements. Unless otherwise noted, amounts in these notes to the financial statements excluded amounts attributable to discontinued operations.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company is in the development stage and has incurred losses from continuing operations and operational cash outflows since inception, and does not have historical revenues from continuing operations. All losses accumulated since the inception of business have been considered as part of development stage activities.

The Company’s ability to service its long-term debt, and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance, as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control. If the Company fails to generate sufficient cash from operations, it will need to raise additional equity or borrow additional funds to achieve its objectives. There can be no assurance that the Company will generate sufficient revenues or that equity or borrowings will be available or, if available, will be at rates or prices acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company has devoted substantially all of its efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to bringing its product to the market, and to raising capital.

Restatements and Reclassifications

The Company restated certain balance sheet accounts as of December 31, 2006 to correct an error related to the accounting treatment applied with respect to the convertible long-term debt and accompanying warrants that the Company issued in a private placement transaction in December 2006. Certain prior period amounts have been reclassified to conform to current presentation to take effect for the disposal of its operating business.

The following tables isolate each of the restated amounts in the Company’s balance sheet as of December 31, 2006, statement of operations for the year ended December 31, 2006, statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2006 and statement of cash flows for the year ended December 31, 2006.

Statement of Changes in Stockholders’ Equity (Deficit)

	Restated		As Previously Reported
	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Additional Paid-in Capital	Deficit Accumulated During Development Stage
Balance, December 31, 2005	$18,464	$(20,263)	$18,464	$(20,263)
Beneficial conversion feature of long-term debt	2,690,000	-	4,808,415	-
Warrants issued in conjunction with convertible long-term debt	-	-	3,191,585	-
Repurchase and retirement of common stock	(7,450)	-	(7,450)	-
Net loss for the year ended December 31, 2006	-	(4,799,661)	-	(828,861)
Balance, December 31, 2006	$2,701,014	$(4,819,924)	$8,011,014	$(849,124)

Statement of Cash Flows

	For the Year ended December 31, 2006
	Restated	As Previously Reported
Net loss	$4,799,661	$828,861
Loss on derivative warrant liability	3,970,800	-

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Intangible Assets

Intangible assets consist of values assigned to intellectual property and Internet website development costs. Both the intellectual property and Internet website development costs are being amortized on a straight-line basis over their estimated economic useful lives of 3 years and are stated at cost less accumulated amortization. Intangibles are regularly reviewed for impairment to determine if facts or circumstances suggest that the carrying value of these assets may not be recoverable.

Contingencies

The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable, accrued expenses and note payable approximate their fair values based on their short-term nature.

Income Taxes

The Company has adopted the provisions of SFAS No. 109, “Accounting for Income Taxes" which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is provided for those deferred tax assets for which the related benefits will likely not be realized.

Derivatives

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities” (“SFAS 133”), consist of financial instruments or other contracts that contain a notional amount and one or more underlying variables (e.g., interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free−standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or assets.

The Company has entered into financing arrangements to fund its business capital requirements, including convertible debt and short-term debt which include detachable warrants that are indexed to the Company’s common stock. These contracts require careful evaluation to determine whether derivative features embedded in host agreements require bifurcation and fair value measurement or whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company is required to initially and subsequently measure such instruments at fair value. Accordingly, the Company adjusts the fair value of these derivative components at each reporting period through a charge to earnings until such time as the instruments are permitted classification in stockholders’ equity. The Company uses the Black−Scholes option pricing model because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to estimate the fair value of these instruments.

Loss per Common Share

Loss per common share has been computed using the weighted average number of common shares outstanding during each period. Except where the result would be anti-dilutive to income from continuing operations, diluted earnings per share has been computed assuming the conversion of the convertible long-term debt and the elimination of the related interest expense, and the exercise of stock warrants. For the year ended December 31, 2006, the assumed conversion of convertible long-term debt and the exercise of stock warrants are anti-dilutive due to the Company’s net loss and were excluded in determining diluted loss per share.

Advertising Costs

Advertising and promotions costs are expensed as incurred. The Company incurred advertising costs of $24,999 and $2,729 for the years ended December 31, 2006 and 2005, respectively, which have been included in loss from discontinued operations.

Recent Accounting Pronouncements

In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), Share-Based Payments, FAS 123R replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. FAS 123R is effective January 1, 2006. The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, FASB issued Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("FAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under FAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. FAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces Accounting Principles Board (“APB”) No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have an impact on the Company's financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140 . This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the fiscal year that begins after September 15 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 . Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for transactions entered into after the first fiscal year that begins after September 15 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In September of 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value under generally accepted accounting procedures and expands disclosures on fair value measurements. This statement applies under previously established valuation pronouncements and does not require the changing of any fair value measurements, though it may cause some valuation procedures to change. Under SFAS No. 157, fair value is established by the price that would be received to sell the item or the amount to be paid to transfer the liability of the asset as opposed to the price to be paid for the asset or received to transfer the liability. Further, it defines fair value as a market specific valuation as opposed to an entity specific valuation, though the statement does recognize that there may be instances when the low amount of market activity for a particular item or liability may challenge an entity’s ability to establish a market amount. In the instances that the item is restricted, this pronouncement states that the owner of the asset or liability should take into consideration what affects the restriction would have if viewed from the perspective of the buyer or assumer of the liability. This statement is effective for all assets valued in financial statements for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157 to its financial position and result of operations.

In September of 2006, the FASB issued SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158). SFAS No. 158 requires companies to recognize the funded status of a benefit plan (difference between plan assets at fair value and the benefit obligation) in the statement of financial position as well as to list in other comprehensive income, net of tax, the gains and losses and prior service costs or credit that were accrued during the financial period but were not recognized as part of the net periodic benefit cost under SFAS No. 87 “Employer’s Accounting for Pension” or SFAS No. 106 “Employer’s Accounting for Postretirement Benefits Other Than Pensions”. It also requires all benefit plans (postretirement or otherwise) to be valued at the end of each fiscal year. Companies must disclose in the notes to financial statements any delayed gain or loss related to net periodic benefit cost. SFAS No. 158 is effective for fiscal years ending after December 15, 2006 and does not impact the Company's financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertain Tax Positions” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes”. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 to its financial position and results of operations.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the cost to acquire certain intellectual property associated with SysteamUS’ security software for $5,850,000 described in Note 1 and the cost to develop the Company’s Internet web site. In December of 2006 we acquired the software and related intellectual property from Systeam US.  At December 31, 2006, this was the only asset the Company was planning to acquire.  Accordingly, the Company allocated the entire purchase price to software and the related IP and planned to amortize over 3 years.  In the June 2007, it became apparent that in order to meet the Company’s business plans it needed to acquire the related operating business related to the software; therefore, the Company acquired the operating business of Systeam Italy SpA. The Company has hired an independent appraiser to value both purchases and to allocate the combined purchase price to all of the intangible assets in accordance with applicable accounting standards. It is anticipated this will be completed in the fall of 2007 and the Company will finalize its allocation in its December 31, 2007 Form 10-KSB.

Intangible assets were as follows at December 31, 2006:

	Original Cost	Accumulated Amortization	Carrying Value	Useful Life (Years)
Intellectual property	$5,850,000	$(125,806)	$5,724,194	3
Website	400,000	(4,433)	395,567	3
Total intangibles	$6,250,000	$(130,239)	$6,119,761

Amortization expense amounted to $130,239 and $0 for the years ended December 31, 2006 and 2005, respectively, and is expected to be as follows over the next five years:

	Intellectual property	Website
2007	$1,950,000	$133,332
2008	1,950,000	133,332
2009	1,824,194	128,903
2010	-	-
2011	-	-

Total estimated amortization expense	$5,724,194	$395,567

NOTE 5 - CONVERTIBLE LONG-TERM DEBT AND WARRANTS

On December 7, 2006, the Company completed an $8,000,000 private offering of convertible long-term debt (the “Notes”). The Notes are due on December 7, 2009, bear interest at a rate of 5% per annum, payable in cash beginning on March 1, 2007 and on the first business day of each subsequent three-month period and contain no prepayment penalty. The Note is secured by the Company’s right, title and interest in current and future accounts receivable, personal and fixed property and intangibles.

At any time, the Note is convertible, in whole or in part, at the option of the holder, into such number of shares of common stock of the Company as is determined by dividing that portion of the outstanding principal balance under the Note as of such date that the holder elects to convert by the conversion price of $0.44, provided, however, that the conversion price shall be subject to adjustment as described in the Note agreement. This Note was converted on March 19, 2007 (See Note 10).

In connection with the issuance of the Notes, the Company issued the Note holder warrants (the “Warrants”) to purchase up to 9,000,000 shares of the Company’s common stock with an exercise price of $0.01, of which 6,750,000 warrants are immediately exercisable and the remaining 2,250,000 warrants are exercisable following the date that the Note is fully converted or prepaid (the “December 2006 Warrants”). The Warrants expire in December 2011. The aggregate fair value of the December 2006 Warrants equals $5,310,000 based on the Black-Scholes pricing model using the following assumptions: 5% risk free rate, 100% volatility and expected life of the warrants of 30 months. On the date of issuance and as of December 31, 2006, the December 2006 Warrants did not meet the requisite conditions for equity classification because cash settlement could be required at the option of Vision in the event of a change in control. Accordingly, fair value of the December 2006 Warrants has been initially recorded as a discount on the Notes with an offset to Derivative Warrant Liability. The Company is required to adjust the value of the December 2006 Warrants to fair value at each reporting period through a charge to earnings until such time as the instruments are permitted classification in stockholders’ equity. Total loss on warrant derivative liabilities was $3,970,800 for the year ended December 31, 2006.

The Company computed the effective conversion price of the Notes, noting that they contain a beneficial conversion feature (“BCF”) in accordance with the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.  The beneficial conversion feature of $2,690,000 has been recorded as a discount on the Note with an offset to additional paid-in capital in the accompanying balance sheet. The December 2006 Warrant and BCF debt discounts are being amortized over a period of 36 months. As of December 31, 2006, a total of $51,852 has been amortized and recorded as interest expense. In connection with the issuance of the Notes, the Company entered into a registration rights agreement with the Note holder pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the securities underlying the Note and Warrants. In the event that the Company fails to file a registration statement within 60 days or fails to meet specified deadlines with respect to causing the registration statement to be declared effective, the Company is obligated to pay an amount in cash as liquidated damages equal to 1.5% of the amount of the holder’s initial investment in the Notes up to an aggregate of ten percent of the amount of the holder’s initial investment. In accordance with the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and EITF 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, (under which it elected to consider the warrants and registration rights on a combined basis and analyzed under EITF 00-19 consistent with view A of EITF 05-04), the Company has determined that these securities meet the criteria for classification as stockholders’ equity in the accompanying consolidated balance sheet since the maximum potential liquidated damages penalty payable by the Company in cash is less than a reasonable estimate of the difference in fair value between registered and unregistered shares of our common stock.

NOTE 6 - STOCKHOLDERS’ EQUITY

On October 1, 2004, the Company was formed with one class of common stock, par value $0.001. The Company was authorized to issue to up 100,000,000 shares of common stock. On November 14, 2006, the Company amended its articles of incorporation to increase the authorized capital stock and decrease par value from 100,000,000 shares of common stock, $0.001 par value, to 500,000,000 shares of capital stock, $0.0001 par value, consisting of 300,000,000 shares of common stock, $0.0001 par value, and 200,000,000 shares of undesignated preferred stock, $0.0001 par value.

In October 2004, the Company issued 200,000,000 shares of common stock to its founder for cash of $10,000.

In March 2005, the Company issued, via a private placement, 11,860,000 shares of its common stock for cash of $29,650.

On December 11, 2006, the Company effected a 20-for-1 forward stock split of its common stock. Par value of the stock decreased from $0.001 per share to $0.0001 per share. All share and per share amounts have been retroactively restated to reflect this split.

On December 15, 2006, the Company repurchased 125,500,000 of common stock from its founder for consideration of $20,000 and immediately retired the shares.

NOTE 7 - PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2006 and 2005, deferred tax assets consist of the following:

	2006	2005
Net operating loss carry forwards	$1,927,969	$(7,148)
Less: valuation allowance	(1,927,969)	7,148

	$-	$-

At December 31, 2006 and 2005, the Company had accumulated deficits during the development stage of $849,124 and $20,263, respectively, available to offset future taxable income through 2020. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

The Company’s effective tax rate of 0% differs from federal and state statutory rates as the Company has incurred net operating losses.

NOTE 8 - RELATED PARTY TRANSACTIONS

As described in Note 1, “Background and Basis of Presentation”, on December 7, 2006, certain transactions were effected pursuant to an agreement among the Company, SysteamUS, Inc. and Systeam Italy, SpA. In December 2006, the Company loaned a total of $1,000,000 to Systeam Italy SpA (the “Systeam Loans”). The Systeam Loans bear interest at 7.0% per annum and mature in December 2007. Interest income for the year ended December 31, 2006 was $3,733.

The Company paid a related party $400,000 to develop its website.

In the first quarter of 2007, the Company obtained debt financing from various related parties totaling $600,000 which bears interest at 10% per annum. On the earlier of one year or the closing of any future financing all principal and unpaid accrued interest on the loans will be immediately payable.

NOTE 9 - DISCONTINUED OPERATIONS

As a result of the Purchase Agreement, the Company’s board of directors made a decision to change the business focus from merchandising activities toward developing the security software purchased from SysteamUS and determined that the existing remaining inventory was not complementary to expected ongoing operations and should be divested. During the year ended December 31, 2006, the Company recognized a net loss on discontinued operations in the amount of $24,605, consisting of $19,999 in advertising costs incurred prior to the Purchase Agreement and $5,158 in inventory impairment due to obsolescence, offset by $552 in gross profit on sales. In the prior year ended December 31, 2005, the Company realized a net loss from discontinued operations of $17,872 consisting of professional fees of $12,692, advertising costs of $2,729, commission expenses of $3,531, and general and administrative expenses of $4,567, offset by a gain of $5,647.

NOTE 10 - SUBSEQUENT EVENTS

Financing Activities

On March 16, 2007, the Company issued to Vision 1,750,000 restricted shares of common stock in consideration of the holder agreeing to convert the Notes into shares of common stock prior to the maturity date of the Note. The Note was fully converted by Vision on March 19, 2007 into 18,181,818 shares of common stock.

In March 2007, Vision exercised 3,000,000 of the December 2006 Warrants.

On June 13, 2007, the Company issued to Vision a $3,000,000 Senior Secured Promissory Note (the “Note”) due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from the Company’s next debt or equity financing. The Note bears interest at 12% per annum plus an additional $300,000 when repaid, is secured by the Company’s accounts receivable and other personal and fixed assets and may be prepaid at any time. The June 2007 Warrants also contain "full-ratchet" anti-dilution protection to Vision during the warrant term, but excludes certain events such as issuances of stock in connection with mergers and acquisitions, strategic license agreements, stock option plans and a subsequent financing transaction.

In connection with the issuance of the Note, the Company issued Vision warrants to purchase up to 5,500,000 shares of the Company’s common stock with an exercise price of $2.05 per share expiring in June 2014 (the “June 2007 Warrants”).

On August 15, 2007, the Company and Vision amended the agreements related to the December 2006 Warrants and the June 2007 Warrants (collectively, the “Warrants”) to remove the cash settlement provision that could be triggered by a change in control. Accordingly, as of the date of the Amendment the Warrants meet the requisite conditions for equity classification and will be reclassified from liabilities to stockholders’ equity.

During January through July 2007, the Company raised $1,720,000 (including $245,000 from related parties) from a small group of accredited investors pursuant to 10% unsecured bridge promissory notes (the “Bridge Notes”). The principal and accrued interest under the Bridge Notes are due and payable upon the earlier of one year after issuance or upon receipt of proceeds from the Company’s next debt or equity financing, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $0.50 for every $1.00 raised above such level. In connection with the issuance of certain of the Bridge Notes, the Company also issued warrants to purchase 1,343,750 shares of their common stock, with an exercise price of $0.80 per share, exercisable for a period of five years.

Acquisitions

On June 7, 2007, the Company entered into the Stock Purchase Agreement to acquire all of the issued and outstanding stock of Systeam from SysteamUS, Inc. in consideration for assuming net liabilities of approximately $6,941,730. In 2007, the Company also established the wholly-owned subsidiaries Retentia, Inc, Investigatia, Inc. and Interceptia, Inc. In 2007, the Company loaned another $935,000 in Systeam Loans.

Also on June 7, 2007, the Company entered into the Stock Sale Agreement to acquire all of the issued and outstanding stock of Datakom GmbH (“Datakom”) for an aggregate purchase price of $27,650,000, subject to adjustment. The aggregate purchase price was comprised of: (i) cash consideration of $10.5 million, $2.0 million of which was paid immediately and the remaining $8,500,000 which is payable within 8 weeks after the distribution of a Private Placement Memorandum associated with the sale of the Company’s common stock; (ii) direct transaction costs of $70,000 and (iii) issuance of 14,000,000 shares of the Company’s common stock with a fair value of $17,078,600, based on the closing price of the Company’s common stock on the closing date. The Stock Sale Agreement also included contingent consideration which is based on certain financial performance criteria for Datakom during calendar year 2007.

Other

On March 16, 2007, the Company issued 200,000 shares of common stock to two consultants for services performed during the three months ended March 31, 2007. The Company valued these grants at $370,000 based on the fair market value of the Company’s common stock on the date of issuance and recognized the amount as selling, general and administrative expense.

Effective April 16, 2007, the Company hired Lewis W. Moorehead as the Chief Financial Officer. On August 24, 2007, Mr. Moorehead resigned to pursue other opportunities. On the same date, the Company appointed Thomas A. Spanier as the new Chief Financial Officer, Treasurer and Secretary. The Company agreed to pay Mr. Spanier an annual salary of $200,000 and granted him the right to receive stock options at the same level as the other senior executives when a stock option plan will be approved.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and cash equivalents	$1,146,877	$270,527
Accounts receivable (net of allowance of $193,203 in 2007)	3,777,231	-
Prepaid expenses and other current assets	513,921	-
Interest receivable from related party	-	3,733
Due from related party	-	1,000,000
Other receivables	1,074,484	-
Inventory	61,150	-

Total current assets	6,573,663	1,274,260
Intangible assets, net	38,650,589	6,119,761
Fixed assets, net	1,332,632	-
Long-term restricted investments	2,489,185	-
Deposits	965,592	-
Other assets	119,326	-
TOTAL ASSETS	$50,130,987	$7,394,021

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable	$2,678,718	$125,343
Accrued expenses	9,539,863	26,301
Deferred revenue	1,572,459	-
Short-term borrowings, net of discount	3,825,918	-
Acquisition payable	8,500,000	-
Short-term borrowings, related party	245,000	-
Derivative warrant liability	404,600	9,280,800
Convertible long-term debt, net of discount	-	51,852
Current liabilities of discontinued operations	-	19,999
Total current liabilities	26,766,558	9,504,295
Accrued pension plan liabilities	2,369,933	-
Total liabilities	29,136,491	9,504,295

STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 300,000,000 shares authorized;
114,555,468 and 77,360,000 shares issued and outstanding	11,455	7,736
Preferred stock, $0.0001 par value; 200,000,000 shares authorized;
0 and 0 shares issued and outstanding	-	-
Additional paid-in capital	49,204,292	2,701,914
Accumulated other comprehensive loss	(506,558)	-
Accumulated deficit	(27,714,693)	(4,819,924)
Total stockholders' equity	20,994,496	(2,110,274)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,130,987	$7,394,021

 See accompanying notes to condensed consolidated unaudited financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES	$3,550,310	$-	$5,523,759	$-

OPERATING EXPENSES
Direct cost of revenues	1,082,509	-	1,445,026
Selling, general and administrative	2,819,648	-	5,468,948	-
Amortization and depreciation	2,473,941	-	4,152,587	-
Total costs and expenses	6,376,098	-	11,066,561	-

OPERATING (LOSS)	(2,825,788)	-	(5,542,802)	-

OTHER INCOME (EXPENSE)
Gain (loss) on derivative warrant liability	(229,385)	-	(4,710,935)
Interest income (expense)	(1,129,207)	-	(12,641,031)	-
Total other (expenses)	(1,358,592)	-	(17,351,966)	-

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
PROVISION FOR INCOME TAXES	(4,184,380)	-	(22,894,768)	-
Provision for income taxes	-	-	-	-

INCOME (LOSS) FROM CONTINUING OPERATIONS	(4,184,380)	-	(22,894,768)	-

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(1,465)	-	(8,606)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	(4,184,380)	(1,465)	(22,894,768)	(8,606)

Net unrealized securities gains	$8,109		$8,109
Foreign currency translation adjustments	(490,354)	-	(514,667)	-
Comprehensive income (loss)	$(4,666,625)	$(1,465)	$(23,401,326)	$(8,606)

NET LOSS PER COMMON SHARE - BASIC & DILUTED:
INCOME (LOSS) PER SHARE - CONTINUING OPERATIONS	$(0.04)	$-	$(0.23)	$-
INCOME (LOSS) PER SHARE - DISCONTINUED OPERATIONS	-	-	-	-
NET INCOME (LOSS) PER COMMON SHARE	$(0.04)	$-	$(0.23)	$-

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC & DILUTED	114,555,468	211,860,000	99,843,573	211,860,000

See accompanying notes to condensed consolidated unaudited financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(4,184,380)	$(1,465)	$(22,894,768)	$(8,606)
Adjustments to reconcile net (loss) to net cash
used in operating activities:
Amortization and depreciation	2,473,941	-	4,152,588	-
Amortization of discount on notes payable	870,861	-	1,156,843	-
Amortization of discount on convertible debt	-	-	7,948,148	-
Amortization of debt issuance costs	12,643		12,643
Deferred financing costs	(285,240)		(285,240)
Stock based compensation	(435,103)	-	-	-
Expense associated with issuance of common stock to
to induce conversion of convertible long-term debt	-	-	3,263,801	-
Non-cash expense associated with issuance of
common stock to consultants	-	-	370,000	-
Non-cash (gain) loss on derivative warrant liability	229,385	-	4,710,935	-
Non-cash foreign currency revaluation	(110,598)		(110,598)
Changes in assets and liabilities:
Net assets and liabilities of discontinued operations	-	1,053	-	3,444
Interest receivable from related party	-	-	(46,276)	-
Accounts receivable	(1,117,052)	-	(1,589,968)
Unbilled fees and costs	571,958		571,958
Inventory	(12,446)		(12,446)
Prepaid expenses and other current assets	410,108	-	(114,892)	-
Other assets	(17,315)	-	(59,781)	-
Accounts payable	590,300	-	607,034	-
Deferred revenue	(1,386,489)	-	(1,567,023)	-
Accrued expenses	1,215,614	-	2,347,314	-
Accrued pension plan liabilities	49,882	-	49,882	-
Total adjustments	3,060,449	1,053	21,404,922	3,444

Net cash (used in) operating activities	(1,123,931)	(412)	(1,489,846)	(5,162)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	(22,518)	-	(1,158,957)	-
Short-term loans to related party	-	-	(935,000)	-
Acquisition of Datakom, net of cash acquired	(52,007)	-	(1,043,778)	-
Net cash (used in) investing activities	(74,525)	-	(3,137,735)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	899,051	-	5,324,051	-
Repayment of short-term borrowings	(143,290)	-	(143,290)	-
Proceeds from related party short-term borrowings	-	-	245,000	-
Exercise of warrants	-	-	30,000	-
Net cash provided by financing activities	755,761	-	5,455,761	-

Effect of exchange rate changes on cash and cash equivalents	43,852		48,170	-

NET INCREASE (DECREASE)	(398,843)	(412)	876,350	(5,162)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	1,545,720	6,035	270,527	10,785

CASH AND CASH EQUIVALENTS -
END OF PERIOD	$1,146,877	$5,623	$1,146,877	$5,623

SUPPLEMENTAL SCHEDULE OF CASH PAID FOR:
Interest	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-
SUPPLEMENTAL SCHEDULE OF NONCASH
FINANCING ACTIVITIES:
Conversion of convertible long-term debt	$-	$-	$8,000,000	$-
Note payable for acquisition of Datakom	$-	$-	$8,500,000	$-
Stock issued for acquisition of Datakom	$-	$-	$17,080,000	$-
Acquisition of Systeam	$-	$-	$9,338,982	$-

See accompanying notes to condensed consolidated unaudited financial statements.

INTELLIGENTIAS, INC.
(formerly Merchandise Creations, Inc.)
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)

					Accumulated
			Additional		Other
	Common Stock		Paid - In	Accumulated	Comprehensive
Description	Shares	Amount	Capital	Deficit	Loss
Balance, December 31, 2006	77,360,000	$7,736	$2,701,914	$(4,819,925)	$-

Conversion of long term debt	18,181,818	1,818	7,998,182
Exercise of warrants	3,000,000	300	29,700
Issuance of common stock for services performed	200,000	20	369,980
Issuance of common stock for conversion of long-term debt	1,750,000	175	3,263,626
Issuance of warrants in connection with bridge financing			776,561
Cashless stock warrant exercise	63,650	6	(6)

Acquisition of Datakom	14,000,000	1,400	17,077,200
Reclassification of derivative warrant liability			16,987,135
Net unrealized securities gains	-	-	-		8,109
Foreign currency translation adjustments	-	-	-		(514,667)
Net loss for the nine months ended September 30, 2007	-	-	-	(22,894,768)	-

Balance, September 30, 2007	114,555,468	$11,455	$49,204,292	$(27,714,693)	$(506,558)

See accompanying notes to condensed consolidated unaudited financial statements.

INTELLIGENTIAS, INC
(formerly MERCHANDISE CREATIONS, INC.)
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - BACKGROUND AND ACQUISITIONS

Intelligentias, Inc. (the “Company”) was originally incorporated in the State of Nevada on October 1, 2004, as Merchandise Creations, Inc., and conducted a promotional and marketing business specializing in delivering, promoting and selling custom-designed merchandise for bands and artists in the music industry (the “Merchandise Distribution Business”).

On December 7, 2006, the Company entered into a Limited Assets Purchase Agreement by and between the Company, SysteamUS, Inc. and Systeam Italy, SpA (“Systeam”), whereby the Company acquired certain intellectual property associated with SysteamUS’ security software for $5,850,000. Concurrently with the purchase, the Company discontinued its Merchandise Distribution Business and changed its focus to providing homeland security, data retention and tracking software and services to law enforcement agencies, telecommunications companies and Internet service providers. On June 7, 2007, the Company entered into the Stock Purchase Agreement to acquire all of the issued and outstanding stock of Systeam from SysteamUS, Inc. in consideration for assuming net liabilities of approximately $9,338,982 and the exchange of consideration of approximately $2,500,000 by assuming debt in the same amount due from an entity related to Systeam. In 2007, the Company also established wholly-owned subsidiaries Retentia, Inc, Investigatia, Inc. and Interceptia, Inc.

On December 15, 2006, the Company amended its articles of incorporation to change its name from Merchandise Creations, Inc. to Intelligentias, Inc. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," the operating results and assets and liabilities related to the Merchandise Distribution Business have been reflected as discontinued operations in the accompanying unaudited financial statements. Unless otherwise noted, amounts in these notes to the unaudited financial statements excluded amounts attributable to discontinued operations.

On June 7, 2007, the Company entered into the Stock Sale Agreement to acquire all of the issued and outstanding stock of Datakom GmbH (“Datakom”) for an aggregate purchase price of $27,701,548, subject to adjustment. The aggregate purchase price was comprised of: (i) cash consideration of $10.5 million, $2.0 million of which was paid immediately, and the remaining amount of $8,500,000 is payable within eight weeks after the distribution of a private placement memorandum associated with the sale of the Company’s common stock;  (ii) direct transaction costs of $122,948, and (iii) issuance of 14,000,000 shares of the Company’s common stock with a fair value of $17,078,600, based on the closing price of the Company’s common stock on the closing date. The Stock Sale Agreement also included contingent consideration that is based on certain financial performance criteria for Datakom during calendar year 2007. This contingency has not been resolved and no amounts have been accrued as a result of this contingency at September 30, 2007. Datakom’s main business focus is the creation of software programs for law enforcement agencies and intelligence communities that allow for lawful interception of telecommunications.  The Company also provides consulting services related to voice-over IP and electronic serial number set-up for various communication devices, mainframe installation services and pre-deployment services used to identify any potential issues prior to deployment of various software programs.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has incurred losses from continuing operations and operational cash outflows since inception.

The Company’s ability to service its debt and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities, which is subject to, among other things, its future operating performance, as well as general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control. If the Company fails to generate sufficient cash from operations, it will need to raise additional equity or borrow additional funds to achieve its objectives. There can be no assurance that the Company will generate sufficient revenues or that equity or borrowings will be available or, if available, will be at rates or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 - SYSTEAM AND DATAKOM ACQUISITIONS

The Datakom and Systeam acquisitions were accounted for pursuant to the Financial Accounting Standard  No. 141, Business Combinations (“FAS 141”), which provides that the assets and liabilities acquired and the equity interest issued are initially recognized at the date of acquisition and measured at the fair value of the net assets acquired and consideration exchanged. Additionally, FAS 141 provides that the results of operations of the acquired entity after the effective date of acquisition be consolidated in the results of operations of the acquirer.

The Systeam and Datakom preliminary purchase price allocations are as follows:

	Systeam	Datakom
Fair value of common stock	$-	$17,078,600
Cash consideration	-	10,500,000
Acquisition costs	-	122,948
Assets acquired	(1,820,839)	(6,609,464)
Liabilities assumed	11,159,821	6,094,010
Intangible assets	$9,338,982	$27,186,094

Approximately $2.0 million of cash was paid to Datakom immediately. The remaining $8.5 million is payable in cash under the terms discussed in Note 1 and is recorded as acquisition payable in the accompanying condensed consolidated balance sheet at September 30, 2007.

The intangible assets resulting from these acquisitions are primarily attributable to the customer relationships and goodwill associated with additional revenues and resulting increased margin from the combination of the businesses. The Company is in the process of obtaining independent valuations to complete the allocation of the excess purchase price over tangible assets acquired (liabilities assumed) for Systeam and Datakom.

The operating results of Systeam and Datakom have been included in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss subsequent to the date of the purchases. The following reflects pro forma combined results of the Company, Systeam and Datakom as if the acquisitions had occurred as of the earliest period presented. In management’s opinion, this pro forma information does not necessarily reflect the actual results that would have occurred and is not necessarily indicative of future results of operations of the combined entities. For purposes of calculating the pro formas, management estimates that a weighted average amortization life of all intangibles including goodwill will be five years.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$2,623,998	$9,188,116	$8,197,012
Loss before discontinued operations	$5,811,181	$27,509,538	$12,894,580
Net loss	$5,812,646	$27,509,538	$12,903,186

Basic and diluted loss per share - continuing operations	$0.03	$0.26	$0.06

Basic and diluted loss per share	$0.03	$0.26	$0.06

Weighted average common shares outstanding - basic and diluted	225,860,000	108,253,830	225,860,000

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated.

The accompanying condensed unaudited financial statements as of September 30, 2007, and for the three and nine months ended September 30, 2007 and September 30, 2006, respectively, have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited. Such financial information should be read in conjunction with the financial statements and related notes thereto as of December 31, 2006 and for the year then ended included in the Company’s annual report on Form 10-KSB/A (Amendment No.1) for the year ended December 31, 2006.

Reclassification

Certain reclassifications have been made in the prior period financial statements to conform to the current presentation.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Receivables

Receivables are shown at their expected realizable value.  This is determined by adjusting the nominal value of the receivables for an allowance for bad debt, which is calculated by assessing the risk of loss, generally and for each receivable, considering general and industry conditions as well as customer history and creditworthiness. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Customer Concentrations

Approximately 82% of the Company’s revenues for the three months ended September 30, 2007 related to eight customers with two customers comprising 61% of revenues and approximately 84% of the Company’s revenues for the nine months ended September 30, 2007 related to nine customers with three customers comprising 66% of revenues.  Approximately 82% of the Company’s accounts receivable at September 30, 2007 related to seven customers with one customer comprising 42% of accounts receivable.

Investments

The Company currently classifies all marketable investment securities as available-for-sale.  The Company adjusts the carrying value of available-for-sale securities to fair value and reports the related temporary unrealized gains and losses as a separate component of accumulated other comprehensive loss within the accompanying consolidated statement of changes in stockholders’ equity.  Declines in the fair value of a marketable investment security that are estimated to be “other than temporary” are recognized in the consolidated statements of operations and comprehensive loss, thus establishing a new cost basis for such investment.  Declines in the fair value of investments below cost basis for a continuous period are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary. The investments are restricted as they are pledged as collateral on the pension obligation and certain lines of credit.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the shorter of the contractual lives or estimated useful lives of the assets ranging from three to five years.

Contingencies

The Company is not currently a party to any pending or threatened legal proceedings.  Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Revenue Recognition

Data Retention (“DR”)

The Company derives its DR revenue from sales of software licenses, installation, customer support (including maintenance) and consulting services. The Company has historically been contracted to perform installation services on every software license sale, and certain software license sales also include customer support agreements. Customer support agreements vary and may provide customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, telephone support, and support personnel during the term of the support period. The Company does not have standard pricing associated with its customer support agreements due to the varying nature of the services provided.

The Company recognizes revenue pursuant to the requirements of American Institute of Certified Public Accountants  Statement of Position 97-2, “Software Revenue Recognition”, as amended. The Company has not yet established vendor specific objective evidence (“VSOE”) for the fair value of the software license, installation and customer support elements. As a result, the Company recognizes all revenue for multiple element arrangements ratably over the period of installation and customer support, typically three to twenty-four months.

Revenues for DR consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Consulting services primarily comprise integrating and customizing software previously installed to address changes in a customer’s needs or information systems environment.

Lawful Interception and Network Monitoring (“LINM”)

The Company derives its LINM revenue from sales of software and services through its subsidiary, Datakom. Other LINM services include consulting, assessment and design services, installation services and training.  Substantially all of the Company’s LINM products have been sold in combination with Customer Support or Maintenance. Customer Support or Maintenance provides customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, repair or replacement of hardware (not covered by the standard warranty coverage) in the event of breakage or failure, telephone support, pro-active monitoring of customer installed products, internet access to technical information and support personnel during the term of the support period. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of goods sold. Payment terms to customers generally range from net 30 to 45 days.

LINM product revenue is recognized once a legally binding arrangement with a customer has been evidenced, shipment has occurred, fees are fixed or determinable and free of contingencies and significant uncertainties, and collection is probable. Customer Support or Maintenance is recognized ratably over the contract period. The Company’s fees are considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. The Company recognizes LINM revenue upon the completion of installation and training and acceptance by the customer.

The Company’s standard agreements with customers do not include rights of return. The Company assesses the ability to collect from its customers based on a number of factors, including creditworthiness of the customer and past transaction history of the customer. If the customer is deemed not creditworthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met.

The Company’s LINM software is integrated with its hardware and is essential to the functionality of the integrated system product. The Company provides unspecified software updates and enhancements related to its products through service contracts. Accordingly, the Company recognizes revenue in accordance with the guidance provided under Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), and Statement of Position No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions (“SOP 98-9”), for all transactions involving the sale of software. The Company applies the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and related interpretations to all transactions to determine the recognition of revenue.

The Company uses the residual method (as prescribed in SOP 98-9) to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence (VSOE) of the fair value of all undelivered elements exists. In virtually all of the Company’s contracts, Customer Support or Maintenance is the element that remains undelivered at the time of delivery of the product to the customer. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue.

The Company considers the four basic revenue recognition criteria for each of the elements as follows:

•
Persuasive evidence of an arrangement with the customer exists. It is the Company’s customary practice to have a written purchase order and, in some cases, a written contract signed by both the customer and the Company, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•
Shipment or performance has occurred. The Company’s products are usually physically shipped from the contract manufacturing vendor and delivery to the Company’s customers is FOB origin. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, the Company does not consider delivery to have occurred. LINM services revenue is recognized when the services are completed, except for Customer Support or Maintenance, which is recognized ratably over the term of the Customer Support or Maintenance agreement.

•
Vendor’s fee is fixed or determinable. The fee its customers pay for products, customer support or maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•
Collection is probable. The Company assesses the probability of collection on a customer-by-customer basis. Credit reviews are performed on an as needed basis to evaluate the customer’s financial position and ability to pay. If the Company determines from the outset of an arrangement that collection is not probable based upon the review process, the Company recognizes the revenue on a cash-collected basis.

Deferred Multiple-Element Costs

When the Company’s products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria in SOP 97-2, the Company also defers the related inventory costs for the delivered items, as unbilled fees and costs, until such time that all other revenue recognition criteria have been met.

Software Development Costs

Research and development expenditures are charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed (“SFAS 86”), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s software development process, technological feasibility is established upon completion of a working model, which also requires certification and extensive testing. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been immaterial to date.

Foreign Currency Translation

The Company’s Systeam and Datakom subsidiaries operate outside the United States and their local currencies are their functional currencies. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders' equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than the Company’s functional currency are included in selling, general and administrative expenses within the consolidated statements of operations and comprehensive loss.

Derivatives

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities” (“SFAS 133”), consist of financial instruments or other contracts that contain a notional amount and one or more underlying variables (e.g., interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free−standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or assets.

The Company has entered into financing arrangements to fund its business capital requirements, including convertible debt and short-term debt which include detachable warrants that are indexed to the Company’s common stock. These contracts require careful evaluation to determine whether derivative features embedded in host agreements require bifurcation and fair value measurement or whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company is required to initially and subsequently measure such instruments at fair value. Accordingly, the Company adjusts the fair value of these derivative components at each reporting period through a charge to earnings until such time as the instruments are permitted classification in stockholders’ equity. The Company uses the Black−Scholes option pricing model because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk-free rates) necessary to estimate the fair value of these instruments.

Defined Benefit Pension Plan

As a result of the Datakom acquisition, the Company assumed the liabilities associated with a defined benefit pension plan covering two former shareholders of Datakom.  The benefits are based on years of service and the participant’s compensation during their years of employment.  The Company holds the assets for the pension plan in the Company’s name as appropriate under German law. The Company anticipates dissolving the pension plan and paying out or transferring the related assets and liabilities to the two former shareholders of Datakom.  The accrued pension liability increased from $2,188,527 at June 30, 2007 to $2,369,932 at September 30, 2007 as a result of service and interest costs recognized during the three months ended September 30, 2007. Key assumptions in the calculation of the projected benefit obligation include a 1.50% annual salary increase and a 4.50% discount rate.

Income Taxes

The Company provides for income taxes based on the provisions of SFAS No. 109, Accounting for Income Taxes(“SFAS 109”), which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Comprehensive Loss

The Company reports components of comprehensive income (loss) under the requirements of SFAS 130, "Reporting Comprehensive Income"(“SFAS 130”).  SFAS 130 establishes rules for the reporting of comprehensive income or loss and its components that require certain items be presented as separate components of stockholders' equity.  For the periods presented, the Company's other comprehensive income consist of foreign currency translation adjustments and of unrealized gains and losses from marketable securities available for sale.

Stock-Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Share Based Payments” (“SFAS 123R”), using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” using the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

NOTE 5 - BALANCE SHEET INFORMATION

Balance sheet information at September 30, 2007 is as follows:

Intangible Assets

Intellectual property	$5,850,000
Website	400,000
Intangible assets - Systeam	9,338,982
Intangible assets - Datakom	27,186,094
42,775,076
Less: Accumulated amortization	(4,124,487)
Intangible assets, net	$38,650,589

Accrued Liabilities

Withholding taxes payable	$2,065,211
Accrued interest payable	279,135
Termination indemnity	878,055
Tax penalties & interest	932,419
Social security taxes payable	2,256,925
Income taxes payable	755,158
Accrued wages & benefits	1,095,476
Value added tax (VAT)	888,932
Other	388,552
$9,539,863

Included in accrued liabilities at September 30, 2007 are tax penalties and interest associated with the Company’s Systeam subsidiary in Italy related to certain employee withholding taxes, social security taxes, income taxes and value-added taxes that are past due.

The termination indemnity associated with the Systeam subsidiary of $878,055 at September 30, 2007 relates to amounts withheld from employees that are payable to employees if they are terminated by the Company.  Such amounts do not accrue interest and are based solely on the amounts withheld by the Company.

NOTE 6 - SHORT-TERM DEBT, CONVERTIBLE LONG-TERM DEBT AND WARRANTS

Vision Opportunity Master Fund Financing Transactions

On December 7, 2006, the Company completed an $8,000,000 private offering of convertible long-term debt (the “Convertible Note”) with Vision Opportunity Master Fund Ltd. (“Vision”), the Company’s largest shareholder as of September 30, 2007.  On March 16, 2007, the Company issued Vision 1,750,000 shares of common stock as an inducement to convert the entire Convertible Note into common stock.  The Convertible Note was fully converted by Vision on March 19, 2007 into 18,181,818 shares of common stock.  The Company recognized $3,263,801 in interest expense related to the fair value of the common stock issued to Vision to induce conversion.  The Company also recognized the unamortized debt discount on the Convertible Note of $7,948,148 as interest expense in the accompanying consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2007.

In connection with the issuance of the Convertible Note, the Company issued Vision warrants to purchase up to 9,000,000 shares of the Company’s common stock with an exercise price of $0.01 per share (the “December 2006 Warrants”).   The aggregate fair value of the December 2006 Warrants equals $5,310,000 based on the Black-Scholes option pricing model using the following assumptions: 5% risk-free rate, 100% volatility and expected life of the warrants of 30 months. On the date of issuance and as of December 31, 2006 until the agreement was amended on August 15, 2007, the December 2006 Warrants did not meet the requisite conditions for equity classification because cash settlement could be required at the option of Vision in the event of a change in control. Accordingly, the fair value of the December 2006 Warrants was initially recorded as a discount on the Convertible Note with an offset to Derivative Warrant Liability. The Company adjusted the value of the December 2006 Warrants to fair value through a charge to earnings at the end of each reporting period and at August 15, 2007, the date the instruments met the requisite conditions for classification in stockholders’ equity.

On June 13, 2007, the Company issued to Vision a $3,000,000 Senior Secured Promissory Note (the “Note”) due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from the next debt or equity financing. The Note bears interest at 12% per annum plus an additional $300,000 when repaid. The Note is secured by the Company’s accounts receivable and other personal and fixed assets and may be prepaid at any time.

In connection with the issuance of the Note, the Company issued Vision warrants to purchase up to 5,500,000 shares of the Company’s common stock with an exercise price of $2.05 per share expiring in June 2014 (the “June 2007 Warrants”). The aggregate fair value of the warrants equals $3,861,000 based on the Black-Scholes option pricing model using the following assumptions: 5% risk-free rate, 100% volatility and expected life of the warrants of 3.5 years. The June 2007 Warrants also contain "full-ratchet" anti-dilution protection to Vision during the warrant term, but excludes certain events such as issuances of stock in connection with mergers and acquisitions, strategic license agreements, stock option plans and a subsequent financing transaction. On the date of issuance until the agreement was amended on August 15, 2007, the June 2007 Warrants did not meet the requisite conditions for equity classification because cash settlement could be required at the option of Vision in the event of a change in control. Accordingly, that fair value of the June 2007 Warrants was initially recorded as a discount on the Note of $3,000,000 with the excess of the fair value of the warrants  over the proceeds from the Note of $861,000 recorded as a loss on Derivative Warrant Liabilities in the accompanying consolidated statement of operations and comprehensive loss. The Company also incurred $42,466 in debt issuance costs that have been included in other assets in the accompanying consolidated balance sheet.

Warrant-related discount and the debt issuance costs are being amortized over a period of 12 months. As of September 30, 2007, a total of $908,533 has been amortized and recorded as interest expense. On August 15, 2007, the Company and Vision amended the agreements related to the December 2006 Warrants and the June 2007 Warrants (collectively, the “Warrants”) to remove the cash settlement provision that could be triggered by a change in control. Accordingly, as of the date of the amendment, the Warrants met the requisite conditions for equity classification and were reclassified from liabilities to stockholders’ equity and no further value adjustments will be made.

Total loss on derivative warrant derivative liabilities was $229,385 and $4,710,935 for the three and nine months ended September 30, 2007, respectively. The following table summarizes the changes in fair value of the December 2006 Warrants and the June 2007 Warrants and reflects the reclassification to stockholders’ equity of 3,000,000 of the December 2006 Warrants, which were exercised for $30,000 during March 2007:

	December 2006 Warrants	June 2007 Warrants	Total
Initial fair value of December 2006 Warrants (recorded as a discount on the Convertible Note)	$5,310,000	$-	$5,310,000
2006 increase in fair value	3,970,800	-	3,970,800
Derivative warrant liability - December 31, 2006	9,280,800	-	9,280,800
Fair value adjustment - three months ended March 31, 2007	6,529,200	-	6,529,200
Reclassification to stockholders' equity for warrants exercised	(5,550,000)	-	(5,550,000)
Derivative warrant liability - March 31, 2007	10,260,000	-	10,260,000
Initial fair value of June 2007 Warrants (recorded as a discount on the Note)	-	3,000,000	3,000,000
June 2007 Warrants - Day-one loss from derivative allocation	-	861,000	861,000
Fair value adjustment - three months ended June 30, 2007	(2,992,800)	84,150	(2,908,650)
Derivative warrant liability - June 30, 2007	7,267,200	3,945,150	11,212,350
Fair value adjustment-July 1, 2007 to August 15, 2007 (amendment date)	178,200	46,585	224,785
Reclassification to stockholders’ equity due to amendment	(7,445,400)	(3,991,735)	(11,437,135)
Derivative warrant liability - September 30, 2007	$-	$-	$-

On September 18, 2007, the Company amended its Note with Vision to issue an additional $300,000 senior secured promissory note to Vision (the “September 2007 Note”) due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from the next debt or equity financing. The September 2007 Note bears interest at 12% per annum plus an additional $30,000 when repaid, is secured by the Company’s accounts receivable and other personal and fixed assets and may be prepaid at any time. As additional consideration, the Company issued an immediately exercisable warrant to Vision to purchase 238,095 shares of the Company’s common stock, with an exercise price of $1.26 per share, expiring in September 2014. The Company allocated the $300,000 proceeds to the debt and related warrants based on their relative fair values. The allocated value of these warrants was $119,413 based on the Black-Scholes option pricing model using the following assumptions: 4.06% risk-free rate, 100% volatility and expected life of the warrants of 3.5 years. The relative fair value of the warrants has been recorded as a discount on the note with an offset to additional paid-in capital in the accompanying consolidated balance sheet. Other than the stated terms above, the September 2007 Note is subject to the same provisions as the original Note. The warrants cannot be settled for cash and qualify for equity classification.

Bridge Financing

During January through August 2007, the Company raised $1,770,000 (including $245,000 from related parties) from a small group of accredited investors pursuant to 10% unsecured bridge promissory notes (the “Bridge Notes”).  The principal and accrued interest under the Bridge Notes are due and payable upon the earlier of one year after issuance or upon receipt of proceeds from the Company’s next debt or equity financing, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $0.50 for every $1.00 raised above such level.  The notes may be prepaid at any time without penalty. In connection with the issuance of certain of the Bridge Notes, the Company also issued warrants to purchase 2,212,500 shares of its common stock, with an exercise price of $0.80 per share, exercisable for a period of five years.  The Bridge Notes cannot be settled for cash and are not subject to mandatory registration and qualify for equity classification. The Company allocated the proceeds of the Bridge Notes to the debt and related warrants based on their relative fair values.   The aggregate allocated value of the warrants equals $657,148 based on the Black-Scholes option pricing model with the following assumptions: Volatility - 100%; Expected life (years) - 2.5 years; Risk-free rate of return - 5%.

On September 25, 2007, the Company raised $400,000 from a small group of accredited investors pursuant to 10% bridge promissory notes (“September Bridge Notes”). The principal and accrued interest under the notes are due and payable upon the earlier of six months after issuance or from the net proceeds of a $20,000,000 private placement of common stock and warrants after a minimum of $4,000,000 in gross proceeds have been received by the Company, and then at a rate of $.50 for every $1.00 raised above such level. The notes may be prepaid at any time without penalty. The Company agreed to pay an additional fee of 10% upon repayment of the notes or at maturity. The notes are secured by 1,000,000 shares of common stock placed in escrow by the Lusk Family Trust, a significant shareholder of the Company. As part of the financing, the Company issued warrants to purchase 500,000 shares of the Company’s common stock with an exercise price of $0.80 per share, for a period of five years. The aggregate fair value of the warrants equals $404,600 based on the Black-Scholes option pricing model using the following assumptions: Volatility - 100%; Expected life (years) - 2.5 years; Risk-free rate of return - 4.06%. The warrants related to the September Bridge Notes contain certain registration right provisions on a "best efforts" basis.  As the provisions do not specify that the warrants can be settled in unregistered shares, the warrants do not qualify for equity classification. The fair value of the warrants was recorded as a discount on the note of $400,000 with the excess of the fair value of the warrants over the proceeds from the notes of $4,600 recorded as a loss on Derivative Warrant Liabilities in the accompanying consolidated statement of operations and comprehensive loss.

In May 2007, 125,000 Bridge Loan warrants were exercised in a cashless exercise resulting in the issuance of 63,650 shares of common stock.

Short-term borrowings and short-term borrowings, related parties, consisted of the following at September 30, 2007 (unaudited):

7.75% credit facility with an Italian bank, collateralized by certain accounts receivable	$479,694
8.50% credit facility with an Italian bank, collateralized by certain accounts receivable	202,777
8.00% debt with an Italian bank, collateralized by certain accounts receivable	162,600

8.30% credit facility, collateralized by certain accounts receivable	118,515
6.64% bank borrowing with an Italian bank	95,850
$713,000 credit facility with a German bank. Interest at 8.75% adjusted quarterly, collateralized by long-term investments, payable on demand. Approximately $39,600 and $35,650 of the $713,000 are reserved for credit card and rent and utility guarantees, respectively	557,248
$264,000 credit facility with a German bank. Interest at 9.75% and varies quarterly, unsecured and payable on demand. Approximately $15,800 of the $264,000 is reserved as a rent guarantee. The line of credit is automatically renewed each year and is due on demand	3,952
$37,000 credit facility with a German bank. Interest at 10.00% and varies quarterly, unsecured and payable on demand. The line of credit is automatically renewed each year and is due on demand.	-
12% debt, $3,300,000 net of discount of $2,219,597; collateralized by accounts receivable and other personal and fixed assets	1,080,403
10% bridge financing, $2,170,000 net of discount of $800,121, including $245,000 payable to related parties	1,369,879
$4,070,918

The 7.75%, 8.50%, 8.00% and 8.30% credit facilities are collateralized by a security interest in certain accounts receivables of the Company. Borrowings are based on a percentage of eligible accounts receivable and mature on the due date of the underlying accounts receivable, all within 12 months of the respective balance sheet dates.

Principal and interest related to the 6.64% fixed-rate borrowing are payable monthly until the final maturity date in December 2007.

NOTE 7 - COMMON STOCK AND STOCK OPTIONS

On March 16, 2007, the Company issued 200,000 shares of common stock to two consultants for services performed during the three months ended March 31, 2007.  The Company valued these grants at $370,000 based on the fair market value of the Company’s common stock on the date of issuance and recognized the amount as selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss.

On April 14, 2007, the Company issued 2,000,000 stock options with an exercise price of $1.60 to an employee. The fair value of this stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: Volatility - 100%; Expected life - 5 years; Risk-free rate of return - 5%. On August 24, 2007, the employee resigned from the Company and forfeited the options. As a result of this forfeiture, there was a change in estimate during the third quarter, of the forfeiture rate, resulting in a negative stock-based compensation expense of $435,103 that was a reversal of expenses recognized related to these options in the three months ended June 30, 2007. As of September 30, 2007, there were no stock options outstanding.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space in Germany under a non-cancelable operating lease expiring in March 2011.  The Company also leases office space in Italy under an operating lease expiring in March 2011.  This lease is cancelable at the option of the Company with six months’ notice.

Future minimum lease payments under non-cancelable operating leases as of September 30, 2007 were as follows:

Operating Leases
Remainder of 2007	$79,427
2008	298,885
2009	278,359
2010	17,112
2011	-
Thereafter	-
$673,784

Indemnification Agreement

Effective August 16, 2007, the Company entered into an Indemnification Agreement with its Chief Financial Officer (“CFO”), which contains provisions that may require the Company to, among other things: indemnify the CFO  against liabilities that may arise by reason of his status or service as an officer to the fullest extent permitted under Nevada law and the Company’s bylaws and certificate of incorporation and advance the CFO expenses incurred as a result of any proceeding against him as to which he could be indemnified.

NOTE 9 - INCOME TAXES

The Company did not recognize an income tax benefit for the losses incurred for the three and nine months ended September 30, 2007 and 2006 since management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount.

NOTE 10 - RELATED PARTY TRANSACTIONS

As described in Note 1, “Background and Acquisitions”, on December 7, 2006, certain transactions were effected pursuant to an agreement among the Company, SysteamUS, Inc. and Systeam Italy, SpA (“Systeam”).  In December 2006, the Company loaned a total of $1,000,000 to Systeam (the “Systeam Loans”).  In the first, second and third quarters of 2007, the Company loaned another $385,000, $550,000 and $366,765, respectively, in Systeam Loans.  Due to the acquisition of Systeam, these loans were eliminated in consolidation as of September 30, 2007.

In the first and second quarters of 2007, the Company obtained debt financing of $245,000 from related parties which bears interest at 10% per annum.  On the earlier of one year or the closing of any future financing, all principal and unpaid accrued interest on the loans will be immediately payable.

NOTE 11 - SEGMENT INFORMATION

Upon completion of the Systeam and Datakom acquisitions in June 2007, the Company identified its segments based on the way management expects to organize the Company to assess performance and make operating decisions regarding the allocation of resources. In accordance with the criteria in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the Company has concluded it has two reportable segments beginning in the three months ended June 30, 2007, the Data Retention segment and the Lawful Interception and Network Monitoring segment. The Data Retention segment is comprised of data retention-related revenues including sales of software licenses, installation, customer support and consulting services. The Lawful Interception and Network Monitoring segment is comprised of the sale of lawful interception software and related intelligence services, in addition to consulting and network monitoring services.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies in Note 4 and in the Company’s 2006 Form 10-KSB. Management is currently assessing how it evaluates segment performance and currently utilizes income (loss) from operations, excluding share-based compensation (benefits), depreciation and intangibles amortization related to certain assets and income taxes. There were no inter-segment sales during the three and nine month periods ended September 30, 2007. The Company’s business activities conducted during the three and nine month periods ended September 30, 2006 were discontinued in December 2006. Accordingly, related information has not been included in the segment disclosures.

Summarized financial information concerning the Company’s reportable segments is as follows:

Nine months ended September 30, 2007:	Data Retention	Lawful Interception and Network Monitoring	Not Allocated to Segments	Total
Revenues	$1,653,588	$3,870,171	$-	$5,523,759
Income (loss) from continuing operations	$(768,586)	$(398,419)	$(21,727,763)	$(22,894,768)
Total assets	$15,052,143	$33,041,919	$2,036,925	$50,130,987
Three months ended September 30, 2007:
Revenues	$153,054	$3,397,256	$-	$3,550,310
Income (loss) from continuing operations	$(1,606,709)	$101,109	$(2,678,780)	($4,184,380)

Approximately 95% of DR revenues for the three months ended September 30, 2007 related to three customers and approximately 94% of DR revenues for the nine months ended September 30, 2007 related to four customers with one customer comprising 80% of DR revenues for the nine months ended September 30, 2007. Approximately 81% of LINM revenues for the three months ended September 30, 2007 related to five customers with two customer comprising 64% of revenues and approximately 79% of LINM revenues for the nine months ended September 30, 2007 related to five customers, with two customers comprising 60% of revenues.

Management is currently assessing which segment assets will be regularly reviewed as part of its overall assessment of the segments’ performance. Management currently reviews trade accounts receivable, net of allowances, and certain other assets in assessing segment performance. Assets not assigned to segments include cash and cash equivalents and certain corporate-related fixed assets.

In accordance with the provisions of SFAS 131, revenues earned in the United States and internationally based on the location where the services were performed is as follows:

	For the Three Months Ended September 30, 2007	For the Nine Months September 30, 2007
United States	$-	$1,320,000
Germany	3,397,256	3,870,171
Italy	153,054	333,588
	$3,550,310	$5,523,759

NOTE 12 - SUBSEQUENT EVENTS

On October 19, 2007, the Company completed a private placement of equity securities to three affiliated funds managed by Kingdon Capital Management, LLC (the “Investors”), pursuant to the terms of a Securities Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company sold an aggregate of 12,500,000 shares of series A preferred stock (“Preferred Stock”) and received gross proceeds of $10,000,000. The Preferred Stock is initially convertible into an equal number of shares of the Company’s common stock (the “Common Stock”) .

As part of the transaction, the Company issued to the Investors warrants to purchase an aggregate of up to 6,250,000 shares of Common Stock at an exercise price of $1.25 per share (the “Market Warrants”) and warrants to purchase an aggregate of up to 5,000,000 shares of Common Stock at an exercise price of $1.80 per share (the “Premium Warrants” and, together with the Market Warrants, the “Warrants”). The Warrants are exercisable for five years, contain customary change of control buy-out provisions, cashless exercise provisions and are not redeemable. The Preferred Stock and Warrants also contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection thereafter for issuances of capital stock below the respective conversion or exercise prices, except in specified cases.

As of November 5, 2007, the Company paid in full the Bridge Notes totaling $1,770,000 and September Bridge Notes totaling $400,000.

INTELLIGENTIAS, INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Introduction

On June 7, 2007, the Company entered into the Stock Purchase Agreement to acquire all of the issued and outstanding stock of Systeam Italy SpA (“Systeam”) from SysteamUS, Inc. in consideration for assuming net liabilities of approximately $9,338,982 including the exchange of consideration of approximately $2,500,000 by assuming debt in the same amount due from an entity related to Systeam.

Also, on June 7, 2007, Intelligentias, Inc. (the “Company” or “Purchaser”) entered into the Stock Sale Agreement to acquire all of the issued and outstanding stock of Datakom GmbH (“Datakom”) from Paul Hoffmann and Lydia Krowka for an aggregate purchase price of $27,701,548, subject to adjustment. The aggregate purchase price was comprised of: (i) cash consideration of $10.5 million, $2.0 million of which was paid immediately and the remaining US$8,500,000 is payable within 8 weeks after the distribution of a Private Placement Memorandum associated with the sale of the the Company’s common stock; (ii) direct transaction costs of $122,948 and (iii) issuance of 14,000,000 shares of the Company’s common stock with a fair value of $17,078,600, based on the closing price of the Company’s common stock on the closing date. The Stock Sale Agreement also included contingent consideration which was based on the determination of Datakom’s EBITDA (as defined in the Stock Sale Agreement) during calendar year 2007.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company, Systeam and Datakom and has been prepared to illustrate the effects of the Company’s acquisitions of Datakom and Systeam (collectively, the “Acquisitions”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 gives effect to the Acquisition assuming the transactions had been consummated on January 1, 2006. The adjustments for the nine months ended September 30, 2007 includes the pre-acquisition historical results of operations for Systeam and Datakom for the period from January 1, 2007 through June 7, 2007. The unaudited pro forma condensed combined statements of operations do not give effect to any anticipated cost savings or revenue enhancements in connection with the transactions. The Company is in the process of obtaining independent valuations to allocate the excess purchase price for Systeam and Datakom. The Company anticipates having the valuation completed in the fourth quarter of 2007. For purposes of pro forma adjustments, management assumes that a weighted average amortization life of all intangibles including goodwill will be 5 years.

The unaudited pro forma condensed combined financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had the Acquisitions been completed during the specified periods. For purposes of preparing the our financial statements subsequent to the acquisition, we have established a new basis for Systeam and Datakom’s assets and liabilities based upon their fair values and the purchase price we are paying, including the cost of the acquisition. As a result of these factors, the actual financial results of operations will differ, perhaps significantly, from the pro forma amounts reported in these statements.

Intelligentias, Inc. Pro Forma Unaudited Combined Statement of Operations For the year ended December 31, 2006

		Systeam Italy	Datakom		Pro Forma				Pro Forma
	Intelligentias	SpA.	GmbH	Total	DR		CR		Combined
Revenues	$-	1,543,569	7,147,023	8,690,592					$8,690,592
Services provided to parent company	-	3,323,489	-	3,323,489					3,323,489
Total revenues	-	4,867,058	7,147,023	12,014,081					12,014,081

Costs and expenses
Direct cost of revenues	-	360,849	3,852,523	4,213,372					4,213,372
Selling general and administrative	599,597	5,977,477	3,151,279	9,728,353					9,728,353
Depreciation and amortization	130,239	11,267	135,783	277,289	7,305,015	1			7,582,304
Total costs and expenses	729,836	6,349,593	7,139,585	14,219,014					21,524,029

Operating income (loss)	(729,836)	(1,482,535)	7,438	(2,204,933)					(9,509,948)

Other income (expense)
Loss on derivative warrant liability	(3,970,800)	-	-	(3,970,800)					(3,970,800)
Interest income (expense)	(74,420)	(51,200)	(97,827)	(223,447)	360,000	2			(583,447)
Total other income (expense)	(4,045,220)	(51,200)	(97827)	(4,194,247)					(4,554,247)

Loss from continuing operations before provision for income taxes	(4,775,056)	(1,533,735)	(90,389)	(6,399,180)					(13,867,607)
Provision for income taxes	-	371,590	-	371,590			371,590	3	-

Income (loss) from continuing operations	(4,775,056)	(1,905,325)	(90,389)	(6,770,770)					(13,867,607)
Loss from discontinued operations	(24,605)	-	-	(24,605)					(24,605)

Net income (loss)	(4,799,661)	(1,905,325)	(90,389)	(6,795,375)					(13,892,212)

Weighted average common shares outstanding- basic and diluted	206,227,123				14,000,000	4			220,227,123

Net loss per common share- basic and diluted	$(0.02)								$(0.06)

See accompanying notes to unaudited pro forma condensed combined financial information.

Intelligentias, Inc. and Subsidiaries Pro Forma Unaudited Combined Statement of Operations For the Nine Months Ended September 30, 2007

	Historical Results of Intelligentias,	Pro Forma Adjustments
	Inc. and Subsidiaries	Systeam Italy SpA (Note 4)	Datakom GmbH (Note 4)	Adjustments (Note 1)		Pro Forma Combined

REVENUES	$5,523,759	$693,132	$2,491,414			$8,708,305

OPERATING EXPENSES
Direct cost of revenues	1,445,026	492,397	1,333,054			3,270,477
Selling, general and administrative	5,468,948	1,821,855	1,375,800			8,666,603
Amortization and depreciation	4,152,587	6,029	47,329	3,043,756	1	7,249,701
Total costs and expenses	11,066,561	2,320,281	2,756,183			19,186,781

OPERATING (LOSS)	(5,542,802)	(1,627,149)	(264,769)			(10,478,476)

OTHER INCOME(EXPENSE)
Gain (loss) on derivative warrant liability	(4,710,935)	-	-			(4,710,935)
Interest income (expense)	(12,641,031)	(60,503)	(5,433)	(165,000	) 2	(12,871,967)
Total other (expenses)	(17,351,966)	(60,503)	(5,433)			(17,582,902)

INCOME(LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOMETAXES	(22,894,768)	(1,687,652)	(270,202)			(28,061,378)

Provision for income taxes	-	-	-			-

NET INCOME(LOSS) APPLICABLETO COMMON SHARES	(22,894,768)	(1,687,652)	(270,202)			(28,061,378)

NET LOSS PER COMMON SHARE- BASIC & DILUTED:
NET INCOME(LOSS) PER COMMON SHARE	$(0.23)					$(0.26)

WEIGHTED AVERAGECOMMON SHARES OUTSTANDING
BASIC & DILUTED	99,843,573			8,410,257	4	108,253,830

Note 1 - Adjustments to Pro Forma Condensed Combined Financial Information

Adjustment #1

The adjustment records amortization expense for the intangible assets acquired in the purchase of Systeam and Datakom on a straight-line basis over 5 years for the interim and annual periods presented.

Adjustment #2

The adjustment records interest expense on the short-term borrowing consummated on June 13, 2007 to fund the initial Datakom acquisition payment. The borrowing includes 5.5 million detachable warrants with an exercise price of $2.05 valued at $1,688,238 which has been recorded as a debt discount.

Adjustment #3

This adjustment eliminates the income tax expense of Systeam (see Note 3 - Income Tax Expense below).

Adjustment #4

The adjustment represents the additional 14,000,000 shares issued on June 7, 2007 for the purchase of Datakom.

Note 2 - Intangible Assets

The Company is in the process of obtaining independent valuations to allocate the excess purchase price for Systeam and Datakom.  The Company anticipates having the valuation completed in the fourth quarter of 2007.  For purposes of pro forma adjustments, management assumes that a weighted average amortization life of all intangibles including goodwill will be 5 years.

Note 3 - Income Tax Expense

A provision for income taxes has not been recorded due to the uncertainty with respect to Systeam’s tax expense if it had been a consolidated subsidiary of Intelligentias.

 Note 4 - Historical Systeam and Datakom Statement of Operations

Amounts included in these adjustments represent the pre-acquisition historical results of operations for Systeam and Datakom for the period from January 1, 2007 through June 7, 2007.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Systeam Italy SpA
Denver, Colorado

We have audited the accompanying balance sheet of Systeam Italy SpA as of December 31, 2006, and the related statement of operations, stockholders’ deficit and cash flows for the year then ended and from the period of inception (February 9, 2005) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Systeam Italy SpA as of December 31, 2006, and the results of their operations and their cash flows for the year then ended and the statement of operations from the period of inception (February 9, 2005) to December 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ehrhardt Keefe Steiner & Hottman PC

September 4, 2007
Denver, Colorado

SYSTEAM ITALY SpA

BALANCE SHEETS

	March 31, 2007	December 31, 2006
ASSETS	(unaudited)

Cash and cash equivalents	$11,316	$25,948
Accounts receivable (net of allowance of $168,856)	1,487,397	2,120,078
Unbilled fees and costs	188,656	135,814
Other current assets	87,058	66,809
Due from parent company	2,504,720	2,504,720
Total current assets	4,279,147	4,853,369

Fixed assets (net of accumulated depreciation of $40,366
and $37,013 respectively)	80,410	71,296
Deposit on lease and other long term assets	92,501	74,751

TOTAL ASSETS	$4,452,058	$4,999,416

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$1,014,894	$781,528
Accrued expenses	5,848,603	5,433,229
Short-term borrowings	564,532	769,674
Deferred revenue	1.558,586	1.806,654
Notes payable to related party	1,385,416	1,000,000
Total current liabilities	10,372,031	9,791,085

Total liabilities	10,372,031	9,791,085

STOCKHOLDERS' DEFICIT
Common stock (1 Euro par value, 500,000 shares
authorized, issued, and outstanding)	648,350	648,350
Additional paid-in-capital	(1,478,177)	(1,478,177)
Accumulated deficit	(4,624,520)	(3,589,376)
Accumulated other comprehensive income	(465,626)	(372,466)
Total stockholders' deficit	(5,919,973)	(4,791,669)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,452,058	$4,999,416

See accompanying notes to financial statements.

SYSTEAM ITALY SpA

STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three months ended March 31,		For the Year Ended December 31,	Period from 2/9/2005 (Inception) Through
	2007	2006	2006	12/31/2005
	(unaudited)	(unaudited)

Revenues	$332,064	$340,671	$1,543,569	$1,854,154
Services provided to parent company	-	358,923	3,323,489	806,311
Total Revenue	332,064	699,594	4,867,058	2,660,465
Operating expenses
Direct cost of non-related party revenues	220,070	109,616	360,849	810,482
Operating expenses	1,116,709	997,187	5,988,744	3,341,048
Total costs and expenses	1,336,779	1,106,803	6,349,593	4,151,530

Operating loss	(1,004,715)	(407,209)	(1,482,535)	(1,491,065)

Other expense
Interest expense	30,429	2,869	51,200	19,475

Loss before income tax provision	(1,035,144)	(410,079)	(1,533,735)	(1,510,540)

Income tax benefit (provision)	-	68,823	(371,590)	(173,511)

Net loss	(1,035,144)	(341,255)	(1,905,325)	(1,684,051)
Foreign currency translation adjustments	(93,160)	(51,356)	(489,968)	117,502
Comprehensive loss	$(1,128,304)	$(392,611)	$(2,395,293)	$(1,566,549)

See accompanying notes to financial statements.

SYSTEAM ITALY SpA

 STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Three-Month Period Ended March 31, 2007 (unaudited) and the Year Ended December 31, 2006 and the Period from February 9, 2005 (Inception) through December 31, 2005

	Common Stock		Additional Paid - In	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
Description	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit

Balance, February 9, 2005 (Inception)	-	$-	$-	$-	$-	$-

Assets and liabilities contributed by parent	500,000	648,350	(1,478,177)	-	-	(829,827)

Net loss for the period from February 9, 2005
(inception) through December 31, 2005	-	-	-	(1,684,051)	-	(1,684,051)

Foreign currency translation adjustments	-	-	-	-	117,502	117,502

Balance, December 31, 2005	500,000	648,350	(1,478,177)	(1,684,051)	117,502	(2,396,376)

Net loss for the year ended December 31, 2006	-	-	-	(1,905,325)	-	(1,905,325)

Foreign currency translation adjustments	-	-	-	-	(489,968)	(489,968)

Balance, December 31, 2006	500,000	648,350	(1,478,177)	(3,589,376)	(372,466)	(4,791,669)

Net loss for the quarter ended March 31, 2007	-	-	-	(1,035,144)	-	(1,035,144)

Foreign currency translation adjustments	-	-	-	-	(93,160)	(93,160)

Balance, March 31, 2007	500,000	$648,350	$(1,478,177)	$(4,624,520)	$(465,626)	$(5,919,973)

See accompanying notes to financial statements.

SYSTEAM ITALY SpA

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		For the Year Ended December 31,	Period from February 9, 2005 (Inception) Through December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,035,144)	$(341,255)	$(1,905,325)	$(1,684,051)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Amortization and depreciation	3,353	2,334	11,267	23,587
Allowance for doubtful accounts	-	81,457	168,856	-
Changes in assets and liabilities:
Accounts receivable and due from parent	629,109	122,023	1,335,791	(789,374)
Unbilled fees and costs	(52,842)		(135,814)
Other current assets	(19,241)	(1,274)	(6,056)	(29,565)
Accounts payable	221,939	(55,342)	22,452	384,886
Accrued expenses	354,810	389,085	2,369,855	1,534,910
Deferred revenue	(248,068)	27,298	(746,650)	392,011
Deposit on lease and other long-term assets	(16,708)	-	-	(69,269)
Total adjustments	872,352	566,581	3,019,701	1,447,186

Net cash generated (used) in operating activities	(162,792)	224,326	1,114,376	(236,865)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	(11,609)	(4,696)	(27,735)	(34,241)

Net cash used in investing activities	(11,609)	(4,696)	(27,735)	(34,241)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	874,831	531,696	2,262,364	323,471
Proceeds from notes payable to related party	385,000	-	1,000,000	-
Payment of short-term borrowings	(1,083,988)	(833,375)	(1,862,178)	-
Due from Parent	-	-	(2,504,720)	-

Net cash provided by financing activities	175,843	(301,679)	(1,104,534)	323,471

Effect of exchange rate changes on cash and cash equivalents	(16,074)	1,339	(42,065)	(5,364)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(14,632)	(80,710)	(59,958)	47,005

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	25,948	85,906	85,906	38,901

CASH AND CASH EQUIVALENTS -
END OF PERIOD	$11,316	$5,196	$25,948	$85,906

SUPPLEMENTAL SCHEDULE OF CASH PAID FOR:
Interest	$11,747	$11,403	$47,648	$19,475
Income taxes	$-	$-	$-	$-

See accompanying notes to financial statements.

Systeam Italy SpA

Notes to the Financial Statements

1.  BACKGROUND AND BASIS OF PRESENTATION

Systeam Italy SpA (the “Company”) was incorporated in Rome, Italy on February 9, 2005 by SysteamUS, Inc (“SysteamUS”).   On March 31, 2005, certain transactions were effected pursuant to which SysteamUS transferred certain assets and liabilities associated with its data retention security software business (the “Business”) from its wholly-owned subsidiary, Systeam SpA, to the Company. The transaction included the transfer of management, technical and sales employees associated with the Business and certain customer relationships. The intellectual property associated with the data retention software was retained by SysteamUS. Because the transaction was between entities under common control, the Company’s assets and liabilities at inception have been reported for financial reporting purposes at Systeam SpA’s net book value. The net book value of the assets and liabilities transferred to the Company was a net deficit of $829,827.

On December 7, 2006, the Company entered into a Limited Assets Purchase Agreement by and between Intelligentias, Inc., SysteamUS and the Company, whereby Intelligentias, Inc. paid SysteamUS $5,850,000 to acquire all of SysteamUS’ right, title and interest in and to its intangible assets associated with the data retention software.

2.  GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred cumulative net losses and operational cash outflows since inception.  The Company’s ability to service its debt, and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance, as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control. If the Company fails to generate sufficient cash from operations, it will need to raise additional equity or borrow additional funds to achieve its objectives. There can be no assurance that the Company will generate sufficient revenues or that equity or borrowings will be available or, if available, will be at rates or prices acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited consolidated interim financial information as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 have been prepared by the Company using accounting principles consistent with the audited financial information for the years ended December 31, 2006 and 2005.  The Company has made all normal, recurring adjustments it believes are necessary to present fairly, in all material respects, the unaudited interim financial information.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Concentrations of Credit Risk

The Company grants credit in the normal course of business.  The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk.  One customer comprised 73%, 34% and 62% of the Company’s revenues for the three months ended March 31, 2007 and 2006 (unaudited) and the year ended December 31, 2006, respectively. Two customers comprised 48% of the Company’s revenues for the year ended December 31, 2005. Additionally, the same customer comprised 32% and 73% of the Company’s accounts receivables at March 31, 2007 (unaudited), and December 31, 2006, respectively.

Accounts Receivable

Receivables are shown at their expected realizable value.  This is determined by adjusting the nominal value of the receivables for an allowance for bad debt which is calculated by assessing the risk of loss, generally and for each receivable, considering general and industry conditions as well as customer history and creditworthiness. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the shorter of the contractual lives or estimated useful lives of the assets ranging from three to five years. Depreciation and amortization expense was $11,267 and $23,587 for the years ended December 31, 2006 and 2005, respectively, and $3,353 and $2,334 for the three months ended March 31, 2007 and 2006, respectively.

The Company reviews its fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to undiscounted future cash flows in its assessment of whether or not fixed assets have been impaired.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, short-term debt and notes payable to related party approximate their fair values based on their short-term nature.

Revenue Recognition

The Company derives its revenue from sales of software licenses, installation, customer support and consulting services. The Company has historically been contracted to perform installation services on every software license sale and certain software license sales also include Customer Support agreements. Customer Support agreements vary and may provide customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, telephone support, and support personnel during the term of the support period. The Company does not have standard pricing associated with its Customer Support agreements due to the varying nature of the services provided.

We recognize revenue pursuant to the requirements of American Institute of Certified Public Accountants  Statement of Position 97-2, “Software Revenue Recognition”, as amended. The Company has not yet established vendor specific objective evidence (“VSOE”) for the fair value of the software license, installation and customer support elements. As a result, the Company recognizes all revenue for multiple element arrangements ratably over the period of installation and customer support, typically 3 to 24 months.

Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Consulting services primarily comprise integrating and customizing software previously installed to address changes in a customer’s needs or information systems environment.

Software Development Costs

Research and development expenditures are charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed , requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s software development process, technological feasibility is established upon completion of a working model, which also requires certification and extensive testing. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release historically have been immaterial.

Foreign Currency Translation

The Company operates outside the United States and its local currency is its functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders' equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than the Company’s functional currency are included in selling, general and administrative expenses within the statements of operations.

Income Taxes

The Company provides for income taxes based on the provisions of SFAS No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. " SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of FIN No. 48, but does not expect that it will have a significant impact on its financial position or results of operations.

4.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	March 31, 2007	December 31, 2006
	(unaudited)
Withholding taxes payable	$1,563,137	$1,380,840
Tax penalties & interest	1,147,678	1,058,085
Termination indemnity	823,115	855,663
Social security taxes payable	1,031,123	824,543
Income taxes payable	583,606	577,829
Accrued wages & benefits	550,997	576,935
Value added tax (VAT)	91,013	138,468
Other	57,934	20,866
	$5,848,603	$5,433,229

Included in accrued liabilities are tax penalties and interest related to certain employee withholding taxes, social security taxes, income taxes and VAT that are past due as of each balance sheet date.

The termination indemnity of $823,115 and $855,663 at March 31, 2007 and December 31, 2006, respectively, relates to amounts withheld from employees that are payable to employees if they are terminated by the Company.  Such amounts do not accrue interest and are based solely on the amounts withheld by the Company.

5.  STOCKHOLDERS’ DEFICIT

The Company was formed through the issuance of 500,000, one-Euro par value common stock. As noted in Note 1 “Background and Basis of Presentation”, because the transaction was between entities under common control, the Company’s assets and liabilities at inception have been reported for financial reporting purposes at Systeam SpA’s historical basis. The net stockholders’ deficit at inception equals the net liability transferred to the Company of $829,827.

6. SHORT-TERM BORROWINGS, COMMITMENTS AND CONTINGENCIES

Short-term borrowings consist of the following:

	March 31, 2007	December 31, 2006
	(unaudited)
7.45% fixed-rate credit facility, collateralized by certain accounts receivable	$103,732	$249,975
7.50% fixed-rate credit facility, collateralized by certain accounts receivable	119,424	176,815
8.00% fixed-rate debt, collateralized by certain accounts receivable	208,026	210,854
5.64% fixed-rate bank borrowing	133,350	132,030
	$564,532	$769,674

The 7.45%, 7.50% and 8.00% fixed-rate credit facilities are collateralized by a security interest in certain accounts receivables of the Company. Borrowings are based on a percentage of eligible accounts receivable and mature on the due date of the underlying accounts receivable, all within 12 months of the respective balance sheet dates.

Principal and interest related to the 5.64% fixed-rate borrowing are payable monthly from April until the final maturity date in December 2007.

Operating Leases

The Company leases office space under an operating lease expiring in March 2011.  This lease is cancelable at the option of the Company with six months’ notice. Future minimum lease payments under this lease was $151,800 at December 31 st , 2006. Rent expense for the three months ended March 31, 2007 and 2006 (unaudited) was approximately $75,000 and for the year ended December 31, 2006 and the period from February 9, 2005 (inception) to December 31, 2005 was $281,395 and $216,660, respectively.  The Company paid a refundable deposit of approximately $75,000 in connection with this lease.

7.  PROVISION FOR INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Company’s primary temporary differences related to the timing of revenue recognition.  The related deferred tax asset has been fully impaired due to the uncertainty of its realization due to changes in control of the Company and recent losses from operations.

During 2006 and 2005, the Company provided for income tax expense although they had significant loss for financial reporting purposes.  The income tax expense is due to significant permanent differences related to the treatment of transactions with SysteamUS under Italian tax law.  These transactions have been eliminated for financial reporting purposes.

8.  RELATED PARTY TRANSACTIONS

As described in Note 1, “Background and Basis of Presentation”, on December 7, 2006, certain transactions were effected pursuant to an agreement among Intelligentias, Inc., SysteamUS, Inc. and Systeam Italy, SpA.   In December 2006, Intelligentias, Inc. loaned a total of $1,000,000 to the Company bearing interest at 7% per annum and maturing in December 2007. In January, March and May 2007, Intelligentias, Inc. loaned $100,000, $285,000 and $300,000, respectively, to the Company. The loans bear interest at 7% per annum and mature in one year. Interest expense for the year ended December 31, 2006 and the three months ended March 31, 2007 was $3,733 and $19,047, respectively.

During 2005 and 2006, the Company provided certain services to its parent company, SystemUS totaling $806,311 and $3,323,489.

9.  SUBSEQUENT EVENTS

On June 7, 2007, all of the outstanding common stock of the Company was acquired by Intelligentias, Inc. from SysteamUS.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Datakom GmbH
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Datakom GmbH as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datakom GmbH as of December 31, 2006, and the results of their operations and their cash flows for the year then ended and the statements of operations for the year ended December 31, 2006 and 2005 in conformity with generally accepted accounting principles in the United States of America.

Ehrhardt Keefe Steiner & Hottman PC

August 15, 2007
Denver, Colorado

DATAKOM GmbH

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and cash equivalents	$1,266,567	$583,150
Accounts receivable - trade	832,191	701,080
Other receivables	342,859	157,427
Income tax receivable	248,752	246,292
Unbilled fees and costs	307,023	420,208
Inventories	44,740	43,500
Other assets	232,223	196,882
Total current assets	3,274,355	2,348,539

Fixed assets (net of accumulated depreciation of $1,803,544 and $1,760,904, respectively)	182,047	200,057
Other long term assets	16,054	18,427
Deposits	765,429	757,853
Restricted long-term investments	2,317,796	2,520,407

TOTAL ASSETS	$6,555,681	$5,845,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable	$1,005,433	$891,600
Accrued expenses	1,164,330	833,144
Short-term borrowings	516,081	643,170
Income taxes payable	121,974	120,766
Deferred revenue	908,182	430,020
Total current liabilities	3,716,000	2,918,700

Accrued pension liability	2,117,528	2,048,640
TOTAL LIABILITIES	5,833,528	4,967,340

STOCKHOLDERS’ EQUITY
Common stock	278,572	278,572
Accumulated equity	336,351	506,095
Accumulated other comprehensive income	107,230	93,276
Total stockholders’ equity	722,153	877,943

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,555,681	$5,845,283

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three months ended March 31,		For the year ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Revenues	$1,545,584	$3,094,403	$7,147,023	$10,366,496

Costs and expenses
Direct cost of revenues	880,348	2,074,606	3,852,523	6,332,571
Selling, general and administrative	811,958	944,763	3,151,279	4,520,472
Depreciation and amortization	27,115	42,171	135,783	175,439
Total costs and expenses	1,719,421	3,061,540	7,139,585	11,028,482

Operating income (loss)	(173,837)	32,863	7,438	(661,986)

Other income (expense)
Investment income (loss)	5,309	66	(73,707)	(139,464)
Interest expense	(1,216)	(2,428)	(24,120)	(15,001)

Income (loss) before income tax provision (benefit)	(169,744)	30,501	(90,389)	(816,451)

Income tax provision (benefit)	—	—	—	199,112

Net income (loss)	(169,744)	30,501	(90,389)	(617,339)
Foreign currency translation adjustment	693	(82,453)	94,209	31,737
Unrealized gain on investments	13,261	(20,142)	77,933	288,459
Total comprehensive income (loss)	$(155,790)	$(72,094)	$81,753	$(297,143)

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2007 (unaudited) and the Year Ended December 31, 2006 and 2005

	Common Stock		Accumulated	Accumulated Other Comprehensive
Description	Shares	Amount	Equity	Income (Loss)	Total

Balance, December 31, 2004	108,102	$278,572	$1,213,823	$(399,062)	$1,093,333

Net loss	—	—	(617,339)	—	(617,339)

Unrealized gain on investments	—	—	—	288,459	288,459

Foreign currency translation adjustment	—	—	—	31,737	31,737

Balance, December 31, 2005	108,102	278,572	596,484	(78,866)	796,190

Net loss	—	—	(90,389)	—	(90,389)

Unrealized gain on investments	—	—	—	77,933	77,933

Foreign currency translation adjustment	—	—	—	94,209	94,209

Balance, December 31, 2006	108,102	278,572	506,095	93,276	877,943

Net loss	—	—	(169,744)	—	(169,744)

Unrealized gain on investments	—	—	—	13,261	13,261

Foreign currency translation adjustment	—	—	—	693	693

Balance, March 31, 2007	108,102	$278,572	$336,351	$107,230	$722,153

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(169,744)	$30,501	$(90,389)	$(617,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation	27,115	42,171	135,783	175,439
Pension plan expense	48,912	40,796	163,185	129,767
Unrealized gain (loss) on investments	13,261	(20,142)	77,933	288,459
Changes in assets and liabilities:
Accounts receivable	(121,956)	600,443	880,458	227,298
Other current assets	(98,905)	(140,534)	(433,015)	(107,721)
Accounts payable	103,104	(68,054)	(547,674)	201,724
Accrued expenses	317,274	(57,562)	(559,257)	25,235
Deferred revenue and other	465,669		365,281	(349,710)

Total adjustments	754,474	397,118	82,694	590,491

Net cash provided by (used in) operating activities	584,730	427,619	(7,695)	(26,848)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(4,938)	(7,105)	(115,632)	(198,982)
Proceeds from sale (purchase) of securities including contributions to pension plan investments, net	236,387	41,942	14,057	(70,299)
Net cash (used in) investing activities	231,449	34,837	(101,575)	(269,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments of) short-term borrowings, net	(131,210)	(366,045)	231,052	302,708
Payments for deposits	(13,860)	(23,229)	(92,916)	(99,528)

Net cash provided by (used in) financing activities	(145,070)	(389,274)	138,136	203,180

Effect of exchange rate changes on cash and cash equivalents	12,308	11,584	60,356	(51,587)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	683,417	84,766	89,222	(144,536)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	583,150	493,928	493,928	638,464

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,266,567	$578,694	$583,150	$493,928

Cash paid for interest for the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2006 and 2007 (unaudited) was $24,120, $15,001, $1,216 and $2,428, respectively.

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BACKGROUND AND BASIS OF PRESENTATION

Datakom GmbH (the “Company”) was incorporated as a Limited Liability Company in Munich, Germany in 1986.  The Company’s main focus is the creation of software programs which allow for lawful interception of telecommunications for law enforcement agencies and intelligence services.  The Company also has a consulting division which engages in technological education, namely education on voiceover IP and electronic serial number set-up for various communication devices.  Additionally, this division performs mainframe installation services and pre-deployment services, which simulates network loads in order to identify any potential issues prior to deployment of various software programs.

Any German Limited Liability Corporation changes to the Company’s capital structure must be approved by its members prior to any transaction.  As a German Limited Liability Corporation the Company pays income taxes on a stand alone basis.

On June 7, 2007, the Company entered into a Limited Assets Purchase Agreement by and between Intelligentias, Inc. and the Company, whereby Intelligentias, Inc. agreed to acquire all of the Company’s stock for cash and stock (see Note 9).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements (“financial statements”) include the accounts of the Company and its wholly owned subsidiary, GTEN AG.  All significant intercompany transactions have been eliminated.

The Company owned 48.05% of GTEN AG until September of 2006.  As described in Note 6, in September of 2006, the Company acquired the remaining 51.95% of the outstanding stock for 1 Euro plus future consideration.  GTEN AG has been consolidated for the entire period of these financial statements as GTEN AG was controlled by both the Company and the officers and shareholders of the Company.  Prior to 2005, GTEN AG incurred significant losses that were in excess of the capital contributed by the minority shareholders and thus 100% of all operating results of GTEN AG for 2005 and up to September of 2006 have been reflected in the accompanying consolidated financial statements.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited consolidated interim financial information as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 have been prepared by the Company using accounting principles consistent with the audited financial information for the years ended December 31, 2006 and 2005.  The Company has made all normal, recurring adjustments it believes are necessary to present fairly, in all material respects, the unaudited interim financial information.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.  Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Concentrations of Credit Risk

The Company grants credit in the normal course of business.  The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk.  Three customers comprised 83% of the Company’s revenues for the three months ended March 31, 2007 (unaudited).  One customer comprised 48% and 30% of the Company’s revenues for the three months ended March 31, 2006 (unaudited) and the year ended December 31, 2006, respectively. Additionally, the same customer comprised 28% of the Company’s accounts receivable at December 31, 2006.  Three customers comprised 67% of the Company’s revenues for the year ended December 31, 2005.

Receivables

Receivables are shown at their expected realizable value.  This is determined by adjusting the nominal value of the receivables for an allowance for bad debt which is calculated by assessing the risk of loss, generally and for each receivable, considering general and industry conditions as well as customer history and creditworthiness. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Inventories

Inventories consist primarily of computers and supplies.  Inventories are valued at the lower of cost or market by the first-in first-out method.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the shorter of the contractual lives or estimated useful lives of the assets ranging from five to twelve years. Depreciation and amortization expense was $135,783 and $175,439 for the years ended December 31, 2006 and 2005, respectively.

The Company reviews its fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.

Investments

The Company currently classifies all marketable investment securities as available-for-sale.  The Company adjusts the carrying value of available-for-sale securities to fair value and reports the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholders’ equity.”  Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment.  Declines in the fair value of investments below cost basis for a continuous period are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.

As of December 31, 2006 and 2005, the Company had unrealized gains of $82,162 and $4,229, respectively, as a part of “Accumulated other comprehensive income (loss)” within “Total stockholders’ equity.”

Restricted Investments

At December 31, 2006, the Company has pledged $2,014,733 and $505,674 of its investments for collateral on its pension obligation and as collateral on its line of credit, respectively.

Product Warranty

The Company warrants its products against defects in workmanship.  The Company has reserved $67,636 at December 31, 2006 to cover its estimated cost of providing future warranty services.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, short-term debt and notes payable to related party approximate their fair values based on their short-term nature.

Revenue Recognition

 The Company derives its revenue from sales of software and services. Other Services include consulting, assessment and design services, installation services and training.  Substantially all of the Company’s products have been sold in combination with Customer Support or Maintenance. Customer Support or Maintenance provides customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, repair or replacement of hardware (not covered by the standard warranty coverage) in the event of breakage or failure, telephone support, pro-active monitoring of customer installed products, internet access to technical information and support personnel during the term of the support period. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of goods sold. Payment terms to customers generally range from net 30 to 45 days.

Product revenue is recognized once a legally binding arrangement with a customer has been evidenced, shipment has occurred, fees are fixed or determinable and free of contingencies and significant uncertainties, and collection is probable. Customer Support or Maintenance is recognized ratably over the contract period. The Company’s fees are considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. We recognize revenue upon the completion of installation and training and acceptance by our client.

The Company’s standard agreements with customers do not include rights of return. The Company assesses the ability to collect from its customers based on a number of factors, including credit worthiness of the customer and past transaction history of the customer. If the customer is deemed not credit worthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met.

The Company’s software is integrated with its hardware and is essential to the functionality of the integrated system product. The Company provides unspecified software updates and enhancements related to its products through service contracts. Accordingly, the Company recognizes revenue in accordance with the guidance provided under Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), and Statement of Position No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions (“SOP 98-9”), for all transactions involving the sale of software. The Company applies the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and related interpretations to all transactions to determine the recognition of revenue.

The Company uses the residual method (as prescribed in SOP 98-9) to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence (VSOE) of the fair value of all undelivered elements exists. In virtually all of the Company’s contracts, Customer Support or Maintenance is the element that remains undelivered at the time of delivery of the Product to the customer. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue.

The Company considers the four basic revenue recognition criteria for each of the elements as follows:

•
Persuasive evidence of an arrangement with the customer exists. It is the Company’s customary practice to have a written purchase order and, in some cases, a written contract signed by both the customer and the Company, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•
Shipment or performance has occurred. The Company’s products are usually physically shipped from the contract manufacturing vendor and delivery to the Company’s customers is FOB origin. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, the Company does not consider delivery to have occurred. Services revenue is recognized when the services are completed, except for Customer Support or Maintenance, which is recognized ratably over the term of the Customer Support or Maintenance agreement.

•
Vendor’s fee is fixed or determinable. The fee our customers pay for our products, Customer Support or Maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•
Collection is probable. The Company assesses the probability of collection on a customer-by-customer basis. Credit reviews are preformed on an as needed basis to evaluate the customer’s financial position and ability to pay. If the Company determines from the outset of an arrangement that collection is not probable based upon the review process, we recognize the revenue on a cash-collected basis.

Deferred Multiple-Element Costs

When the Company’s products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria in SOP 97-2, the Company also defers the related inventory costs for the delivered items, as unbilled fees and costs, until such time that all other revenue recognition criteria have been met.

Foreign Currency Translation

The Company operates outside the United States and its local currency is its functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders' equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than the Company’s functional currency are included in selling, general and administrative expenses within the statements of operations.

Income Taxes

The Company provides for income taxes based on the provisions of SFAS No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Advertising and Promotion

Advertising costs are expensed as incurred.  Total advertising and promotion expense was approximately $91,366 and $98,612 for 2006 and 2005, respectively.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. " SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

3.  DEPOSIT

The Company is required to maintain insurance related to its pension obligation.  The company pays insurance premiums to obtain coverage on its pension liability.  Premiums are refundable to the company based upon payments in excess of the cost to the related insurance.  At December 31, 2006 $757,853 in excess refundable premiums were refundable to the company and could be received in cash or used to pay future premiums.

4.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

December 31, 2006
Accrued refund	$240,233
Due to stockholders	163,315
Other	156,156
Accrued warranty	67,636
Accrued vacation	58,477
Accrued professional fees	46,211
VAT payable	40,701
Payroll taxes payable	33,716
Commissions payable	26,699
$833,144

5. SHORT-TERM BORROWINGS, COMMITMENTS AND CONTINGENCIES

Short-term borrowings consist of the following:

December 31, 2006
$713,000 line of credit with a bank. Interest at 8.75% and varies quarterly, collateralized by long-term investments, payable on demand. Approximately $39,600 and $35,650 of the $713,000 are reserved for credit card and rent and utility guarantees, respectively. The line of credit is automatically renewed each year and is due on demand.	$505,674

$264,000 line of credit with a bank. Interest at 10.25% and varies quarterly, unsecured and payable on demand. Approximately $15,800 of the $264,000 is reserved as a rent guarantee. The line of credit is automatically renewed each year and is due on demand.	137,496

$37,000 line of credit with a bank. Interest at 10.00% and varies quarterly, unsecured and payable on demand. The line of credit is automatically renewed each year and is due on demand.	—

$643,170

Operating Leases

The Company leases office space under a non-cancelable operating lease expiring in 2009.  The lease contains an automatic extension of two years unless cancelled by the Company.  Rent expense for the years ended December 31, 2006 and 2005 was $190,713 and $188,966, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2006:

Operating Leases
2007	$190,713
2008	190,713
2009	190,713

$572,139

6.  STOCKHOLDERS’ EQUITY

In September of 2006, the Company purchased the remaining 51.95% of the outstanding stock of GTEN AG for 1 Euro plus future contingent consideration.  The contingent consideration is 10% of any consideration received for the sale of Datakom / GTEN AG.  As described in Note 9 to the financial statements, the Company has entered into a sales agreement whereby the Company has sold its stock for $10,500,000 cash plus 14,000,000 million shares of Intellegentias stock before additional earnouts.  Thus as of August 1, 2007, the Company is obligated to pay 10% or $1,050,000 cash plus 1,400,000 million shares of Intellegentias stock to these parties.  This obligation has not been accrued as of March 31, 2007 or December 31, 2006 as the Company was sold on June 7, 2007.

7.  PROVISION FOR INCOME TAXES

In prior years, the Company incurred losses from operations.  The Company has current net operating loss carryforwards that may be limited due to changes in control.  The deferred tax asset related to these operating losses has been fully impaired due to uncertainty of it related to changes in control of the Company and recent losses from operations.  Income taxes of $115,400 and $24,400 for the periods ended March 31, 2007 and December 31, 2006 have been offset due to the utilization of net operating loss carryforwards.

8.  PENSION PLAN

The Company has a defined benefit pension plan covering two shareholders of the Company.  The benefits are based on years of service and the owner’s compensation during their years of employment.  The Company holds the assets for the pension plan in the Company’s name as appropriate under German law.   The plan assets which are discussed in Note 2, restricted investments, include investments in equity securities.  As a result of the sale of the Company discussed in Note 9, the Company anticipates dissolving the pension plan and paying out or transferring the related assets and liabilities to the two shareholders of the Company.  During 2006, the projected benefit obligation increased due to approximately $90,000 of service cost and $80,000 of interest cost.   Key assumptions in the calculation of the projected benefit obligation include a 1.50% annual salary increase and a 4.50% discount rate.

9.  SUBSEQUENT EVENTS

On June 7, 2007, Intelligentias, Inc. entered into a stock sale agreement to acquire all of the issued and outstanding stock of the Company for an aggregate purchase price of $27,650,000, subject to adjustment.  The aggregate purchase price was comprised of: (i) cash consideration of $10.5 million, $2.0 million of which was paid immediately and the remaining $8,500,000 which is payable within 8 weeks after the distribution of a Private Placement Memorandum associated with the sale of Intelligentias’ common stock; (ii) direct transaction costs of $70,000 and (iii) issuance of 14,000,000 shares of Intelligentias common stock with a fair value of $17,078,600, based on the closing price of Intelligentias’ common stock on the closing date.  The stock sale agreement also included contingent consideration which is based on certain financial performance criteria for the Company during calendar year 2007.

INTELLIGENTIAS, INC.

common stock

PROSPECTUS

                , 200_

Until _____ __, 200_, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the U.S. Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$1,035
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	50,000
Printing and Engraving Expenses	2,000
Blue Sky Fees	2,000
Accounting Fees and Expenses	10,000
Miscellaneous	4,965
Total	$70,000

Item 26. Recent Sales of Unregistered Securities.

On December 7, 2006, we conducted a private offering of debt securities, in which we raised $8,000,000 in debt financing from Vision Opportunity Master Fund Ltd. (“Vision”). On March 16, 2007, we issued to Vision 1,750,000 shares of common stock in consideration of Vision agreeing to convert the debt into shares of common stock. The note was fully converted by Vision on March 19, 2007 into 18,181,818 shares of common stock.

During January through August 2007, we raised $1,770,000 from a small group of accredited investors pursuant to 10% unsecured bridge promissory notes. The principal and accrued interest under the notes are due and payable upon the earlier of one year after issuance or from the net proceeds of our next private placement, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level. In connection with the issuance of the bridge promissory notes, we also issued warrants to purchase 2,212,500 shares of our common stock, with an exercise price of $0.80 per share, for a period of five years. The proceeds of the bridge financing were used primarily for working capital and general corporate purposes. The bridge promissory notes were repaid in October 2007, following the Kingdon Capital private placement described below.

On June 13, 2007, we entered into a Note and Warrant Purchase Agreement with Vision. Pursuant to that purchase agreement, Vision purchased a $3,000,000 Senior Secured Promissory Note due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from our next private placement. The promissory note bears interest at 12% per annum, and may be prepaid at any time. As part of the financing transaction, we also issued a warrant to Vision to purchase 5,500,000 shares of our common stock, with an exercise price of $2.05 per share, for a period of seven years. The net proceeds from the financing, following the payment of offering-related expenses, were used by us to complete the Datakom acquisition with the excess used to fund working capital requirements.

On September 18, 2007, we amended the June 13, 2007 financing with Vision. Pursuant to that amendment, Vision purchased an additional $300,000 senior secured promissory note on the same terms and conditions as the June 13 note. As additional consideration, we issued a warrant to Vision to purchase 238,095 shares of common stock, with an exercise price of $1.26 per share, for a period of seven years. At the maturity of the note, we will pay Vision an additional fee of $30,000 in connection with this amendment.

On September 25, 2007, we raised $400,000 from a small group of accredited investors pursuant to 10% bridge promissory notes. The principal and accrued interest under the notes are due and payable upon the earlier of six months after issuance or from the net proceeds of the next private placement after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level. The notes may be prepaid at any time. We agreed to pay an additional fee of 10% upon repayment of the note or at maturity. The notes are secured by 1,000,000 shares of common stock placed in escrow by the Lusk Family Trust, a significant stockholder of our company. As part of the financing, we issued warrants to purchase 500,000 shares of common stock with an exercise price of $.80 per share for a period of five years.

On October 19, 2007, we completed a private placement of equity securities to three affiliated funds managed by Kingdon Capital Management, LLC, pursuant to the terms of a Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, we sold an aggregate of 12,500,000 shares of our series A convertible preferred stock and received gross proceeds of $10,000,000. The series A convertible preferred stock is initially convertible into an equal number of shares of our common stock and has the rights, preferences and privileges set forth in the form of Certificate of Designation, Preferences and Rights filed as an exhibit to our current report on Form 8-K dated October 19, 2007. As part of the transaction, we issued to the investors warrants to purchase an aggregate of up to 6,250,000 shares of common stock at an exercise price of $1.25 per share, and warrants to purchase an aggregate of up to 5,000,000 shares of common stock at an exercise price of $1.80 per share. The warrants are exercisable for five years, contain customary change of control buy-out provisions, cashless exercise provisions and are not redeemable. The preferred stock and warrants also contain full ratchet anti-dilution provisions for the first 18 months after issuance and weighted average protection for issuances of capital stock below the respective conversion or exercise prices, except in specified cases. We did not use a placement agent or any broker-dealer in connection with the private placement.

With respect to all aforementioned private placements, the common stock, preferred stock and common stock issuable upon conversion of preferred stock and exercise of warrants have not been registered under the Securities Act, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering. The issuance of the securities was undertaken without general solicitation or advertising. Each purchaser of securities represented in the respective purchase or subscription agreement, among other things, that (a) it was an “accredited investor,” as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the securities and (c) it was acquiring the securities for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities law of any state. In addition, the certificate representing these securities are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. The consideration and other terms in the purchase or subscription agreements were determined as a result of arm’s-length negotiations between us and the various purchasers.

Item 27. Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number and Description

2.1	Limited Assets Purchase Agreement, dated as of December 9, 2006, by Systeam, Inc., Systeam Italy SpA, and Merchandise Creations, Inc. (1)

3.1	Articles of Incorporation of Merchandise Creations, Inc. filed on October 1, 2004. (2)

3.2	Certificate of Amendment of Articles of Incorporation of Merchandise Creations, Inc. (changing name to Intelligentias, Inc.), filed on December 15, 2006. (3)

3.3	Certificate of Designations, Preferences and Rights of the Series A Preferred Stock of Intelligentias, Inc. (8)

3.4	By-laws adopted on October 5, 2004. (2)

4.1	Form of “Market” Warrant to Purchase Common Stock of Intelligentias, Inc., issued October 19, 2007. (8)

4.2	Form of “Premium” Warrant to Purchase Common Stock of Intelligentias, Inc., issued October 19, 2007. (8)

5.1	Opinion of Greenberg Traurig, LLP.

10.1	Note and Warrant Purchase Agreement, dated as of December 7, 2006, by and among Merchandise Creations, Inc. and Vision Opportunity Master Fund, Ltd. (5)

10.2	Letter Agreement, dated as of December 18, 2006, by and among Merchandise Creations, Inc. and Vision Opportunity Master Fund, Ltd. (5)

10.3	Form of Convertible Note, dated as of December 7, 2006, by Merchandise Creations, Inc. to Vision Opportunity Master Fund, Ltd. (5)

10.4	Registration Rights Agreement, dated December 7, 2006, by and among Merchandise Creations, Inc. and Vision Opportunity Master Fund, Ltd. (5)

10.5	Escrow Agreement, dated December 7, 2006, by and among Merchandise Creations, Inc. and Vision Opportunity Master Fund, Ltd. (4)

10.6	Form of Series A Warrant, dated December 7, 2006, by Merchandise Creations, Inc. to Vision Opportunity Master Fund, Ltd. (5)

10.7	Note Conversion Letter Agreement, dated March 17, 2007, by and among Intelligentias, Inc. and Vision Opportunity Master Fund, Ltd. (6)

10.8	Note and Warrant Purchase Agreement, dated as of June 13, 2007, by and among Intelligentias, Inc. and the purchasers listed on Exhibit A thereto. (7)

10.9	Senior Secured Promissory Note due June 13, 2008, dated June 13, 2007, by Intelligentias, Inc. to Vision Opportunity Master Fund, Ltd. (7)

10.10	Warrant to Purchase Shares of Common Stock of Intelligentias, Inc. to Vision Opportunity Master Fund, Ltd. (7)

10.11	Security Agreement, dated as of June 13, 2007, made by Intelligentias, Inc. in favor of the secured parties listed on Exhibit A thereto. (7)

10.12	Securities Purchase Agreement, dated as of October 19, 2007, by and among Intelligentias, Inc. and the purchasers listed on Exhibit A thereto. (8)

14.1	Code of Business Conduct and Ethics.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2	Consent of Bagell, Josephs, Levine & Company, L.L.C.

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

(1)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed on December 14, 2006.

(2)	Incorporated by reference to the exhibits included with our Registration Statement on Form SB-2, as amended, initially filed with the SEC on March 29, 2005.

(3)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed with the SEC on December 21, 2006.

(4)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed on December 12, 2006.

(5)	Incorporated by reference to the exhibits included with out Current Report on Form 8-K, previously filed on December 19, 2006.

(6)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed on March 21, 2007.

(7)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed on June 14, 2007.

(8)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, previously filed on October 22, 2007.

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes to:

(1) File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities included with outpurchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Redwood City, State of California, on December 6, 2007.

INTELLIGENTIAS, INC.

By:	/s/ Ian W. Rice
Ian W. Rice
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ Thomas A. Spanier
Thomas A. Spanier
Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Intelligentias, Inc., hereby severally constitute and appoint Ian W. Rice, Luigi Caramico and Thomas A. Spanier, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ Ian W. Rice Ian W. Rice	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	December 6, 2007
/s/ Luigi Caramico Luigi Caramico	President and Director	December 6, 2007
/s/ Thomas A. Spanier Thomas A. Spanier	Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)	December 6, 2007
/s/ Mario Mené Mario Mené	Chief Technical Officer and Director	December 6, 2007
Royston Hoggarth	Director	December 6, 2007